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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 16, 2004

Registration No. 333-118257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Charles River Laboratories International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	06-1397316 (I.R.S. Employer Identification No.)
251 Ballardvale Street Wilmington, Massachusetts 01887 (978) 658-6000 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Dennis R. Shaughnessy
Senior Vice President, Corporate Development,
General Counsel and Secretary
251 Ballardvale Street
Wilmington, Massachusetts 01887
(978) 658-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Paul R. Kingsley Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Dr. Walter S. Nimmo Inveresk Research Group, Inc. 11000 Weston Parkway Cary, North Carolina 27513 (919) 460-9005	John A. Healy Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of a wholly owned subsidiary of the Registrant with and into Inveresk Research Group, Inc. as described in the Agreement and Plan of Merger dated as of June 30, 2004, as amended.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $0.01 par value,	18,864,000	N/A	$819,601,500	$103,844

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share ("Charles River common stock"), of Charles River Laboratories International, Inc., a Delaware corporation ("Charles River"), estimated to be issuable upon completion of the merger of Indigo Merger I Corp., a Delaware corporation and a wholly owned subsidiary of Charles River, with and into Inveresk Research Group, Inc., a Delaware corporation ("Inveresk"), based on the estimated maximum number of shares of common stock, par value $0.01 per share ("Inveresk common stock"), of Inveresk, expected to be outstanding immediately prior to the effective time of the merger and the exchange of each such share of Inveresk common stock for 0.48 of a share of Charles River common stock and $15.15 in cash, without interest.

(2)
Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Inveresk common stock as reported on the Nasdaq National Market on September 10, 2004 ($36.01), and computed based on the estimated maximum number of such shares that may be exchanged for the Charles River common stock being registered (39,300,000 shares), less $595,395,000, the total maximum cash consideration expected to be paid for the Inveresk common stock in the proposed transaction. $94,941 of the registration fee was paid in connection with the original filing of this registration statement on August 13, 2004.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Charles River and Inveresk have approved a merger agreement pursuant to which Charles River will acquire Inveresk. As we describe in greater detail in this document, we believe the transaction will result in significant benefits to each company's shareholders. The transaction has been designed to create one of the world's leading providers of research tools and integrated support services to the pharmaceutical and biotechnology industries in the areas of drug discovery, development and testing.

        Our combined company will be named Charles River Laboratories International, Inc., and its corporate headquarters will be located in Wilmington, Massachusetts. The Inveresk brands will be retained following the completion of the transaction.

        If the transaction is completed, Inveresk shareholders will have the right to receive a combination of 0.48 of a share of Charles River common stock and $15.15 in cash, without interest, for each share of Inveresk common stock they hold. Charles River shareholders will continue to own their existing Charles River shares. Based on the closing sale price of Charles River common stock on September 15, 2004, the implied value of the merger consideration to be received by Inveresk shareholders in the transaction is $36.83 per share. This value will fluctuate prior to the completion of the transaction as a result of changes in the market value of Charles River common stock.

        Approximately 18,356,616 shares of Charles River common stock will be issued to Inveresk shareholders in the transaction, based on the number of shares of Inveresk common stock outstanding on September 13, 2004. These shares will represent approximately 28 percent of the outstanding common stock of the combined company immediately after the transaction. Charles River shares held by Charles River shareholders before the transaction will represent approximately 72 percent of the outstanding common stock of the combined company immediately after the transaction.

        Your vote is important. We cannot complete the transaction unless, among other things, the holders of Inveresk common stock vote to adopt the merger agreement and the holders of Charles River common stock vote to approve the issuance of shares of Charles River common stock in connection with the transaction. Each of us will hold a special meeting of our shareholders to vote on these proposals. Whether or not you plan to attend your company's special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or submitting your proxy by telephone or through the Internet, using the procedures in the proxy voting instructions included with your proxy card.

For Charles River shareholders: October 20, 2004 9:00 a.m., Eastern Time Charles River Laboratories International, Inc.	For Inveresk shareholders: October 20, 2004 9:00 a.m., Eastern Time Inveresk Research Group, Inc.
Charles River's corporate headquarters 251 Ballardvale Street Wilmington, Massachusetts 01887	31 West 52nd Street New York, New York 10019

Charles River's board of directors recommends that Charles River shareholders vote FOR the issuance of Charles River common stock in connection with the transaction and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.
Inveresk's board of directors recommends that Inveresk shareholders vote FOR the adoption of the merger agreement and the approval of the transaction and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and approval.

        This document describes the shareholder meetings, the transaction, documents related to the transaction and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 21. You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.

        Charles River common stock is listed on the New York Stock Exchange under the symbol "CRL". Inveresk common stock is listed on the Nasdaq National Market under the symbol "IRGI".

James C. Foster Chairman, Chief Executive Officer and President Charles River Laboratories International, Inc.	Dr. Walter S. Nimmo Chairman, Chief Executive Officer and President Inveresk Research Group, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Charles River common stock to be issued in connection with the transaction or determined if this joint proxy statement/ prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        The date of this joint proxy statement/prospectus is September 16, 2004, and it is first being mailed or otherwise delivered to Charles River shareholders and Inveresk shareholders on or about September 17, 2004.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Charles River and Inveresk from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Charles River Laboratories International, Inc. 251 Ballardvale Street Wilmington, Massachusetts 01887 Attention: General Counsel Telephone: (978) 658-6000	Inveresk Research Group, Inc. 11000 Weston Parkway Cary, North Carolina 27513 Attention: Secretary Telephone: (919) 460-9005

        You will not be charged for any of these documents that you request. If you wish to request documents, the applicable company must receive your request by October 13, 2004 (which is five business days before the scheduled date of the special meetings) in order for you to receive them before the special meetings.

        See "Where You Can Find More Information", beginning on page 115.

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

        A special meeting of the shareholders of Charles River Laboratories International, Inc. will be held on October 20, 2004 at 9:00 a.m., Eastern Time, at Charles River's corporate headquarters, 251 Ballardvale Street, Wilmington, Massachusetts 01887.

        The purpose of the special meeting is to consider and to vote upon the following proposals:

          1.     a proposal to issue shares of Charles River common stock in connection with the transaction contemplated by the Agreement and Plan of Merger (referred to in this document as the merger agreement), dated as of June 30, 2004, as amended, among Charles River Laboratories International, Inc., Inveresk Research Group, Inc., Indigo Merger I Corp., a direct wholly owned subsidiary of Charles River and Indigo Merger II LLC (the successor to Indigo Merger II Corp.), a direct wholly owned subsidiary of Charles River; and

          2.     a proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the issuance of Charles River common stock in connection with the transaction.

        Neither proposal to be voted upon at the special meeting is conditioned on the approval of the other proposal.

        The Charles River board of directors recommends that Charles River shareholders vote FOR the issuance of Charles River common stock in connection with the transaction and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

        In order to approve the issuance of Charles River common stock in connection with the transaction, the total number of votes cast either in person or by proxy at the Charles River special meeting must represent more than 50 percent of the outstanding Charles River common stock and a majority of those shares must vote in favor of the issuance. Therefore, your vote is very important.

        All Charles River shareholders are cordially invited to attend this special meeting, although only those shareholders of record at the close of business on September 13, 2004 will be entitled to receive notice of and to vote at the Charles River special meeting or any adjournment or postponement thereof. Your attention is directed to the document accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

        PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

James C. Foster Chairman, Chief Executive Officer and President
September 16, 2004

INVERESK RESEARCH GROUP, INC.
11000 Weston Parkway
Cary, North Carolina 27513

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On October 20, 2004

        To the Shareholders of Inveresk Research Group, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Inveresk Research Group, Inc., a Delaware corporation, will be held at 31 West 52nd Street, New York, New York 10019 on October 20, 2004, at 9:00 a.m., Eastern Time, to consider and vote upon the following:

          1.     a proposal to adopt the Agreement and Plan of Merger (referred to in this document as the merger agreement), dated as of June 30, 2004, as amended, by and among Charles River Laboratories International, Inc., Inveresk Research Group, Inc., Indigo Merger I Corp. and Indigo Merger II LLC (the successor to Indigo Merger II Corp.) and approve the transaction contemplated by the merger agreement;

          2.     a proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement and approval of the transaction; and

          3.     any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

        None of the proposals to be voted upon at the special meeting is conditioned on the approval of any other proposal.

        The board of directors of Inveresk recommends that you vote FOR the adoption of the merger agreement and approval of the transaction and FOR an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and approval.

        We have fixed the close of business on September 13, 2004 as the record date for the special meeting. Only holders of record of our common stock on that date will be entitled to notice of and to vote at the special meeting or any postponement or adjournment of the special meeting. A list of shareholders entitled to receive notice of and vote at the special meeting will be available at our offices located at 11000 Weston Parkway, Cary, North Carolina 27513, during ordinary business hours for the 10-day period preceding the date of the special meeting. This list also will be available at the special meeting.

        The accompanying document describes the proposed transaction in more detail. We encourage you to read the entire document carefully, including the merger agreement which is included as Appendix A to the document.

        Whether or not you expect to attend the special meeting, to ensure that your shares are represented at the special meeting, please complete, date, sign and return the enclosed proxy card in the envelope that has been provided or vote your shares by using a touch-tone telephone or through the Internet, as explained in the proxy voting instructions attached to the proxy card. No postage is required for mailing in the United States. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Thank you for acting promptly.

Dr. Walter S. Nimmo Chairman, Chief Executive Officer and President
September 16, 2004 Cary, North Carolina

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
AND THE APPROVAL OF THE TRANSACTION

Q.
Why are the companies proposing the transaction?

A.
We believe that by combining Charles River and Inveresk and capitalizing on the complementary strengths of the two companies, we will create one of the world's leading providers of research tools and integrated support services to the pharmaceutical and biotechnology industries in the areas of drug discovery, development and testing.

  We also believe the combination of our two companies will create greater value for each company's shareholders than would be expected if the transaction did not occur.

Q:
When are the shareholder meetings?

A:
Each company's meeting will take place on October 20, 2004, at the time and location specified on the cover page of this document. Upon receipt of the required shareholder vote, each of Charles River and Inveresk may adjourn their respective special meetings, if necessary, to solicit additional proxies. References to either company's special meeting in this document are to that company's special meeting as adjourned or postponed.

Q:
What do I need to do now?

A:
After you have carefully read this entire document, please vote your shares of Charles River common stock or Inveresk common stock. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the proxy voting instructions attached to your proxy card. This will enable your shares to be represented and voted at the Charles River special meeting or the Inveresk special meeting, as applicable. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals described in this document submitted at your special meeting.

  The Charles River board of directors recommends that Charles River shareholders vote FOR the issuance of Charles River common stock in connection with the transaction and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

  The Inveresk board of directors recommends that Inveresk shareholders vote FOR the adoption of the merger agreement and approval of the transaction and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption.

Q:
What shareholder votes are required?

A:
Charles River shareholders are being asked to approve the issuance of Charles River common stock in connection with the transaction. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Charles River special meeting, in a vote in which the total number of votes cast represents more than 50 percent of the outstanding Charles River common stock.

  Charles River shareholders may be asked to vote on a proposal to approve an adjournment of the Charles River special meeting to solicit, if necessary, additional proxies in favor of the issuance of Charles River common stock in connection with the transaction. This proposal will be approved if a majority of the outstanding shares of Charles River common stock present in person or represented by proxy at the Charles River special meeting are voted in favor of the proposal, whether or not a quorum exists.

  Neither proposal to be voted upon at the Charles River special meeting is conditioned on the approval of the other proposal.

  Inveresk shareholders are being asked to adopt the merger agreement and approve the transaction. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of the holders of a majority of the outstanding shares of Inveresk common stock.

  Inveresk shareholders may be asked to vote on a proposal to approve an adjournment of the Inveresk special meeting to solicit additional proxies in favor of adoption of the merger agreement and the approval of the transaction. This proposal will be approved in the following circumstances:

  •
  If there is a quorum at the Inveresk special meeting, a majority of the outstanding shares of Inveresk common stock present in person or represented by proxy at the Inveresk special meeting are voted in favor of the proposal.

  •
  If there is not a quorum at the Inveresk special meeting, a majority of the outstanding shares of Inveresk common stock having voting power present in person or represented by proxy at the Inveresk special meeting are voted in favor of the proposal.

  None of the proposals to be voted upon at the Inveresk special meeting is conditioned on the approval of any other proposal at that meeting.

Q:
Why is my vote important?

A:
If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for each of Charles River and Inveresk to obtain the necessary quorum to hold its special meeting.

  If you are a Charles River shareholder, because the total number of votes cast either in person or by proxy at the Charles River special meeting on the proposal to issue shares of Charles River common stock in connection with the transaction must represent more than 50 percent of the outstanding Charles River common stock, your failure to vote, including abstentions or broker non-votes (as described below), may have the same effect as a vote against that proposal. However, if the 50 percent requirement is satisfied, your failure to vote, including abstentions or broker non-votes, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and as a result, the number of affirmative votes required to approve the proposal.

  In the case of Charles River's proposal to adjourn its special meeting, if necessary, to solicit additional proxies, your failure to vote, other than by abstention or broker non-vote, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and, as a result, the number of affirmative votes required to approve the proposal. However, both abstentions and broker non-votes will have the same effect as a vote against Charles River's adjournment proposal.

  If you are an Inveresk shareholder, your failure to vote, abstention or broker non-vote on the proposal to adopt the merger agreement and approve the transaction will have the same effect as a vote against that proposal.

  In the case of Inveresk's proposal to adjourn its special meeting, if necessary, to solicit additional proxies, your failure to vote will have the effect of reducing the aggregate number of shares voting with respect to the proposal and, as a result, the number of affirmative votes required to approve the proposal. An abstention will have the same effect as a vote against the proposal. A broker non-vote will have:

  •
  the same effect as a vote against the proposal if there is not a quorum at the Inveresk special meeting; and

  •
  the same effect as a failure to vote if there is a quorum at the Inveresk special meeting.

Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will only vote your shares if you provide your broker with voting instructions. You should instruct your broker to vote your shares by following the directions your broker provides you. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q:
What if I fail to instruct my broker?

A:
If you are a Charles River shareholder, because the total number of votes cast either in person or by proxy at the Charles River special meeting on the proposal to issue shares of Charles River common stock in connection with the transaction must represent more than 50 percent of the outstanding Charles River common stock, if you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting "broker non-vote" will be counted toward a quorum at the Charles River special meeting, but otherwise will have the same effect as a failure to vote on the proposal.

  In the case of Charles River's proposal to adjourn its special meeting, if necessary, to solicit additional proxies, broker non-votes will have the same effect as a vote against the proposal.

  If you are an Inveresk shareholder, a broker non-vote will be counted towards a quorum at the Inveresk special meeting, but will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transaction.

  In the case of Inveresk's proposal to adjourn its special meeting, if necessary, to solicit additional proxies, broker non-votes will have the same effect as a failure to vote, if there is a quorum at the Inveresk special meeting, and will have the same effect as a vote against the proposal if there is not a quorum at the Inveresk special meeting.

Q:
Can I attend the special meeting and vote my shares in person?

A:
All Charles River and Inveresk shareholders are invited to attend their respective special meetings. However, only shareholders of record as of September 13, 2004 will be entitled to vote in person at the special meetings. If a bank, broker or other nominee holds your shares, then you are not the shareholder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a record holder, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

•
submitting a written notice revoking your proxy to the corporate secretary of Charles River or Inveresk, as applicable;

•
submitting a new proxy card, or submitting a new proxy by telephone or through the Internet;

•
if you are an Inveresk shareholder, attending the special meeting and voting in person; or

•
if you are a Charles River shareholder, you have executed a proxy and are present at the special meeting, and you wish to vote in person, revoking your proxy as described above prior to voting in person.

  For more detailed procedures on revoking a proxy, see the description under "The Charles River Special Meeting—Proxies—Revoking Your Proxy" or "The Inveresk Special Meeting—Proxies—Revoking Your Proxy", as applicable.

  If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:
Should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Inveresk shareholders who hold their shares in certificated form will need to exchange their Inveresk stock certificates for the cash and Charles River common stock provided for in the merger agreement after we complete the transaction. We will send Inveresk shareholders instructions for exchanging Inveresk stock certificates at that time. Inveresk shareholders who hold their shares in book-entry form will receive instructions for exchanging their shares after we complete the transaction. Charles River shareholders will retain their current stock certificates after the transaction and should not send in their stock certificates.

Q:
When do you expect to complete the transaction?

A:
We expect to complete the transaction during the fourth calendar quarter of 2004. However, we cannot assure you when or if the transaction will be completed. We must first obtain the necessary approvals of our respective shareholders at the special meetings and any necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
Charles River shareholders with any questions about the transaction or about voting their shares should call Georgeson Shareholder Communications, Inc., Charles River's proxy solicitors, toll-free at 866-432-2793 or the Charles River shareholder investor relations department at 877-5676-CRL.

  Inveresk shareholders with any questions about the transaction or about voting their shares should call Innisfree M&A Incorporated, Inveresk's proxy solicitors, toll-free at 877-825-8730. Brokers and bankers should call Innisfree collect at 212-750-5833.

SUMMARY

        This summary highlights information from this document that we believe is important to you in deciding how to vote on the proposals described in this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order for you to fully understand the proposed transaction. See "Where You Can Find More Information", beginning on page 115. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (page 39)

Charles River Laboratories International, Inc.

  251 Ballardvale Street
  Wilmington, Massachusetts 01887
  (978) 658-6000
   http://www.criver.com

        Charles River is a leading provider of the critical research tools and integrated support services that enable innovative and efficient drug and medical device discovery and development. Charles River's customer base includes major pharmaceutical, biotechnology and medical device companies, as well as many government agencies, leading hospitals and academic institutions throughout the world. Employing approximately 4,700 people, including nearly 250 individuals with D.V.M.s, Ph.D.s, and M.D.s, Charles River has 82 production facilities and laboratories in 16 countries. The company's products and services, supported by Charles River's global infrastructure and deep scientific expertise, enable customers to meet many of the challenges in life science research.

Inveresk Research Group, Inc.

  11000 Weston Parkway
  Cary, North Carolina 27513
  (919) 460-9005
   http://www.inveresk.com

        Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through its pre-clinical and clinical business segments, Inveresk offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. Inveresk's client base includes major pharmaceutical companies in North America, Europe and Japan, as well as biotechnology and specialty pharmaceutical companies. Its pre-clinical business, which was established nearly 40 years ago, employs approximately 1,900 people while its clinical business, established in 1988, employs approximately 1,000 people. At December 31, 2003, 176 of Inveresk's employees held a Ph.D. or M.D. degree, 20 held D.V.M. degrees and 248 held masters degrees. Inveresk completed its initial public offering of common stock in July 2002.

Indigo Merger I Corp. and Indigo Merger II LLC

        Indigo Merger I Corp. is a Delaware corporation and a wholly owned subsidiary of Charles River. Indigo Merger II LLC was originally formed under the name Indigo Merger II Corp. as a Delaware corporation and is a wholly owned subsidiary of Charles River. In accordance with the terms of the merger agreement, Indigo Merger II Corp. was converted into a Delaware limited liability company and its name was changed to Indigo Merger II LLC. Indigo Merger II LLC is the successor to Indigo Merger II Corp. for all purposes. Each of Indigo Merger I Corp. and Indigo Merger II LLC was formed exclusively for the purpose of completing the transaction.

Reasons for the Transaction (page 47 and page 49)

        Our companies are proposing to combine because, among other things, we believe that the merger will accelerate the progress being made by each of us toward achieving our respective strategic objectives. For Charles River, the merger provides a top-tier international platform in the preclinical services sector, entry into the clinical services sector, and the prospect of acceleration in its rates of growth in revenues and earnings. For Inveresk, the transaction provides a substantial enhancement of its North

American service offerings in the areas of toxicology, biosafety and laboratory services and, potentially, access to additional client relationships and improved access to capital with which to fund growth.

        Our boards of directors believe the combined company should benefit from:

  •
  The complementary nature of the service and product offerings, scientific capabilities and geographic reach of the two companies.

  •
  The diversification of service and product offerings and revenue bases that will result from the transaction.

  •
  The opportunity to be an attractive partner-of-choice for pharmaceutical and biotechnology companies seeking support in their drug discovery, research and testing activities.

  •
  The synergistic benefits that are expected to be realized from the transaction (these include cost savings, but we expect more synergies in the form of revenue enhancement, even though revenue synergies are more difficult to predict than cost synergies).

        Both companies also recognize that there are risks associated with the transaction, as described under "Risk Factors".

Recommendations to Shareholders (page 49 and page 52)

        The Charles River board of directors has determined that the merger agreement and the transaction contemplated by the merger agreement are fair to and in the best interests of Charles River and its shareholders and has approved the issuance of Charles River common stock in connection with the transaction. The Charles River board of directors recommends that Charles River shareholders vote:

  •
  FOR the issuance of Charles River common stock in connection with the transaction; and

  •
  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

        The Inveresk board of directors has determined that the merger agreement and the transaction contemplated by the merger agreement are fair to and in the best interests of Inveresk and its shareholders. The Inveresk board of directors recommends that Inveresk shareholders vote:

  •
  FOR the adoption of the merger agreement and approval of the transaction; and

  •
  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and approval.

The Transaction (page 42)

        We are proposing to combine our companies in a two-step transaction:

  •
  first, Indigo Merger I Corp., a wholly owned subsidiary of Charles River, will merge into Inveresk; and

  •
  second, as part of a single integrated transaction, the company resulting from the first merger will merge into Indigo Merger II LLC, the successor to Indigo Merger II Corp., a second wholly owned subsidiary of Charles River.

        The company resulting from the second merger will be a wholly owned subsidiary of Charles River, and will continue to conduct the business of Inveresk under the name Inveresk Research Group, LLC. Charles River will retain the name Charles River Laboratories International, Inc.

Merger Consideration (page 71)

        As a result of the transaction, each Inveresk shareholder will have the right to receive a combination of 0.48 of a share of Charles River common stock and $15.15 in cash, without interest, for each share of Inveresk common stock held. We expect that, upon completion of the transaction, Charles River shareholders will own approximately 72 percent of the combined company and Inveresk shareholders will own approximately 28 percent of the combined company. Charles River will not issue any fractional shares in the transaction. Inveresk shareholders will instead receive amounts in cash equal to the value of any fractional shares that would have been issued, based on the closing price of Charles River common stock on the trading day immediately following the day on which the transaction is completed.

Comparative Market Price Information (page 20)

        Charles River common stock is listed on the New York Stock Exchange under the symbol "CRL". Inveresk common stock is listed on Nasdaq National Market under the symbol "IRGI". The following table sets forth the closing sale prices of Charles River common stock as reported on the New York Stock Exchange and the closing sale prices of Inveresk common stock as reported on the Nasdaq National Market, each on June 30, 2004, the last trading day before we announced the transaction, and on September 15, 2004. This table also shows the implied value of one share of Inveresk common stock, which we calculated by adding $15.15 to the product of the closing price of Charles River common stock on those dates and the exchange ratio of 0.48.

	Charles River Common Stock	Inveresk Common Stock	Implied Value of Inveresk Common Stock
June 30, 2004	$48.87	$30.84	$38.61
September 15, 2004	$45.16	$36.65	$36.83

        The market prices of Charles River common stock and Inveresk common stock will fluctuate before the special meetings and before the transaction is completed. Therefore, you should obtain current market quotations for Charles River common stock and Inveresk common stock.

Appraisal Rights (page 53)

        Inveresk shareholders will have appraisal rights under Delaware law in connection with the transaction. Any Inveresk shareholder who has not voted shares of Inveresk common stock in favor of adoption of the merger agreement and approval of the transaction, and who has otherwise complied with the requirements of Delaware law, has the right to demand appraisal of, and to be paid the fair market value for, such shares of Inveresk common stock in lieu of the cash and Charles River common stock provided for in the merger agreement.

        Charles River shareholders are not entitled to appraisal rights in connection with the transaction.

Material U.S. Federal Income Tax Consequences of the Transaction (page 88)

        The transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to in this document as the Code, so that a shareholder of Inveresk will recognize gain (but not loss) for U.S. federal income tax purposes as a result of the transaction only to the extent of the cash received as part of the merger consideration. For a more complete discussion of the U.S. federal income tax consequences of the transaction, see "Material U.S. Federal Income Tax Consequences of the Transaction".

        Tax matters can be complicated and the tax consequences of the transaction to Inveresk shareholders will depend on each shareholder's particular tax situation. Inveresk shareholders should consult their tax advisors to fully understand the tax consequences of the transaction to them.

Interests of Certain Persons in the Transaction (page 82)

        When considering the recommendations of the Charles River and Inveresk boards of directors that shareholders vote in favor of the proposals described in this document, you should be aware that some Charles River and Inveresk executive officers and directors may have interests in the transaction that may be different from, or in addition to, yours.

Opinion of Charles River's Financial Advisor (page 55)

        In connection with the transaction, Credit Suisse First Boston LLC, Charles River's financial advisor, delivered its opinion to the Charles River board of directors, which opinion was confirmed in writing, as to the fairness, from a financial point of view, to Charles River of the merger consideration to be paid by Charles River in the first merger. The full text of Credit Suisse First Boston's written opinion, dated June 30, 2004, is included in this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion was provided to the Charles River board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the transaction.

Opinion of Inveresk's Financial Advisor (page 63)

        In connection with the transaction, Goldman, Sachs & Co., Inveresk's financial advisor, delivered its opinion to the Inveresk board of directors, which opinion was subsequently confirmed in writing, that, as of June 30, 2004, and based upon and subject to the factors and assumptions set forth therein, the $15.15 in cash and 0.48 of a share of Charles River common stock to be received by the holders of each outstanding share of Inveresk common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated June 30, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this document as Appendix C. We encourage you to read this opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Inveresk board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any Inveresk shareholder should vote with respect to the transaction.

The Merger Agreement (page 71)

        The merger agreement is included in this document as Appendix A. Appendix D contains certain technical amendments to the merger agreement which were adopted in connection with the conversion of Indigo Merger II Corp. into a Delaware limited liability company. We urge you to read the entire merger agreement, as amended, because it is the legal document governing the transaction.

Conditions that Must be Satisfied or Waived for the Transaction to Occur (page 78)

        As more fully described in this document and the merger agreement, the completion of the transaction depends on a number of conditions being satisfied or waived, including receipt of shareholder approvals, regulatory approvals and tax opinions.

        Although we expect to complete the transaction in the fourth calendar quarter of 2004, we cannot be certain when, or if, the conditions to the transaction will be satisfied or waived, or that the transaction will in fact be completed.

Termination of the Merger Agreement (page 79)

        The merger agreement may be terminated at any time before completing the transaction, even after the receipt of the required approvals from either of Charles River and Inveresk shareholders, by mutual agreement of the parties or by either party if:

  •
  the transaction has not been completed prior to December 31, 2004 (which date may be extended to March 31, 2005 to the extent necessary to obtain certain antitrust clearances);

  •
  if any judgment, injunction, order or decree of any court or other governmental entity having competent jurisdiction enjoining Charles River or Inveresk from consummating the transaction is entered and such judgment, injunction or order becomes final and nonappealable, provided that neither party may terminate the merger agreement under this clause if such party's material breach of any obligation under the merger agreement has resulted in the imposition of such judgment, injunction, order or decree;

  •
  either the Charles River shareholders or the Inveresk shareholders fail to give the necessary approvals at their respective special meetings;

  •
  such party's board of directors authorizes that party to enter into a written agreement for a transaction that constitutes a Superior Proposal (as defined below under "The Merger Agreement—Principal Covenants—Shareholder Meetings and Duties to Recommend"), subject to compliance with notice and other requirements of the merger agreement;

  •
  the other party has willfully and materially breached certain obligations in the merger agreement concerning the solicitation of alternate transactions or holding a shareholder meeting to obtain the required shareholder approvals or if the board of directors of the other party has failed to make, withdrawn or modified in a manner adverse to the terminating party, its recommendation to shareholders with respect to the transaction; or

  •
  a breach of any representation of, or warranty or failure to perform any covenant or agreement by, the other party that would prevent satisfaction of the terminating party's conditions to closing.

        In addition, the merger agreement may be terminated by Inveresk if, on either of two occasions, the average closing sale price of Charles River common stock falls below $33.00 over a 20-day measurement period, as adjusted for changes in the closing prices of a basket of the equity securities of 13 other companies. The two occasions are the period ending five days prior to the mailing of this document and the period ending five days prior to the closing of the transaction.

Termination Fees (page 81)

        Each of Charles River and Inveresk has agreed to pay the other party a termination fee of $38.15 million in cash if any of the following things happens:

  •
  if (i) either party terminates the agreement by reason of the paying party's failure to obtain its required shareholder approval, (ii) before the applicable special meeting, a bona fide Acquisition Proposal (as defined below under "The Merger Agreement—Principal Covenants—Shareholder Meetings and Duties to Recommend" but subject to the additional requirement described under "The Merger Agreement—Termination Fees; Other Expenses") relating to the paying party was made or renewed, publicly announced or disclosed, and not publicly withdrawn at least five days before the paying party's special meeting, and (iii) within 12 months following termination, the paying party consummates an Acquisition Proposal or enters into an agreement for an Acquisition Proposal that is subsequently consummated;

  •
  if either party terminates the agreement in order to accept a Superior Proposal, as described under "The Merger Agreement—Termination—Mutual Termination Rights"; or

  •
  if either party terminates the merger agreement as a result of (i) the board of directors of the other party having failed to make, withdrawn or modified in a manner adverse to the terminating party, its recommendation to shareholders with respect to the transaction or (ii) the other party having willfully and materially breached certain obligations in the merger agreement concerning the solicitation of alternate transactions or holding a shareholder meeting to obtain the required shareholder approvals in connection with the filing of this document.

Treatment of Inveresk Stock Options and Stock-Based Awards (page 72)

        At the effective time, each outstanding option to purchase shares of Inveresk common stock granted under any stock option or compensation plan, employment, severance, change in control agreement or other agreement of Inveresk, collectively referred to in this document as Inveresk stock options, whether vested or unvested, will be converted into an option to purchase Charles River common stock on the same terms and conditions in effect at the effective time. Subject to certain adjustments, the number of shares of Charles River common stock subject to each such replacement stock option will equal the number of the shares of Inveresk common stock subject to each converted Inveresk stock option multiplied by 0.8 (as adjusted). The replacement stock option will have a per share exercise price equal to the per share exercise price specified in the Inveresk stock option divided by 0.8 (as adjusted), rounded to the nearest whole cent.

Governance After the Transaction (page 52)

        At the closing of the transaction, the Charles River board of directors will consist of 12 directors, nine of whom will be the Charles River directors prior to the transaction and three of whom will be designated by Inveresk. Inveresk has selected Dr. Walter S. Nimmo, S. Louise McCrary and Dr. John Urquhart as its designees to the Charles River board. We expect that at the closing of the transaction, James C. Foster will continue to be Chairman, President and Chief Executive Officer of the combined company and Dr. Nimmo, currently Chairman, Chief Executive Officer and President of Inveresk, is expected to be the Vice Chairman of the board of the combined company. Thomas F. Ackerman is expected to continue as Chief Financial Officer of Charles River after the closing of the transaction. The senior management team of Charles River at the closing of the transaction is also expected to include the following divisional managers: Real Renaud (Research Models and Services); Mike Anckorn (Global Pre-Clinical); Dr. Nancy Gillett (U.S. Pre-Clinical); Dr. Brian Bathgate (European Pre-Clinical); and Alastair McEwan (Global Clinical). Charles River and Dr. Nimmo are currently discussing the terms of Dr. Nimmo's relationship with Charles River following completion of the transaction.

Brand Names and Headquarters (page 53)

        After completion of the transaction, Charles River will retain the name Charles River Laboratories International, Inc. and will continue to have its headquarters and principal executive offices in Wilmington, Massachusetts. The Inveresk brands will be retained following the completion of the transaction.

Regulatory and Other Approvals Required for the Transaction (page 41)

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and the rules and regulations thereunder, provide that the transaction may not be completed until pre-merger notification filings have been made with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and the specified waiting period thereunder has expired or is terminated. Even after the waiting period expires or is terminated, the Justice Department and the Federal Trade Commission retain the authority to challenge the transaction on antitrust grounds before or after the transaction is completed. Each of Charles River and Inveresk filed a notification and report form for the transaction with the Federal Trade Commission and the Justice Department on July 9, 2004. The Federal Trade Commission terminated the waiting period under the HSR Act on July 20, 2004.

Listing of Charles River Common Stock (page 52)

        The shares of Charles River common stock to be issued to Inveresk shareholders in the transaction will be listed on the New York Stock Exchange.

Accounting Treatment of the Transaction (page 87)

        The transaction will be accounted for as a purchase by Charles River under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Inveresk will be recorded, as of the date the transaction is completed, at their respective fair values and added to those of Charles River. Charles River's financial statements issued after the completion of the transaction will reflect Inveresk's assets, liabilities and operating results after completion of the transaction, but will not be restated retroactively to reflect the historical pre-closing financial position or results of operations of Inveresk.

        Following the completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments, including amortization and depreciation expense for acquired assets and related tax benefits, and incremental stock-based compensation expense from the conversion of unvested stock options held by Inveresk employees into Charles River stock options.

        In accordance with the applicable accounting rules, the goodwill resulting from the transaction will not be amortized, but will be reviewed for impairment at least annually, and to the extent goodwill is determined to be impaired in value, its carrying value will be written down to its implied fair value and a charge will be made to earnings in the amount of the write-down.

Charles River Special Meeting (page 31)

        Meeting.    The Charles River special meeting will be held on October 20, 2004, at 9:00 a.m., Eastern Time, at Charles River's corporate headquarters, 251 Ballardvale Street, Wilmington, Massachusetts 01887. At the Charles River special meeting, Charles River shareholders will be asked to approve the issuance of shares of Charles River common stock in connection with the transaction and, if necessary, the related adjournment proposal.

        Record Date.    Charles River has fixed the close of business on September 13, 2004 as the record date for determining the Charles River shareholders entitled to receive notice of and to vote at the Charles River special meeting. Only holders of record of Charles River common stock on the record date are entitled to receive notice of and to vote at the Charles River special meeting, and any adjournment or postponement thereof. Each share of Charles River common stock is entitled to one vote.

        Required Vote.    The approval of the proposal to issue shares of Charles River common stock in connection with the transaction, and therefore the consummation of the transaction, requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Charles River special meeting, in a vote in which the total number of votes cast represents more than 50 percent of the outstanding Charles River common stock. The failure of a Charles River shareholder to vote on this proposal, including abstentions or broker non-votes, may have the same effect of a vote against the proposal. However, if the 50 percent requirement is satisfied, failure to vote on this proposal, including abstentions or broker non-votes, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and, as a result, the number of affirmative votes required to approve the proposal.

        The proposal to approve an adjournment of the Charles River special meeting to solicit additional proxies will be approved if a majority of the outstanding shares of Charles River common stock present in person or represented by proxy at the Charles River special meeting are voted in favor of the proposal, whether or not a quorum exists. The failure of a Charles River shareholder to vote on this proposal, other than by abstention or broker non-vote, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and, as a result, the number of affirmative votes required to approve the proposal. However, both abstentions and broker non-votes will have the same effect as a vote against Charles River's adjournment proposal.

        Neither proposal to be voted upon at the Charles River special meeting is conditioned on the approval of the other proposal.

        As of the Charles River record date, directors and executive officers of Charles River and their affiliates beneficially owned or otherwise had the right to vote 2,403,257 shares of Charles River common stock, or approximately 5 percent of the outstanding Charles River common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Inveresk and their affiliates, including Inveresk, did not beneficially own or otherwise have the right to vote any shares of Charles River common stock. To Charles River's knowledge, the directors and executive officers of Charles River and their affiliates intend to vote their Charles River common stock in favor of the issuance of Charles River common stock in connection with the transaction.

Inveresk Special Meeting (page 35)

        Meeting.    The Inveresk special meeting will be held on October 20, 2004, at 9:00 a.m., Eastern Time, at 31 West 52nd Street, New York, New York 10019. At the Inveresk special meeting, Inveresk shareholders will be asked to vote on the adoption of the merger agreement and approval of the transaction and, if necessary, the related adjournment proposal.

        Record Date.    Inveresk has fixed the close of business on September 13, 2004 as the record date for determining the Inveresk shareholders entitled to receive notice of and to vote at the Inveresk special meeting. Only holders of record of Inveresk common stock on the record date are entitled to receive notice of and to vote at the Inveresk special meeting, and any adjournment or postponement thereof. Each share of Inveresk common stock is entitled to one vote.

        Required Vote.    The adoption of the merger agreement and approval of the transaction, and therefore the consummation of the transaction, requires the affirmative vote of the holders of a majority of the outstanding shares of Inveresk common stock. The failure of an Inveresk shareholder to vote, an abstention or broker non-vote with respect to the proposal will have the same effect as a vote against the adoption of the merger agreement and approval of the transaction.

        The proposal to approve an adjournment of the Inveresk special meeting to solicit additional proxies will be approved in the following circumstances:

  •
  If there is a quorum at the Inveresk special meeting, a majority of the outstanding shares of Inveresk common stock present in person or represented by proxy at the Inveresk special meeting are voted in favor of the proposal.

  •
  If there is not a quorum at the Inveresk special meeting, a majority of the outstanding shares of Inveresk common stock having voting power present in person or represented by proxy at the Inveresk special meeting are voted in favor of the proposal.

        The failure to vote with respect to the adjournment proposal will have the effect of reducing the aggregate number of shares voting with respect to the proposal and, as a result, the number of affirmative votes required to approve the proposal. An abstention will have the same effect as a vote against the proposal. A broker non-vote will have:

  •
  the same effect as a vote against the proposal if there is not a quorum at the Inveresk special meeting; and

  •
  the same effect as a failure to vote if there is a quorum at the Inveresk special meeting.

        None of the proposals to be voted upon at the Inveresk special meeting is conditioned on the approval of any other proposal.

        As of the Inveresk record date, directors and executive officers of Inveresk and their affiliates beneficially owned or otherwise had the right to vote 1,531,458 shares of Inveresk common stock, or approximately 4 percent of the outstanding Inveresk common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Charles River and their affiliates, including Charles River, did not beneficially own or otherwise have the right to vote any shares of Inveresk common stock. To Inveresk's knowledge, the directors and executive officers of Inveresk and their affiliates intend to vote their Inveresk common stock in favor of the adoption of the merger agreement and approval of the transaction.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CHARLES RIVER

        Charles River is providing the following financial information to aid you in your analysis of the financial aspects of the transaction. Charles River derived the summary selected historical consolidated balance sheet data and consolidated statement of income data as of and for the years ended December 25, 1999 through December 27, 2003 from the audited consolidated financial statements of Charles River for those periods. Charles River derived the statement of income data for the six months ended June 28, 2003 and June 26, 2004 and the balance sheet data as of June 28, 2003 and June 26, 2004 from the unaudited condensed consolidated financial statements of Charles River for those periods. In the opinion of Charles River management, the unaudited condensed consolidated financial statements of Charles River for the six months ended June 28, 2003 and June 26, 2004 have been prepared on a basis consistent with its audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended June 26, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year of Charles River or the combined company.

        The table below represents summary selected historical consolidated statements of income and consolidated balance sheet data of Charles River, and you should read it together with the historical financial statements and related notes contained in the Annual Report on Form 10-K for the year ended December 27, 2003 and the Quarterly Reports on Form 10-Q for the periods ended March 27, 2004 and June 26, 2004 and other information that Charles River has filed with the Securities and Exchange Commission and incorporated by reference into this document. See "Where You Can Find More Information", beginning on page 115.

	Charles River Laboratories International, Inc.
							Six Months Ended
	Fiscal Year(1)
							June 28, 2003	June 26, 2004
	1999	2000		2001	2002	2003
	(dollars in thousands except per share data)
Statement of Income Data:
Net sales	$231,413	$306,585		$465,630	$554,629	$613,723	$306,489	$352,830
Cost of products sold and services provided	146,729	186,654		298,379	345,646	380,058	188,922	209,381
Selling, general and administrative expenses	39,765	51,204		68,315	83,303	89,489	45,488	57,340
Other operating expenses, net	—	—		—	—	747	747	—
Amortization of goodwill and intangibles(2)	1,956	3,666		8,653	3,414	4,876	2,478	2,389

Operating income	42,963	65,061		90,283	122,266	138,553	68,854	83,720
Interest income	536	1,644		1,493	2,120	1,774	911	1,510
Interest expense(3)	(12,789)	(40,691)		(22,797)	(11,205)	(8,480)	(4,210)	(4,235)
Loss on debt retirement(4)	—	(44,771)		(8,066)	(29,882)	—	—	—
Other, net	(47)	71		500	1,222	783	416	127

Income (loss) before income taxes, minority interests and earnings from equity investments	30,663	(18,686)		61,413	84,521	132,630	65,971	81,122
Provision for (benefit from) income taxes	15,561	(7,833	)(5)	24,272	31,921	51,063	25,399	36,210 (6)

Income (loss) before minority interests and earnings from equity investments	15,102	(10,853)		37,141	52,600	81,567	40,572	44,912
Minority interests	(22)	(1,396)		(2,206)	(2,784)	(1,416)	(657)	(1,018)
Earnings from equity investments	2,044	1,025		472	316	—	—	—

Net income (loss)	$17,124	$(11,224)		$35,407	$50,132	$80,151	$39,915	$43,894

Earnings (loss) per common share:
Basic(7)	$0.86	$(0.40)		$0.86	$1.12	$1.76	$0.88	$0.96
Diluted(7)	$0.86	$(0.35)		$0.80	$1.06	$1.64	$0.82	$0.88
Dividends per share	—	—		—	—	—	—	—
Other Data:
Depreciation and amortization	$12,318	$16,766		$27,175	$23,986	$29,564	$14,056	$15,533
Capital expenditures	12,951	15,565		36,406	37,543	32,704	14,454	11,867
Balance Sheet Data (at end of period):
Cash and cash equivalents	$15,010	$33,129		$58,271	$122,509	$182,331	$144,341	$224,153
Working capital	27,574	55,417		111,622	164,723	256,537	211,804	302,249
Total assets	359,292	413,545		571,362	701,344	799,554	737,069	862,384
Total debt	386,044	202,912		156,800	195,818	186,002	192,576	186,633
Total shareholders' equity (deficit)	(109,946)	119,864		289,510	357,376	464,623	411,704	519,062

(1)
Charles River's fiscal year consists of the 12 months ending on the last Saturday on, or prior to, each December 31.

(2)
As more fully described in Note 1 to the consolidated financial statements in Charles River's Annual Report on Form 10-K for the fiscal year ended December 27, 2003, Charles River adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets," which established financial accounting standards for acquired goodwill and other intangible assets. In accordance with SFAS No. 142, Charles River ceased the amortization of goodwill and indefinite-lived intangible assets as of the beginning of fiscal year 2002.

(3)
To finance the recapitalization transaction in September 1999, Charles River issued $150,000 of 13.5% senior subordinated notes with warrants, borrowed $162,000 under a senior secured credit facility, issued $37,600 senior discounted debentures with warrants and $43,000 subordinated discount note. Over the course of 2000, 2001 and early 2002, Charles River repaid these borrowings with the proceeds from its June 2000 initial public offering, March 2001 and July 2001 follow-on public offerings, and the January 2002 private placement offering of the 3.5% senior convertible debentures.

(4)
In fiscal year 2000, Charles River used a portion of the proceeds from its 2000 initial public offering to repay debt and recorded a loss of $44,771 due to the payment of premiums related to the early repayment ($31,532) and the write-off of issuance discounts ($8,537) and deferred financing costs ($5,226), offset by a book gain of $524 on the subordinated discount note. In fiscal year 2001, Charles River used a portion of the proceeds from its 2001 follow-on public offering to repay debt and recorded a loss of $8,066 due to the payment of premiums related to the early repayment ($3,841) and the write-off of issuance discounts ($1,853) and deferred financing costs ($2,372). In fiscal year 2002, Charles River terminated its then existing revolving credit facility, repaid all of its outstanding senior secured term loans and completed a tender offer for all of its remaining 13.5% senior subordinated notes. Charles

  River recorded a loss of $29,882 due to the payment of premiums related to the early repayment ($23,886) and the write-off of deferred financing costs ($5,129) and issuance discounts ($867) in fiscal year 2002.

(5)
As a result of the repayment of debt with proceeds from its initial public offering in fiscal year 2000, Charles River reassessed the need for a valuation allowance relating to state income tax benefits associated with the deferred tax asset recorded following its 1999 recapitalization transaction (see Note 6 below). As a result of this reassessment, $4,762 of the valuation allowance was released in 2000 and recorded as a tax benefit. This tax benefit is included in the statement of operations for fiscal year 2000 and is a non-recurring item.

(6)
As more fully described in Note 9 to the condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended June 26, 2004 incorporated by reference into this document, Charles River reorganized its European operations to streamline the legal entity structure in order to improve operating efficiency and cash management, facilitate acquisitions and provide tax benefits. The reorganization, which did not involve reductions of personnel or facility closures, resulted in a one-time, non-cash charge to earnings in the first quarter of fiscal year 2004 of $7,900 due primarily to the write-off of a deferred tax asset. In light of this reorganization, Charles River reassessed the valuation allowance associated with its foreign tax credit carryforwards. As a result of this reassessment, $2,111 of the valuation allowance was released and recorded as a tax benefit in the first quarter of 2004.

(7)
Pursuant to the recapitalization agreement effective September 29, 1999, all of the assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc., were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc., became a wholly owned subsidiary of Charles River Laboratories International, Inc. The capital structure in place for periods prior to September 29, 1999 was significantly different than the capital structure of the Company after the recapitalization. The consolidated statement of operations for 1999 also include operations of certain Bausch & Lomb entities which were not historically supported by the combined capital structure of Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. As a result, earnings per share for 1999 have been computed assuming that the shares outstanding after the recapitalization had been outstanding for the full fiscal year. Basic earnings per share for the year ended December 25, 1999 were computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding in the period subsequent to the recapitalization. For purposes of calculating diluted earnings per share for the year ended December 25, 1999, the weighted average number of common shares used in the basic earnings per share computation described above has not been adjusted to include common stock equivalents, as these common stock equivalents were issued in connection with the recapitalization financing and are not assumed to be outstanding for purposes of computing earnings per share for the fiscal year.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVERESK

        The selected consolidated financial data presented below as of June 30, 2004 and for the six months ended June 30, 2004 was derived from Inveresk's unaudited condensed consolidated financial statements that are included in Inveresk's Quarterly Report on Form 10-Q for the period ended June 30, 2004. The selected consolidated financial data presented below as of June 30, 2003 and for the six months ended June 30, 2003 was derived from Inveresk's unaudited consolidated financial statements that are included in Inveresk's Quarterly Report on Form 10-Q for the period ended June 30, 2003. The selected consolidated financial data presented below as of December 31, 2003 and December 31, 2002 and for the years ended December 31, 2003, December 31, 2002 and the 52 weeks ended December 31, 2001, was derived from Inveresk's consolidated financial statements that are included in its Annual Report on Form 10-K for the year ended December 31, 2003. The selected consolidated financial data as of December 31, 2001, December 31, 2000 and December 26, 1999 and for the 53 weeks ended December 31, 2000 and the period from September 20, 1999 to December 26, 1999 was derived from Inveresk's consolidated financial statements for the periods then ended that are not included in or incorporated by reference in this document. The selected consolidated financial data presented for the period from December 28, 1998 to September 19, 1999 reflects the results of operations of the Inveresk business while it operated as a division of SGS Société Générale de Surveillance SA. All of the financial information presented is prepared in accordance with accounting principles generally accepted in the United States.

        You should read the selected consolidated financial information presented below in conjunction with Inveresk's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, and in particular the financial statements and related notes contained in those documents, as well as the information provided in each of those documents under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations". See "Where You Can Find More Information", beginning on page 115.

	Predecessor	Inveresk Research Group, Inc.(1)(2)(3)
	December 28, 1998 to September 19, 1999	September 20, 1999 to December 26, 1999		52 Weeks Ended December 30, 2001			Six Months Ended
			53 Weeks Ended December 31, 2000		Year Ended December 31, 2002	Year Ended December 31, 2003
							June 30, 2003	June 30, 2004
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Net service revenues	$47,088	$16,832	$65,540	$156,296	$222,462	$272,482	$124,719	$156,135
Direct costs excluding depreciation	(27,177)	(9,645)	(36,133)	(83,975)	(110,099)	(141,603)	(63,357)	(81,171)

	19,911	7,187	29,407	72,321	112,363	130,879	61,362	74,964
Selling, general and administrative expenses:
Compensation expense in respect of share options and management equity incentives	—	—	—	—	(53,020)	—	—	—
U.K. stamp duty taxes on change of ultimate parent Company	—	—	—	—	(1,545)	—	—	—
Share offering and merger expenses	—	—	—	—	—	(658)	(658)	(5,306)
Restructuring and integration costs arising from business acquisitions	—	—	—	—	—	(1,088)	—	—
Other selling, general and administrative expenses	(9,013)	(3,275)	(13,825)	(41,934)	(56,455)	(70,106)	(33,154)	(39,801)

Total selling, general and administrative expenses	(9,013)	(3,275)	(13,825)	(41,934)	(111,020)	(71,852)	(33,812)	(45,107)
Depreciation	(3,731)	(809)	(4,513)	(8,028)	(10,315)	(12,301)	(6,038)	(7,060)
Amortization of goodwill and intangibles	(242)	(973)	(3,281)	(7,910)	—	(580)	—	(696)

Income (loss) from operations	6,925	2,130	7,788	14,449	(8,972)	46,146	21,512	22,101
Interest (expense), net	(560)	(2,004)	(7,522)	(17,694)	(13,343)	(3,464)	(1,815)	(627)

Income (loss) before income taxes	6,365	126	266	(3,245)	(22,315)	42,682	19,697	21,474
Provision for income taxes	(2,308)	(325)	(682)	(1,875)	(5,694)	(4,560)	(2,161)	(1,335)

Net income (loss)	$4,057	$(199)	$(416)	$(5,120)	$(28,009)	$38,122	$17,536	$20,139

Earnings (loss) per share: (4)(5)
Basic	N/A	$(0.01)	$(0.03)	$(0.24)	$(0.94)	$1.04	$0.48	$0.53
Diluted	N/A	$(0.01)	$(0.03)	$(0.24)	$(0.94)	$1.01	$0.47	$0.51
Weighted average number of common shares outstanding: (4)(5)
Basic	N/A	15,803,724	15,803,724	21,489,571	29,735,957	36,527,491	36,217,809	37,977,693
Diluted	N/A	15,803,724	15,803,724	21,489,571	29,735,957	37,705,378	37,489,490	39,212,167
Dividends per share(4)(5)	N/A	—	—	—	—	—	—	—
Other data:
Depreciation and amortization	$3,973	$1,782	$7,794	$15,938	$10,315	$12,881	$6,038	$7,756
Capital expenditures	$5,305	$1,307	$6,792	$11,145	$25,497	$30,414	$8,541	$13,861
	Inveresk Research Group, Inc.
	December 26, 1999	December 31, 2000	December 30, 2001	December 31, 2002	December 31, 2003	June 30, 2003	June 30, 2004
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,009	$9,686	$16,118	$19,909	$24,579	$21,829	$21,136
Total assets	129,180	124,568	301,826	332,467	449,079	360,783	452,484
Current portion of long-term debt	3,261	3,080	127,648	217	7,857	7,402	7,636
Long-term debt	84,653	80,898	85,109	67,768	50,941	50,560	47,302
Total shareholders' equity (deficit)	$712	$247	$(7,385)	$152,403	$234,175	$185,805	$253,714

(1)
The financial information presented above for the four years ended December 31, 2003, December 31, 2002, December 30, 2001 and December 31, 2000 and for the period from September 20, 1999 to December 26, 1999 and the two six-month periods ended June 30, 2004 and June 30, 2003 reflects the financial position and results of operations of Inveresk Research Group, Inc. and Inveresk Research Group Limited, which became Inveresk's direct subsidiary immediately before its initial public offering in 2002. The financial information presented for the period from December 28, 1998 to September 19, 1999 reflects the financial position and results of operations of Inveresk's business while it was operated as a division of SGS Société Générale de Surveillance SA.

(2)
Effective as of the beginning of 2002, Inveresk's fiscal years end consistently on December 31 and its fiscal quarters end consistently on the last calendar day in the quarter. Before 2002, Inveresk's fiscal years ended on the last Sunday on or prior to December 31 and its fiscal quarters ended on the last Sunday on or prior to the relevant quarter end.

(3)
Inveresk completed two significant acquisitions during the period covered by the selected consolidated financial information presented above. These were the acquisition of ClinTrials Research Inc. completed on April 5, 2001 and the acquisition of PharmaResearch Corporation completed on July 29, 2003. The financial information presented above for the year ended December 30, 2001 includes the results of operations of ClinTrials from April 5, 2001 and the financial information presented above for the year ended December 31, 2003 includes the results of operations of PharmaResearch from July 29, 2003.

(4)
Before September 20, 1999, Inveresk's businesses were operated as a division of SGS Société Générale de Surveillance SA. Share and per share data for these periods is not meaningful and has not been presented.

(5)
Historical share and earnings per share data presented for periods prior to the date of Inveresk's initial public offering in June 2002 have been calculated as if the historical outstanding shares in Inveresk Research Group Limited had been converted to common stock in Inveresk Research Group, Inc. using the conversion ratios applicable to the change in ultimate parent company which took place on June 25, 2002.

SUMMARY SELECTED UNAUDITED
PRO FORMA COMBINED FINANCIAL INFORMATION

        The transaction will be accounted for under the purchase method of accounting, which means that the assets and liabilities of Inveresk will be recorded, as of completion of the transaction, at their fair values and added to those of Charles River. For a more detailed description of purchase accounting, see "Accounting Treatment".

        We have presented below selected unaudited pro forma combined financial information that is intended to provide you with a better picture of what the businesses might have looked like had Charles River and Inveresk actually been combined. The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Charles River and of Inveresk as of June 26, 2004 and June 30, 2004, respectively, giving effect to the transaction as if it occurred on June 26, 2004. The unaudited pro forma combined statements of income combine the historical consolidated statements of income of Charles River and of Inveresk for the year ended December 27, 2003 and December 31, 2003, respectively, and the six months ended June 26, 2004 and June 30, 2004, respectively, giving effect to the transaction as if it occurred on December 29, 2002. The combined financial information would have been different, perhaps materially, had the companies actually been combined as of that date. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the transaction or any non-recurring charges directly attributable to the transaction, such as expenses incurred by Inveresk in connection with this merger transaction. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the transaction. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this document.

Unaudited Pro Forma Combined Statement of Income Data:

	Fiscal Year Ended December 27, 2003	Six-months Ended June 26, 2004
	(dollars in thousands except per share data)
Net sales	$883,452	$507,179
Cost of products sold and services provided	525,282	292,182
Selling, general and administrative expenses	173,267	102,229
Share offering and merger expense	658	5,306
Other operating expenses, net	1,835	—
Amortization of identifiable intangibles	77,435	28,343
Operating income	104,975	79,119
Interest income	2,196	1,510
Interest expense	(36,116)	(16,737)
Other, net	783	127
Income before income taxes and minority interests	71,838	64,019
Provision for income taxes	18,694	23,660
Income before minority interests	53,144	40,359
Minority interests	(1,416)	(1,018)
Net income	51,728	39,341
Earnings per common share:
Basic	$0.81	$0.61
Diluted	0.79	0.58

Unaudited Pro Forma Combined Balance Sheet Data:

As of June 26, 2004
Cash and cash equivalents	$100,501
Working capital	161,942
Total assets	2,464,939
Total debt	691,571
Total shareholders' equity	1,380,485

COMPARATIVE PER SHARE DATA

        The following table sets forth selected historical earnings per share, book value per share and dividends per share information of Charles River and Inveresk and unaudited pro forma combined earnings per share, book value per share and dividends per share information after giving effect to the transaction, assuming that $15.15 in cash and 0.48 of a share of Charles River common stock had been issued in exchange for each outstanding share of Inveresk common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this document and the historical financial statements of Charles River and Inveresk and related notes that are incorporated in this document by reference. See "Where You Can Find More Information", beginning on page 115.

        The historical earnings per share and dividends per share information for fiscal year 2003 is derived from audited consolidated financial statements of Charles River and Inveresk as of and for the year ended December 27, 2003 and December 31, 2003, respectively. The historical earnings per share, book value per share and dividends per share information for the six months ended June 2004 is derived from unaudited condensed consolidated financial statements of Charles River and Inveresk as of and for the six months ended June 26, 2004 and June 30, 2004, respectively. The unaudited pro forma combined earnings per share, book value per share and dividends per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this document. The unaudited pro forma equivalent earnings per share, book value per share and dividends per share information is calculated as the unaudited pro forma combined earnings per share, book value per share and dividends per share multiplied by the conversion ratio of 0.48.

	Charles River		Inveresk
	Historical	Unaudited Pro Forma Combined	Historical	Unaudited Pro Forma Equivalent
	Year Ended December 27, 2003		Year Ended December 31, 2003
Basic earnings per share	$1.76	$0.81	$1.04	$0.39
Diluted earnings per share	$1.64	$0.79	$1.01	$0.38
Dividends	—	—	—	—
	Charles River		Inveresk
	Historical	Unaudited Pro Forma Combined	Historical	Unaudited Pro Forma Equivalent
	Six Months Ended June 26, 2004		Six Months Ended June 30, 2004
Basic earnings per share	$0.96	$0.61	$0.53	$0.29
Diluted earnings per share	$0.88	$0.58	$0.51	$0.28
Book value per share	$11.24	$21.37	$6.67	$10.26
Dividends	—	—	—	—

COMPARATIVE MARKET PRICE INFORMATION

        The table below sets forth the closing sale prices of Charles River common stock as reported on the New York Stock Exchange, and the closing sale prices of Inveresk common stock as reported on the Nasdaq National Market, each on June 30, 2004, the last trading day prior to the public announcement of the transaction, and on September 15, 2004. The table also shows the implied value of one share of Inveresk common stock, which we calculated by adding $15.15 to the product of the closing price of Charles River common stock on those dates and the exchange ratio of 0.48. The market prices of Charles River common stock and Inveresk common stock will fluctuate between the date of this document and the time of the special meetings or the completion of the transaction. No assurance can be given concerning the market prices of Charles River common stock or Inveresk common stock before the completion of the transaction or the market price of Charles River common stock after the completion of the transaction. The exchange ratio and cash consideration are fixed in the merger agreement and Inveresk has only a limited right to terminate the merger agreement based on substantial declines in Charles River's stock price, as described under "The Merger Agreement—Termination—Additional Termination Right". Charles River has no right to terminate the merger agreement based on changes in either party's stock price. One result of this is that the market value of the Charles River common stock that Inveresk shareholders will receive in the merger may vary significantly from the prices shown in the table below. Charles River and Inveresk shareholders are advised to obtain current market prices for Charles River common stock and Inveresk common stock.

	Charles River Common Stock	Inveresk Common Stock	Implied Value of Inveresk Common Stock
June 30, 2004	$48.87	$30.84	$38.61
September 15, 2004	$45.16	$36.65	$36.83

        See "Comparative Per Share Market Prices and Dividends" for additional market price information.

RISK FACTORS

        In addition to the other information included in this document, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements", you should carefully consider the following risk factors in determining how to vote at the special meetings of Charles River and Inveresk. In addition, you should read and consider the risk factors associated with each of the businesses of Charles River and Inveresk because these risk factors will also affect the combined company. Descriptions of the other risk factors specific to each of our respective businesses can be found in the documents that have been filed by each company with the Securities and Exchange Commission and are incorporated by reference into this document. See "Where You Can Find More Information", beginning on page 115.

Risk Factors Relating To The Transaction

Shareholders cannot be sure of the market value of the shares of Charles River common stock that will be issued in the transaction.

        Upon the completion of the transaction, each share of common stock of Inveresk outstanding immediately prior to the transaction will be converted into the right to receive a combination of 0.48 of a share Charles River common stock and $15.15 in cash, without interest. Because the exchange ratio for the stock consideration is fixed in the merger agreement, the market value of the Charles River common stock issued in the transaction will depend upon the market price of a share of Charles River common stock upon the completion of the transaction. This market value of Charles River common stock will fluctuate prior to the completion of the transaction and therefore may be different at the time the transaction is completed than it was at the time the merger agreement was signed, the date of this document or at the time of the special meetings. Inveresk has only a limited right to terminate the merger agreement based on substantial declines in Charles River's stock price, as described under "The Merger Agreement—Termination—Additional Termination Right". Accordingly, shareholders cannot be sure of the market value of the Charles River common stock that will be issued in the transaction or the market value of Charles River common stock at any time after the transaction. Therefore, we recommend that you obtain current market quotations for Charles River common stock and Inveresk common stock before voting at your company's special meeting.

Charles River and Inveresk may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the transaction.

        We have entered into the merger agreement because we believe that the transaction will be beneficial to each of Charles River, Inveresk and their respective shareholders. Achieving the anticipated benefits of the transaction will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The difficulties of combining the two companies' businesses potentially may include, among other things, the following:

  •
  The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies, and the integration of certain operations following the transaction, will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined company.

  •
  Any inability of our management to integrate successfully the operations of our two companies or to adapt to the addition of lines of business in which Charles River has not historically engaged, could have an adverse effect on the business and results of operations of the combined company.

  •
  We may not be able to achieve the anticipated cost savings, revenue growth or the consistent use of our best practices.

        Any inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company, which may affect the value of the Charles River common stock after the closing of the transaction.

The combined company will depend on its senior management team and other key employees, and the loss of any member of the team could adversely affect the combined company's business.

        The success of the combined company after the transaction will depend in part upon the ability of Charles River and Inveresk to retain senior management and other key employees of both companies. Competition for qualified personnel can be very intense. In addition, senior management and key employees may depart because of issues relating to the uncertainty or difficulty associated with the integration of the companies or a desire not to remain with the combined company. Accordingly, no assurance can be given that Charles River or Inveresk will be able to retain senior management and key employees to the same extent that they have been able to do so in the past.

Charles River may not be able to obtain the financing needed for the transaction on favorable terms.

        Charles River has received the commitments of certain lenders to provide financing of up to $500 million in the aggregate for the transaction. However, the lenders that provided the commitments have the right to decide not to actually fund the loan if, among other reasons, there is any event, development or circumstance that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, property or condition of Charles River, Inveresk or their respective subsidiaries, taken as a whole. If such an event, development or circumstance does occur, Charles River will be forced to obtain an alternate source of financing, which may be more expensive for Charles River, may have an adverse impact on the combined company's capital structure, or may be unavailable on terms acceptable to Charles River. For a more detailed discussion of the commitments, see "The Transaction—Transaction Financing".

The combined company will have a level of debt that could adversely affect its business and growth prospects.

        It is expected that Charles River will utilize much of the financing to be made available pursuant to the financing commitments discussed above to fund part of the cash consideration payable to the Inveresk shareholders in the transaction. The combined company, on a pro forma basis, would have had approximately $691.6 million of long-term debt at June 26, 2004. This debt could have significant adverse effects on the business of the combined company, including: making it more difficult for the combined company to obtain additional financing on favorable terms; requiring the combined company to dedicate a substantial portion of its cash flows from operations to the repayment of its debt and the interest on its debt; limiting the combined company's ability to capitalize on significant business opportunities; and making the combined company more vulnerable to economic downturns.

Some of Inveresk's officers and directors have interests in the transaction that may influence them to support or approve the transaction.

        Some of the directors of Inveresk who recommend that you vote in favor of the transaction, and the officers of Inveresk who provided information to their board of directors relating to the transaction, have employment, indemnification and severance benefit arrangements, rights to acceleration of stock options and rights to ongoing indemnification and insurance that provide them with interests in the transaction that may differ from yours. The receipt of compensation or other benefits in the transaction may have influenced these directors in making their recommendation that you vote in favor of the transaction, and these officers in making recommendations to their boards of directors relating to the transaction. For a more detailed discussion, see "Interests of Certain Persons in the Transaction".

The combined company could be adversely affected by tax law changes in the United Kingdom or Canada.

        Inveresk's operations in the United Kingdom and Canada currently benefit from favorable corporate tax arrangements. Inveresk receives substantial tax credits in Canada from both the Canadian federal and Quebec governments and it benefits from tax credits and accelerated tax depreciation allowances in the United Kingdom. Any reduction in the availability or amount of these tax credits or allowances would be likely to have a material adverse effect on Inveresk's and, following completion of the transaction, the combined company's profits and cash flow from either or both of Inveresk's Canadian and United Kingdom operations, and on Inveresk's and the combined company's effective tax rate.

Impairment of goodwill arising from the transaction may adversely impact future results of operations.

        The combination of Charles River and Inveresk will be accounted for as a purchase by Charles River under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Inveresk, including identifiable intangible assets, will be recorded at their respective fair values as of the date the combination is completed. The excess of the purchase price over the fair value of acquired net assets and liabilities will be recorded as goodwill. As a result of the combination, Charles River expects to record $1.3 billion of additional goodwill and $0.2 billion of other intangible assets, which are material to the combined company. The goodwill will not be amortized, but will be reviewed for impairment by Charles River at least annually. If the future growth and operating results of the acquired businesses are not as strong as anticipated, goodwill may be impaired. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Such an impairment charge could materially and adversely affect the operating results and financial condition of the combined company.

Risk Factors Relating to Charles River's Business

Charles River's business is subject to risks relating to operating internationally.

        A significant part of Charles River's net sales is derived from operations outside the United States. Charles River's international revenues, which include revenues from its non-U.S. subsidiaries, represented 30.8 percent of Charles River's total net sales in 2003, 27.4 percent in 2002 and 27.3 percent in 2001. Charles River expects that international revenues will continue to account for a significant percentage of its revenues for the foreseeable future. There are a number of risks arising from Charles River's international business, including:

  •
  foreign currencies Charles River receives for sales outside the U.S. could be subject to unfavorable exchange rates with the U.S. dollar and reduce the amount of revenue that Charles River recognizes;

  •
  general economic and political conditions in the markets in which Charles River operates;

  •
  potential international conflicts, including terrorist acts;

  •
  potential increased costs associated with overlapping tax structures;

  •
  potential trade restrictions and exchange controls;

  •
  difficulties and costs associated with staffing and managing foreign operations;

  •
  unexpected changes in regulatory requirements;

  •
  the difficulties of compliance with a wide variety of foreign laws and regulations;

  •
  longer accounts receivable cycles in certain foreign countries; and

  •
  import and export licensing requirements.

        Charles River's operations and financial results could be significantly affected by the above mentioned risks. For example, because both sales and costs at Charles River's foreign businesses are conducted in the local currency, Charles River is subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of Charles River's foreign operations. These fluctuations may decrease Charles River's earnings. Charles River currently does not hedge against the risk of exchange rate fluctuations because both sales and costs at Charles River's foreign businesses are maintained in local currency. The economic situation in some of the foreign countries in which Charles River operates may result in slower payments of outstanding receivable balances. Charles River's financial results could be adversely affected by weakness in the economies and currencies in these regions.

A reduction in research and development budgets may adversely affect Charles River's business.

        Charles River's customers include researchers at pharmaceutical and biotechnology companies. Charles River's ability to continue to grow and win new business is dependent upon the ability and willingness of the pharmaceutical and biotechnology industries to continue to spend on research and development at rates close to or at historical levels and to outsource the products and services Charles River provides. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for Charles River's products and services. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Charles River's business could be adversely affected by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, as well as by academic institutions, government laboratories or private foundations.

A reduction or delay in government funding of research and development may adversely affect Charles River's business.

        A substantial portion of net sales in Charles River's research models and services segment is derived from customers at academic institutions and research laboratories whose funding is partially dependent on both the level and timing of funding from government sources, such as the U.S. National Institutes of Health, or NIH, and similar domestic and international agencies. Although the level of government research funding has increased substantially during the past several years, Charles River believes this increase may not continue at historic rates in the short term. Government funding of research and development is subject to the political process, which is inherently unpredictable. Charles River's sales may be adversely affected if Charles River's customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could adversely affect Charles River's business and Charles River's financial results. Charles River's customers generally receive funds from approved grants at particular times of the year, as determined by the U.S. federal government. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by Charles River's customers and, as a result, can cause fluctuations in Charles River's sales and operating results.

The outsourcing trend in the pre-clinical and non-clinical stages of drug discovery and development may decrease, which could slow Charles River's growth.

        Some areas of Charles River's discovery and development services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their pre-clinical and non-clinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in pre-clinical and non-clinical outsourcing activity could result in a diminished growth rate in the sales of one or more of Charles River's expected higher-growth areas. Charles River's customer contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect Charles River's sales and profitability.

        Generally, Charles River's agreements with its customers provide that the customers can terminate the agreements or reduce the scope of services under the agreements with little or no notice. Customers may elect to terminate their agreements with Charles River for various reasons, including: unexpected or undesired study results; production problems resulting in shortages of the drug being tested; the customer's decision to forego or terminate a particular study; or the loss of funding for the particular research study. If a customer terminates a contract with Charles River, Charles River is entitled under the terms of the contract to receive revenue earned to date as well as certain other costs and, in some cases, penalties. Primarily in Charles River's development and safety testing segment, cancellation of a large contract or simultaneous cancellation of multiple contracts could materially adversely affect that segment's business and, therefore, may adversely affect Charles River's operating results.

Contaminations in Charles River's animal populations can damage its inventory, harm its reputation for contaminant-free production and result in decreased sales.

        Charles River's research models and fertile chicken eggs must be free of contaminants such as viruses and bacteria because the presence of contaminants can distort or compromise the quality of research results. Contaminations in Charles River's isolated breeding rooms or poultry houses could disrupt its contaminant-free research model and fertile egg production, harm its reputation for contaminant-free production and result in decreased sales.

        Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict and could adversely impact Charles River's financial results. Charles River has made significant capital expenditures designed to strengthen its biosecurity and has significantly improved its operating procedures to protect against such contaminations, however, contaminations may still occur.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of Charles River's products and services.

        For many years, groups within the scientific and research communities have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which Charles River does not market its products or services. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which Charles River acquired and has aggressively marketed as an alternative to testing in animals. It is Charles River's strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in Charles River's markets. However, these methods may not be available to Charles River or Charles River may not be successful in commercializing these methods. Even if Charles River is successful, sales or profits from these methods may not offset reduced sales or profits from research models. Alternative research methods could decrease the need for research models, and Charles River may not be able to develop new products effectively or in a timely manner to replace any lost sales.

Charles River faces significant competition in its business, and if Charles River is unable to respond to competition in its business, its revenues may decrease.

        Charles River faces significant competition from different competitors in each of its business units. Some of Charles River's competitors are larger than Charles River and may have greater capital, technical or other resources than Charles River does. Charles River generally competes on the basis of quality, reputation and availability of service. Expansion by Charles River's competitors into other areas in which it operates, new entrants into its markets or changes in its competitors' strategies could adversely affect Charles River's competitive position. Any erosion of Charles River's competitive position may decrease its revenues or limit its growth.

Negative attention from special interest groups may impair Charles River's business.

        Charles River's core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, Charles River has experienced protests by animal right activists, which included threats against Charles River's facilities and employees, overseas. Future negative attention or threats against Charles River's facilities or employees could adversely affect Charles River's business.

Tax benefits Charles River expects to be available in the future may be subject to challenge.

        In connection with Charles River's 1999 recapitalization, Charles River's then current shareholders, CRL Acquisition LLC, referred to as CRL Acquisition, and Bausch & Lomb Incorporated, made a joint election intended to permit Charles River to increase the depreciable and amortizable tax basis in Charles River's assets for federal income tax purposes, thereby providing Charles River with expected future tax benefits. In connection with Charles River's initial public offering in 2000, CRL Acquisition reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of its stock to its members. Charles River believes that the reorganization and liquidating distribution should not have any impact on the election for federal income tax purposes. However, it is possible that the Internal Revenue Service may contend that this reorganization and liquidating distribution should be integrated with Charles River's original recapitalization. If the Internal Revenue Service were to be successful with this contention, the expected future tax benefits at the time of the recapitalization would not be available and Charles River would be required to write off the related deferred tax asset.

Charles River depends on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm Charles River's business.

        Charles River's success depends to a significant extent on the continued services of Charles River's senior management and other members of management. James C. Foster, Charles River's Chief Executive Officer since 1992, has held various positions with the company for 27 years and is Charles River's Chairman. Charles River has no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, Charles River's business may suffer.

        Because of the specialized scientific nature of Charles River's business, Charles River is highly dependent upon qualified scientific, technical and managerial personnel. While Charles River has an excellent record of employee retention, there is still strong competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, Charles River may not be able to attract and retain the qualified personnel necessary for the development of Charles River's business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could harm Charles River's business.

Charles River's quarterly operating results may vary, which could negatively affect the market price of Charles River's common stock.

        Charles River's results of operations may vary from quarter to quarter and are influenced by such factors as the number and scope of ongoing customer engagements, the commencement, postponement, completion or cancellation of customer contracts in the quarter, changes in the mix of Charles River's products and services, the extent of cost overruns, holiday patterns of Charles River's customers, budget cycles of Charles River's customers, and exchange rate fluctuations. Charles River believes that operating results for any particular quarter are not necessarily a meaningful indication of future results. Nonetheless, fluctuations in Charles River's quarterly operating results could negatively affect the market price of Charles River common stock.

Risk Factors Relating to Inveresk's Business

Inveresk could be adversely affected if the companies in the pharmaceutical and biotechnology industries to whom Inveresk offers its services reduce their research and development activities or reduce the extent to which they outsource pre-clinical and clinical development.

        Inveresk is a global provider of drug development services to pharmaceutical and biotechnology clients. Its ability to win new business is dependent upon the ability and willingness of companies in the pharmaceutical and biotechnology industries to continue to spend on research and development at rates close to or at historical levels and to outsource the services Inveresk provides. As a result, Inveresk is subject to risks, uncertainties and trends that affect companies in these industries. For example, Inveresk has benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource both small and large pre-clinical and clinical development projects. Any general downturn in the pharmaceutical or biotechnology industries, any reduction in research and development spending by companies in these industries or any expansion of their in-house development capabilities could have a material adverse effect on Inveresk's business, financial condition and operating results.

Inveresk could be adversely affected by changes in government regulations.

        The process for approval of a drug candidate is subject to strict government regulation, especially in North America, Europe and Japan. Any material changes in government regulations, whether involving a relaxation or a strengthening of regulation, could adversely affect Inveresk. A relaxation in regulatory requirements or the introduction of simplified drug approval procedures, for instance, could have a material adverse effect on the demand for Inveresk's services, which could adversely affect Inveresk's business, financial condition and operating results. At the same time, an increase in regulatory requirements could require Inveresk to change the manner in which it conducts its operations or could require Inveresk to incur significant capital expenditures in order to effect those changes. Other changes in governmental regulations could result in a change in the type and amount of capital expenditures required to conduct Inveresk's business and as a result could have a material adverse effect on Inveresk's business, financial condition and operating results.

Inveresk's exposure to exchange rate fluctuations could adversely affects its results of operations.

        Inveresk derives a significant portion of its revenue from its operations outside of the United States, primarily from its operations in Canada and the United Kingdom, where significant amounts of Inveresk's revenues and expenses are recorded in local (non-U.S.) currency. Inveresk's financial statements are presented in U.S. dollars. Accordingly, changes in currency exchange rates, particularly between the pound sterling, the Canadian dollar and the U.S. dollar, will cause fluctuations in Inveresk's reported financial results, which fluctuations could be material. In addition, Inveresk's contracts with its clients are frequently denominated in currencies other than the currency in which Inveresk incurs expenses related to those contracts. This is particularly the case with respect to Inveresk's Canadian operations, where its contracts generally provide for invoicing clients in U.S.

dollars but its expenses are generally incurred in Canadian dollars. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on Inveresk's results of operations.

The percentage of Inveresk's income that is reserved for the payment of taxes may fluctuate significantly from period to period.

        Inveresk receives research and development tax credits in Canada and the United Kingdom. The size of these tax credits is dependent upon the amount of qualifying costs incurred in these jurisdictions and therefore the tax credits are not a constant percentage of Inveresk's income before taxes. Because of these factors, Inveresk's provision for income taxes expressed as a percentage of income before income taxes may fluctuate significantly from period to period.

If Inveresk is unable to attract suitable participants for the clinical trials of its clients, Inveresk's clinical development business may suffer.

        Inveresk's clinical development business is dependent upon its ability to recruit participants for the clinical trials it is managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be a sufficient number of participants available with the traits necessary to conduct Inveresk's clinical trials in the future. If multiple organizations are conducting similar trials and competing for participants, it could also make Inveresk's recruitment efforts more difficult. If Inveresk is unable to attract suitable and willing participants on a consistent basis, it would have an adverse effect on the trials being managed by its clinical development business, which in turn could have a material adverse effect on Inveresk's business.

Inveresk's contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect Inveresk's revenue and profitability.

        In general, Inveresk's agreements with clients provide that the client can terminate the agreements or reduce the scope of services under the agreements upon little or no notice. Clients may elect to terminate their agreements with Inveresk for various reasons, including: unexpected or undesired study results; inadequate patient enrollment or investigator recruitment; production problems resulting in shortages of the drug being tested; adverse patient reactions to the drug being tested or the client's decision to forego or terminate a particular study. If a client terminates its contract, Inveresk is generally entitled under the terms of the contract to receive revenue earned to date as well as certain other costs. In both Inveresk's pre-clinical and clinical businesses, cancellation of any large contract or simultaneous cancellation of multiple contracts could materially adversely affect Inveresk's business, financial condition and operating results.

Because most of Inveresk's clinical development net service revenue is from long-term fixed-fee contracts, Inveresk would lose money in performing the contracts if the costs of performing the contracts were to exceed the fixed fees payable to Inveresk.

        Because most of Inveresk's clinical development net service revenue is from long-term fixed price contracts, Inveresk bears the risk of cost overruns under these contracts. If the costs of completing these projects exceed the fixed fees for these projects, for example, if Inveresk underprices these contracts or if there are significant cost overruns under these contracts, Inveresk's business, financial condition and operating results could be adversely affected. Although the majority of Inveresk's contracts with its pre-clinical clients are also fixed price contracts, Inveresk typically has more flexibility under those contracts to adjust the price to be charged if it is asked to provide additional services. These contracts also tend to have shorter terms than Inveresk's clinical contracts. Therefore, Inveresk has less risk of underpricing or incurring significant cost overruns under Inveresk's pre-clinical contracts. However, if Inveresk did have to bear significant costs of underpricing or cost-overruns under its pre-clinical contracts, its business, financial condition and operating results could be adversely affected.

Inveresk's future profitability could be reduced if it incurs liability for failure to properly perform Inveresk's obligations under its contracts with its clients.

        Inveresk is liable to its clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If Inveresk fails to conduct a study properly in accordance with the agreed upon procedures, Inveresk may have to repeat the study at Inveresk's expense, reimburse the client for the cost of the study and pay additional damages. At Inveresk's Phase I clinic in Edinburgh, Inveresk studies the effects of drugs on healthy volunteers. In addition, in Inveresk's clinical business Inveresk, on behalf of its clients, contracts with physicians who render professional services, including the administration of the substance being tested, to participants in clinical trials, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. As a result, Inveresk could be held liable for bodily injury, death, pain and suffering, loss of consortium, or other personal injury claims and medical expenses arising from a clinical trial. To reduce Inveresk's potential liability, informed consent is sought from each participant in Inveresk's Phase I-IV clinical trials and Inveresk obtains indemnity provisions in its contracts with clients. These indemnities generally do not, however, protect Inveresk against certain of its own actions such as those involving negligence or misconduct. Inveresk's business, financial condition and operating results could be materially and adversely affected if it was required to pay damages or incur defense costs in connection with a claim that is not indemnified, that is outside the scope of an indemnity or where the indemnity, although applicable, is not honored in accordance with its terms. Inveresk maintains errors and omissions professional liability insurance in amounts it believes to be appropriate. This insurance provides coverage for vicarious liability due to negligence of the investigators who contract with Inveresk, as well as claims by Inveresk's clients that a clinical trial was compromised due to an error or omission by Inveresk. If Inveresk's insurance coverage is not adequate, or if Inveresk's insurance coverage does not continue to be available on terms acceptable to Inveresk, Inveresk's business, financial condition and operating results could be materially and adversely affected.

Inveresk's clients retain Inveresk on an engagement-by-engagement basis, which reduces the predictability of Inveresk's revenues and its profitability.

        Inveresk's clients generally retain the company on an engagement-by-engagement basis. Costs of switching drug development services companies are not significant and after Inveresk completes a project for a client it does not know whether the same client will retain Inveresk in the future for additional projects. A client that accounts for a significant portion of Inveresk's revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. This makes it difficult for Inveresk to predict revenues and operating results. Since Inveresk's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress, Inveresk may continue to incur costs and expenses based on Inveresk's expectations of future revenues. This could have an adverse effect on Inveresk's business, financial condition and operating results.

Inveresk's backlog is subject to reduction and cancellation and Inveresk's failure to replace completed or cancelled backlog could reduce Inveresk's future revenues and profitability.

        For Inveresk's internal purposes, Inveresk periodically calculates backlog. Backlog represents the aggregate price of services that Inveresk's clients have committed to purchase by signed contract or other written evidence of a firm commitment. Inveresk's backlog is subject to fluctuations and is not necessarily indicative of future backlog or revenues. Cancelled contracts are removed from backlog. Inveresk's failure to replace items of backlog that have been completed, reduced in scope or cancelled could result in lower revenues.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This document contains certain forward-looking information about Charles River, Inveresk and the combined company after completion of the transaction that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the transaction. Representatives of Charles River and Inveresk may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River and Inveresk, and involve a number of risks and uncertainties, including the risks described in this document under "Risk Factors" and other risks described in the Securities and Exchange Commission reports filed by Charles River and Inveresk, that could cause actual results to differ materially from those stated or implied by the forward-looking statements.

        Some other risks and uncertainties include, but are not limited to, risks associated with:

  •
  possible future reductions in research and development activities by pharmaceutical and biotechnology clients;

  •
  possible future changes in government regulations;

  •
  the effect of interest rate and foreign exchange rate fluctuations;

  •
  the loss or delay of contracts due to economic uncertainty or other factors;

  •
  our ability to efficiently manage backlog;

  •
  our ability to expand our business through strategic acquisitions;

  •
  competition within the industry and the potential adverse impact of healthcare reform;

  •
  the reaction of Charles River's and Inveresk's customers to the transaction; and

  •
  failure to satisfy or obtain waiver of the conditions to the completion of the transaction, including but not limited to receipt of shareholder approvals, regulatory approvals and tax opinions.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or in the case of statements incorporated by reference, on the date of the document incorporated by reference. All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this document and attributable to Charles River or Inveresk or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Charles River nor Inveresk undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE CHARLES RIVER SPECIAL MEETING

        This section contains information from Charles River for Charles River shareholders about the special meeting of shareholders it has called to consider and approve the issuance of Charles River common stock in connection with the transaction. Together with this document, Charles River is also sending you a notice of the Charles River special meeting and a form of proxy that is being solicited by Charles River's board of directors for use at the Charles River special meeting. The information and instructions contained in this section are addressed to Charles River shareholders and all references to "you" in this section should be understood to be addressed to Charles River shareholders.

Date, Time and Place of the Special Meeting

        The Charles River special meeting will take place on October 20, 2004 at 9:00 a.m., Eastern Time, at Charles River's corporate headquarters, 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Purpose of the Special Meeting

        The purpose of the Charles River special meeting is to consider and vote on the following proposals:

          1.     a proposal to issue shares of Charles River common stock in connection with the transaction; and

          2.     a proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the issuance of Charles River common stock in connection with the transaction.

        Neither proposal to be voted upon at the Charles River special meeting is conditioned on the approval of the other proposal.

Record Date and Outstanding Shares

        Charles River has fixed the close of business on September 13, 2004 as the record date for determining the Charles River shareholders entitled to receive notice of and to vote at the Charles River special meeting. As of that date, there were 46,281,567 shares of Charles River common stock outstanding. Only holders of record of Charles River common stock on the record date are entitled to receive notice of and to vote at the Charles River special meeting, and any adjournment or postponement thereof. Each share of common stock is entitled to one vote.

Quorum Requirement

        Under Delaware law and the Charles River bylaws, the presence in person or by proxy of a majority of the outstanding shares of Charles River common stock is necessary to constitute a quorum at the special meeting. Votes of shareholders of record who are present at the special meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the special meeting for purposes of determining whether a quorum exists.

        If you hold your shares of Charles River common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter.

Votes Required

        The approval of the proposal to issue shares of Charles River common stock in connection with the transaction, and therefore the consummation of the transaction, requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Charles River special meeting, in a vote in which the total number of votes cast represents more than 50 percent of the outstanding Charles River common stock. Your failure to vote on this proposal, including abstentions or broker non-votes, may have the same effect of a vote against that proposal. However, if the 50 percent requirement is satisfied, your failure to vote on this proposal, including abstentions or broker non-votes, will have the effect of reducing the aggregate number of shares voting and the number of affirmative votes required to approve the share issuance proposal.

        The proposal to approve an adjournment of the Charles River special meeting to solicit additional proxies will be approved if a majority of the outstanding shares of common stock present in person or represented by proxy at the Charles River special meeting are voted in favor of the proposal, whether or not a quorum exists. Your failure to vote on this proposal, other than by abstention or broker non-vote, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and, as a result, the number of affirmative votes required to approve the proposal. However, both abstentions and broker non-votes will have the same effect as a vote against the adjournment proposal.

        Neither proposal to be voted upon at the Charles River special meeting is conditioned on the approval of the other proposal.

Shares Beneficially Owned as of the Record Date

        As of the Charles River record date, directors and executive officers of Charles River and their affiliates, as a group, beneficially owned or otherwise had the right to vote 2,403,257 shares of Charles River common stock, or approximately 5 percent of the outstanding Charles River common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Inveresk and their affiliates, including Inveresk, did not beneficially own or otherwise have the right to vote any shares of Charles River common stock. To Charles River's knowledge, the directors and executive officers of Charles River and their affiliates intend to vote their Charles River common stock in favor of the issuance of Charles River common stock in connection with the transaction.

Voting at the Charles River Special Meeting

        Record holders may vote in person at the Charles River special meeting or by proxy. Charles River recommends that record holders vote by proxy even if they plan to attend the Charles River special meeting. Record holders can always revoke their proxy and change their votes at the Charles River special meeting.

Proxies

        Voting instructions are attached to your proxy card. If you properly give your proxy and submit it to Charles River in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against any or all of the proposals submitted at the Charles River special meeting or abstain from voting.

        How to Vote by Proxy.    If your shares are registered in your name, there are three ways to vote your proxy: by telephone; through the Internet; or by mail. Your telephone vote or Internet vote authorizes James C. Foster, Thomas F. Ackerman and Dennis R. Shaughnessy, and each of them, as proxies, each with the power to appoint his substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

        Only the latest dated proxy, whether by mail, telephone or Internet, will be voted at the Charles River special meeting. If you choose to vote by mail, we recommend you do so promptly to help ensure timely delivery. If you vote by telephone or through the Internet, please do not mail your proxy form.

        If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

        How Proxies Will Be Voted.    If you sign and submit a proxy but do not mark a box with respect to one or more of the Charles River proposals, your proxy will follow the Charles River board of directors' recommendations and vote these shares:

  •
  FOR the issuance of Charles River common stock in connection with the transaction; and

  •
  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

        Shares represented by a proxy that has been returned with instructions to vote against the proposal to issue shares of Charles River common stock in connection with the transaction but which does not include instructions with respect to the adjournment proposal will not be voted in favor of the adjournment proposal.

        Revoking Your Proxy.    You may revoke your proxy before it is voted by:

  •
  submitting a new proxy with a later date, including a proxy given by telephone or through the Internet, or

  •
  providing a written notice of revocation to Charles River's corporate secretary before the Charles River special meeting.

        If you have executed a proxy and are present at the special meeting, and you wish to vote in person, you must revoke your proxy as described above prior to voting in person.

        If you have instructed your broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Solicitation of Proxies

        Charles River and Inveresk will each pay their own expenses incurred in connection with the printing and mailing of this document. Charles River has retained Georgeson Shareholder Communications, Inc. for a fee of $25,000, plus additional fees relating to telephone solicitation and reimbursement of certain expenses, to assist in the solicitation of proxies and otherwise in connection with the Charles River special meeting. Charles River has agreed to indemnify Georgeson for certain liabilities arising out of Georgeson's engagement (excluding those resulting from Georgeson's gross negligence or intentional misconduct) Charles River and Georgeson will also request banks, brokers and other intermediaries holding shares of Charles River common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the directors, officers and employees of Charles River. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

        The extent to which these proxy soliciting efforts will be necessary depends largely upon how promptly proxies are submitted. Please send in your proxy by mail, telephone or Internet without delay.

No Other Business; Adjournments

        Under Delaware law and the Charles River bylaws, the business to be conducted at the Charles River special meeting will be limited to the purposes stated in the notice to Charles River shareholders provided with this document.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of (a) a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists, or (b) if no shareholder is present, any officer entitled to preside at or to act as Secretary of such meeting. Charles River is not required to notify shareholders of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

        References to the Charles River special meeting in this document are to such special meeting as adjourned or postponed.

Shareholder Questions

        Charles River shareholders with any questions about the transaction or about voting their shares should call Georgeson Shareholder Communications, Inc., Charles River's proxy solicitors, toll-free at 866-432-2793 or the Charles River shareholder investor relations department at 877-5676-CRL.

THE INVERESK SPECIAL MEETING

        This section contains information from Inveresk for Inveresk shareholders about the special meeting of shareholders it has called to consider and approve the issuance of Inveresk common stock in connection with the transaction. Together with this document, Inveresk is also sending you a notice of the Inveresk special meeting and a form of proxy that is being solicited by Inveresk's board of directors for use at the Inveresk special meeting. The information and instructions contained in this section are addressed to Inveresk shareholders and all references to "you" in this section should be understood to be addressed to Inveresk shareholders.

Date, Time and Place of the Special Meeting

        This document is being furnished by Inveresk's board of directors in connection with the solicitation of proxies from holders of Inveresk common stock for use at Inveresk's special meeting of shareholders to be held at 31 West 52nd Street, New York, New York 10019 on October 20, 2004, beginning at 9:00 a.m., Eastern Time, and at any adjournment or postponement of the meeting.

Purpose of the Special Meeting

        The Inveresk special meeting will be held to consider and vote upon the following proposals:

  1.
  A proposal to adopt the merger agreement and approve the transaction;

  2.
  A proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement and approval of the transaction; and

  3.
  Any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

        None of the proposals to be voted upon at the Inveresk special meeting is conditioned on the approval of any other proposal.

Record Date and Outstanding Shares

        Inveresk's board of directors has fixed the close of business on September 13, 2004, as the record date. Only shareholders of record of Inveresk common stock on the books of Inveresk as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. On September 13, 2004, there were 38,242,951 shares of Inveresk common stock issued and outstanding held by eight shareholders of record. The number of record shareholders does not include persons whose stock is held in nominee or "street name" accounts through brokers.

Quorum Requirement

        A majority of all shares of Inveresk common stock outstanding on the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in the determination of the number of shares present at the Inveresk special meeting for the purposes of determining a quorum.

        If a quorum is not obtained, or if fewer shares of Inveresk common stock are voted in favor of the proposal for the adoption of the merger agreement and approval of the transaction at the special meeting than the number of shares necessary to approve the proposal, we may seek to adjourn the special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the reconvened special meeting.

Vote Required

        Each holder of Inveresk common stock will be entitled to one vote, in person or by proxy, for each share of Inveresk common stock registered in the holder's name on books of Inveresk as of the record date on any matter submitted for the vote of Inveresk's shareholders. The proposal for the adoption of the merger agreement and approval of the transaction will be approved if a majority of the shares of Inveresk common stock entitled to vote at the special meeting are voted in favor of the adoption of the merger agreement and approval of the transaction. If the proposal to approve an adjournment of the special meeting to solicit additional proxies is presented for a vote, it will be approved in the following circumstances:

  •
  If there is a quorum at the Inveresk special meeting, a majority of the shares of Inveresk common stock present in person or represented by proxy at the Inveresk special meeting are voted in favor of the adjournment proposal.

  •
  If there is not a quorum at the Inveresk special meeting, a majority of the shares of Inveresk common stock having voting power present in person or represented by proxy at the Inveresk special meeting are voted in favor of the adjournment proposal.

        With respect to the proposal to adopt the merger agreement and approve the transaction, the failure to vote, abstentions and broker non-votes will not be considered to have been voted in favor of the proposal and will have the same effect as a vote against the proposal. With respect to the proposal to approve an adjournment of the special meeting to solicit additional proxies, the failure to vote on the adjournment proposal, other than by abstention or broker non-vote, will have the effect of reducing the aggregate number of shares voting with respect to the proposal and, as a result, the number of affirmative votes required to approve the proposal. An abstention will have the same effect as a vote against the proposal. A broker non-vote will have:

  •
  the same effect as a vote against the proposal if there is not a quorum at the Inveresk special meeting; and

  •
  the same effect as a failure to vote if there is a quorum at the Inveresk special meeting.

        A "broker non-vote" occurs on a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given by the beneficial owner. A broker is not permitted to vote on the proposal to adopt the merger agreement and approve the transaction or on the proposal to approve an adjournment of the special meeting without instruction from the beneficial owner of the Inveresk shares held by the broker. Therefore, if your Inveresk shares are held in an account at a brokerage firm or bank, and you do not provide the broker or bank with instructions on how to vote the shares which you beneficially own in accordance with the instructions received from the brokerage firm or bank, a broker non-vote will occur with respect to those shares.

Shares Beneficially Owned as of the Record Date

        To our knowledge, none of Inveresk's shareholders have entered into voting agreements with Charles River. Based on the number of shares of Inveresk common stock outstanding as of September 13, 2004, Inveresk's directors and executive officers and their affiliates, as a group, beneficially owned an aggregate of 1,531,458 shares of Inveresk common stock, which would represent approximately 4 percent of all outstanding shares of Inveresk common stock entitled to vote at Inveresk's special meeting. At that date, directors and executive officers of Charles River and their affiliates, including Charles River, did not beneficially own or otherwise have the right to vote any shares of Inveresk common stock. Inveresk's officers and directors have informed Inveresk that they intend to vote their shares in favor of the proposal to adopt the merger agreement and approve the transaction.

Voting at the Inveresk Special Meeting

        If you are an Inveresk shareholder of record on the record date and you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card. If your shares are held in the name of a broker or nominee, you may not vote your shares in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Proxies

        Inveresk shareholders may grant their proxies by mail by completing the enclosed proxy card, signing, dating and returning it in the enclosed envelope. We recommend you do so promptly to help ensure timely delivery. We have arranged for Inveresk shareholders who are shareholders of record to have the option to submit their proxies by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow Inveresk shareholders to appoint a proxy to vote their shares of Inveresk common stock, and to confirm that their instructions have been properly recorded. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card.

        An Inveresk shareholder whose shares are held in the name of a broker or nominee should follow the instructions provided by that broker or nominee on how to direct the voting of the shareholder's shares.

        How Proxies will be Voted.    All shares of Inveresk common stock represented by proxies properly executed and received by Inveresk before or at Inveresk's special meeting will be voted in accordance with the instructions indicated on the proxies. If the proxy is properly completed, signed and returned but no instructions are indicated, the shares will be voted:

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  FOR the adoption of the merger agreement and approval of the transaction; and

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  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and approval.

        Inveresk shares represented by a proxy that has been returned with instructions to vote against the proposal to adopt the merger agreement and approve the transaction but which does not include instructions with respect to the adjournment proposal will not be voted in favor of the adjournment proposal.

        Revoking Your Proxy.    If you grant a proxy in respect of your Inveresk shares and then attend the Inveresk special meeting, your attendance at the special meeting, or at any adjournment or postponement of the special meeting, will not automatically revoke your proxy. You can, however, revoke a proxy at any time prior to its exercise by:

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  delivering to Inveresk's corporate secretary a written notice of revocation before the special meeting (or, if the special meeting, is adjourned or postponed, before the adjourned or postponed meeting is actually held);

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  delivering to Inveresk's corporate secretary a later-dated, duly executed proxy (including a proxy by telephone or through the Internet) before the special meeting (or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held);

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  revoking the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

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  attending the special meeting (or, if the special meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person at the special meeting.

        If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.

Solicitation of Proxies

        Proxies may be solicited by mail, personal interview, telephone, facsimile and electronic mail by Inveresk's directors, officers and employees on a part-time basis and for no additional compensation. Inveresk will bear the costs it incurs in the solicitation of proxies under this document, including amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of Inveresk common stock.

        Inveresk has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies and to verify certain records related to the solicitations. Inveresk has agreed to pay Innisfree a fee not to exceed $15,000, plus certain expenses, for services rendered and to indemnify Innisfree against certain liabilities arising out of Innisfree's engagement (excluding those resulting from Innisfree's negligence or misconduct).

Other Business

        Inveresk's board of directors currently is not aware of any business to be acted upon at the special meeting other than as described in this document. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on those matters in their best judgment.

Shareholder Questions

        Inveresk shareholders with any questions about the transaction or about voting their shares should call Innisfree, Inveresk's proxy solicitors, toll-free at 877-825-8730. Brokers and bankers should call Innisfree collect at 212-750-5833.

Dissenter's or Appraisal Rights

        Inveresk shareholders who do not vote to adopt the merger agreement and approve the transaction and who otherwise comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares of Inveresk common stock in connection with the transaction rather than receive the merger consideration. See "The Transaction—Appraisal Rights". In addition, the text of Delaware General Corporation Law Section 262 is included as Appendix E to this document.

INFORMATION ABOUT THE COMPANIES

Charles River

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887
Telephone: (978) 658-6000
 http://www.criver.com

        Charles River is a leading provider of the critical research tools and integrated support services that enable innovative and efficient drug and medical device discovery and development. Charles River's customer base includes major pharmaceutical, biotechnology and medical device companies, as well as many government agencies, leading hospitals and academic institutions throughout the world. Employing approximately 4,700 people, including nearly 250 individuals with D.V.M.s, Ph.D.s, and M.D.s, Charles River has 82 production facilities and laboratories in 16 countries. The company's products and services, supported by Charles River's global infrastructure and deep scientific expertise, enable customers to meet many of the challenges in life science research.

  Research Models and Services

        Charles River is the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice, and has been supplying research models since 1947. The Food and Drug Administration and foreign regulatory bodies typically require the safety and efficacy of new drug candidates to be tested on research models prior to testing in humans. As a result, Charles River's research models are an essential part of the drug discovery and development process. In addition to research models, the company is the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs, which are used in the development and production of poultry and human vaccines.

        Charles River's research models and services business also offers a variety of related services that are designed to assist customers in screening drug candidates. Transgenic services, which includes model characterization, colony development, health monitoring, and genetic profiling, provides these services to nearly 200 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. In addition, Charles River's research models and services business offers rodent surgery, genetic transplantation, contract staffing and vaccine support. In the second quarter of 2004, research models and services accounted for 63 percent of Charles River's total net sales.

  Development and Safety Testing (DST)

        Charles River's development and safety testing business provides products and services in seven main areas: general and specialty toxicology, pathology services, interventional and surgical services, biosafety testing, pharmacokinetic and metabolic analysis, bioanalytical chemistry and in vitro technology. These activities are typically required for support of the regulatory filings necessary to obtain Food and Drug Administration approval. Charles River is a leading provider of preclinical safety evaluation services with significant expertise in niche specialties such as reproductive toxicology, contract pathology, photobiology and medical device testing. The company is also a market leader in LAL testing which is the first and only major FDA-validated in vitro alternative to an animal model test for endotoxin detection in pharmaceutical and medical device manufacturing. Charles River's development and safety testing business represented 37 percent of total net sales in the second quarter of 2004.

Inveresk

Inveresk Research Group, Inc.
11000 Weston Parkway
Cary, North Carolina 27513
(919) 460-9005
 http://www.inveresk.com

        Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through its pre-clinical and clinical business segments, Inveresk offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. Inveresk's client base includes major pharmaceutical companies in North America, Europe and Japan, as well as biotechnology and specialty pharmaceutical companies. Its pre-clinical business, which was established nearly 40 years ago, employs approximately 1,900 people while its clinical business, established in 1988, employs approximately 1,000 people. At December 31, 2003, 176 of Inveresk's employees held a Ph.D. or M.D. degree, 20 held D.V.M. degrees and 248 held masters degrees. Inveresk completed its initial public offering of common stock in July 2002.

  Pre-clinical Business

        Inveresk's pre-clinical development business operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This business segment provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). Based upon net service revenue, Inveresk believes it is the second largest provider of pre-clinical safety evaluation services in the world. Inveresk's pre-clinical business has a diverse client base, with no single client representing more than 10 percent of its net service revenue in 2003 or in 2002. More than 85 percent of the net service revenue from its pre-clinical business in 2002 and 2003 was generated from repeat clients.

  Clinical Business

        Inveresk's clinical development business and operates from 15 facilities located across the United States and Europe. This business segment conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). Its 62-bed clinic in Edinburgh, Scotland conducts a wide range of Phase I clinical trials and has completed an average of 11 first-in-man studies annually over the past five years. The global infrastructure of Inveresk's clinical development business permits it to offer clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

Indigo Merger I Corp. and Indigo Merger II LLC

        Indigo Merger I Corp. is a Delaware corporation and a wholly owned subsidiary of Charles River. Indigo Merger II LLC was originally formed under the name Indigo Merger II Corp. as a Delaware corporation and is a wholly owned subsidiary of Charles River. In accordance with the terms of the merger agreement, Indigo Merger II Corp. was converted into a Delaware limited liability company and its name changed to Indigo Merger II LLC. Indigo Merger II LLC is the successor to Indigo Merger II Corp. for all purposes. Each of Indigo Merger I Corp. and Indigo Merger II LLC was formed exclusively for the purpose of completing the transaction.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE TRANSACTION

        Under the merger agreement, each of Charles River and Inveresk has agreed to use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. The merger agreement provides, however, that Charles River will not be required to dispose of or hold separate all or any portion of the business or assets of Inveresk and its subsidiaries, or of Charles River and its subsidiaries, if doing so would reasonably be expected to result in a material adverse effect on Charles River or Inveresk.

        It is a condition to each company's respective obligations to consummate the transaction that any waiting period applicable to the transaction under the HSR Act will have expired or been terminated, and that the parties will have obtained any merger control clearances applicable to the transaction under the laws of France, the United Kingdom, Germany and Canada and such other merger control clearances which, if not obtained, would have a material adverse effect on Charles River or Inveresk. See "The Merger Agreement—Principal Conditions to Completion of the Transaction—Mutual Closing Conditions". Charles River and Inveresk believe there is no jurisdiction outside the United States in which a merger control clearance is required. Charles River's obligation to complete the transaction is further conditioned on the absence of any governmental action seeking to prohibit the consummation of the transaction or to compel Charles River to dispose of a material portion of its or Inveresk's business, in each case if such action would reasonably be expected to have a material adverse effect on Charles River or Inveresk.

        U.S. Antitrust Filing.    Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including our transaction, may not be consummated unless certain waiting period requirements have expired or been terminated. Each of Charles River and Inveresk filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the Federal Trade Commission on July 9, 2004. The Federal Trade Commission terminated the waiting period under the HSR Act on July 20, 2004. At any time before the effective time of the transaction, the Federal Trade Commission, the Justice Department or others could take action under the antitrust laws with respect to the transaction, including seeking to enjoin the completion of the transaction, to rescind the transaction or to require the divestiture of certain assets of Charles River or Inveresk. There can be no assurance that the transaction will not be challenged on antirust grounds or, if such a challenge is made, that the challenge will not be successful.

        Other than the filings described above, neither Charles River nor Inveresk is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the transaction. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action proves to be required, however, it is possible that Charles River or Inveresk may not be able to obtain it. Even if Charles River or Inveresk could obtain all necessary approvals, conditions may be placed on any such approval that could cause the transaction not to be completed.

THE TRANSACTION

        The following discussion contains material information pertaining to the transaction. This discussion is subject and qualified in its entirety by reference to the merger agreement included as Appendix A to this document, as amended by the amendment included as Appendix D to this document. We urge you to read and review the entire merger agreement, as amended, as well as the discussion in this document.

General

        This section provides material information about the transaction involving Charles River and Inveresk and the circumstances surrounding the transaction. You can find a more detailed description of the terms of the merger agreement, including information about the conditions to completion of the transaction and the provisions for terminating the merger agreement, below under "The Merger Agreement".

        We are furnishing this document to Charles River and Inveresk shareholders in connection with the solicitation of proxies by the board of directors of each of Charles River and Inveresk for use at their respective special meetings of shareholders and any adjournment or postponement of the meetings.

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  Charles River Proposal.    At the Charles River special meeting, holders of Charles River common stock will be asked to vote upon a proposal to issue shares of Charles River common stock in connection with the transaction and, if necessary, a proposal to approve an adjournment of the special meeting to solicit additional proxies in favor of the issuance of Charles River common stock in connection with the transaction.

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  Inveresk Proposal.    At the Inveresk special meeting, holders of Inveresk common stock will be asked to vote upon a proposal to adopt the merger agreement and approve the transaction and, if necessary, a proposal to approve an adjournment of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement and approval of the transaction.

        Approval by Charles River shareholders of the proposal to issue Charles River common stock in connection with the transaction, and approval by Inveresk shareholders of the proposal to adopt the merger agreement and approve the transaction, are each conditions to the completion of the transaction.

Structure of the Transaction

        The merger agreement provides for a business combination of Charles River and Inveresk in a two-step transaction:

  •
  In the first merger, Indigo Merger I Corp., a wholly owned subsidiary of Charles River, will merge with and into Inveresk. Upon completion of the first merger, the separate corporate existence of Indigo Merger I Corp. will cease and Inveresk will continue as the surviving company.

  •
  In the second merger, which will form a single integrated transaction with the first merger, the surviving company from the first merger will merge with and into Indigo Merger II LLC, the successor to Indigo Merger II Corp., a second wholly owned subsidiary of Charles River. Upon completion of the second merger, the separate corporate existence of the first surviving company will cease. Indigo Merger II LLC will continue as the surviving company, will change its name to "Inveresk Research Group, LLC" and will continue to conduct the business of Inveresk.

        At the effective time of the first merger, referred to in the document as the effective time, each issued and outstanding share of Inveresk common stock will be converted into the right to receive a combination of 0.48 of a share of Charles River common stock and $15.15 in cash, without interest. Inveresk shareholders will receive cash in lieu of any fractional shares of Charles River common stock that would have otherwise been issued at the completion of the transaction. The 0.48 of a share of

Charles River common stock that will be issued for each share of Inveresk common stock is sometimes referred to in this document as the exchange ratio, the $15.15 in cash, without interest, that will be issued for each share of Inveresk common stock is sometimes referred to in this document as the cash consideration, and the exchange ratio and the cash consideration are together sometimes referred to in this document as the merger consideration.

        If, between the date of the merger agreement and the effective time of the transaction, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Charles River common stock or Inveresk common stock, the merger consideration will be adjusted accordingly to provide to the holders of Inveresk common stock the same economic effect as contemplated by merger agreement prior to such event.

        Upon completion of the transaction, the Charles River shareholders immediately prior to the transaction are expected to own approximately 72 percent of the outstanding common stock of the combined company immediately after the transaction, and the Inveresk shareholders immediately prior to the transaction are expected to own approximately 28 percent of the outstanding common stock of the combined company immediately after the transaction. These figures are calculated assuming the number of shares of Charles River common stock outstanding as of September 13, 2004 and the number of shares of Inveresk common stock outstanding as of September 13, 2004.

Background of the Transaction

        Each of the managements of Charles River and Inveresk separately has periodically evaluated the opportunity to achieve its respective company's long-term strategic goals and objectives and to enhance shareholder value with a strategic transaction. Charles River and Inveresk have been familiar with each other's businesses for many years. Charles River has been a supplier of research animals to Inveresk and each party has periodically provided research services to the other on a subcontractor basis.

        Beginning shortly prior to Inveresk's initial public offering in July 2002, James C. Foster, Chairman of the Board, Chief Executive Officer and President of Charles River, and Dr. Walter S. Nimmo, Chairman, Chief Executive Officer, President and a director of Inveresk, periodically discussed, in an informal manner, the possibility of a strategic transaction between the two companies. Until early 2004, no such discussion moved beyond a highly preliminary phase.

        On March 26, 2004, Mr. Foster called Dr. Nimmo to arrange a meeting to reintroduce the possibility of a transaction. The meeting was scheduled for April 27, 2004. At that meeting, Mr. Foster informed Dr. Nimmo that Charles River was interested in initiating discussions regarding the possible acquisition of Inveresk by Charles River. Dr. Nimmo responded that Inveresk would be willing to consider entering into such discussions.

        On April 30, 2004, Mr. Foster and other members of Charles River management, together with Charles River's financial advisor Credit Suisse First Boston, discussed possible terms for the acquisition of Inveresk on calls with individual members of the Charles River board of directors.

        Later on April 30, 2004, Mr. Foster contacted Dr. Nimmo to convey a preliminary indication of interest in a business combination in which Charles River would acquire Inveresk for consideration consisting of approximately 80 percent Charles River common stock and 20 percent cash. Mr. Foster did not make a firm price proposal but indicated he contemplated a value to Inveresk's shareholders "representing a premium in the mid-teens", which Dr. Nimmo understood to mean a price in the range of approximately $34 per share. Dr. Nimmo indicated that he would discuss Mr. Foster's views with his board of directors and communicate their response to Mr. Foster the following week.

        At the regular quarterly meeting of the Inveresk board of directors held in Cary, North Carolina on May 3, 2004, which was attended by representatives of Clifford Chance US LLP, counsel to Inveresk, Dr. Nimmo described Mr. Foster's preliminary indication of interest and presented an evaluation of Inveresk's strategic options. After an extensive discussion, Inveresk's board requested

Dr. Nimmo to convey to Mr. Foster that the indicated valuation appeared to be too low and to obtain for the board more detailed information regarding the strategic benefits that might be available from a combination with Charles River.

        On May 3, 2004, Dr. Nimmo telephoned Mr. Foster to communicate that his board was favorably disposed to the possibility of a transaction, although not on the financial terms discussed on their April 30 call. On the same call, Mr. Foster described for Dr. Nimmo how he believed the combined business could operate. On a telephone conference call held on May 10, 2004, Mr. Foster, Thomas F. Ackerman, chief financial officer of Charles River, Dr. Nimmo and Paul Cowan, chief financial officer of Inveresk, discussed the possibility of pursuing a merger transaction and their respective views regarding appropriate financial terms.

        On May 12, 2004, at a regularly scheduled meeting of the Charles River board of directors, Charles River senior management updated the board on the ongoing discussions. At that meeting, the board also reviewed with Charles River's financial advisor publicly available business and financial information relating to Inveresk and discussed the potential strategic benefits and risks of the acquisition of Inveresk. The board authorized Charles River management to continue negotiations and to commence reciprocal due diligence.

        On May 20, 2004, Messrs. Foster and Ackerman, together with Charles River's financial advisor, met in New York with Messrs. Nimmo and Cowan, together with representatives of Goldman Sachs, Inveresk's financial advisor, to discuss the strategic merits and financial terms of a potential transaction. At that meeting, Charles River discussed a potential merger transaction based on a notional exchange ratio of 0.73 of a share of Charles River common stock for each outstanding Inveresk share (notional because the merger consideration would consist of a combination of stock and cash). Based on the prices at which Charles River's common stock recently had traded, this implied a value of less than $32.25 per share of Inveresk common stock. During the next several days, in a series of discussions between the two companies' management teams and financial advisors, Inveresk's representatives insisted on a higher indication of value.

        On May 27, 2004, Dr. Nimmo and Mr. Cowan briefed the Inveresk board of directors by telephone regarding the status of discussions with Charles River, and shared with the directors Goldman Sachs' preliminary views that it was appropriate to insist on a higher valuation. The board discussed various alternative transactions that might be pursued by Inveresk in order to achieve its strategic objectives if no satisfactory proposal were received from Charles River. Later on May 27, Mr. Foster telephoned Dr. Nimmo and the two discussed the possibility of a notional exchange ratio of 0.8. Mr. Foster emphasized that such proposal was subject to approval by Charles River's board of directors.

        On May 28, 2004, the Charles River board of directors held a telephonic special meeting together with Mr. Foster and other members of senior management and Charles River's financial advisor to consider and evaluate the potential transaction. At this meeting, the board discussed Inveresk as a potential acquisition candidate, was updated on the status of ongoing negotiations and considered financial aspects of the proposed transaction. At the conclusion of this meeting, following a lengthy discussion, the board authorized Charles River management to continue negotiations with Inveresk, including the authorization to make a proposal valuing Inveresk common stock at 0.8 of the current trading value of Charles River common stock, with 20 percent of the consideration payable in cash.

        Also on May 28, 2004, at a telephonic meeting of the Inveresk board of directors, Dr. Nimmo described Charles River's latest indication of interest. The board in considering the latest indication of interest noted that, based on the prices at which Charles River's common stock recently had traded, the value to Inveresk's shareholders would be slightly less than $36 per share of Inveresk common stock. Following a lengthy discussion, the board authorized Inveresk management to continue negotiations with Charles River and to commence reciprocal due diligence.

        On May 31, 2004, Mr. Foster and Dr. Nimmo discussed the proposed consideration and agreed to proceed with due diligence.

        During June 2004, Charles River and Inveresk exchanged documents and conducted interviews for financial and legal due diligence, which included numerous conversations among the companies' respective financial, legal and accounting advisors. This process included visits to selected facilities by senior management of the two companies, and several meetings and discussions between Mr. Ackerman and Mr. Cowan, and the companies' respective financial advisors, to review financial materials and plan due diligence activities.

        On June 7, 2004, Charles River's counsel, Davis Polk & Wardwell, sent an initial draft of a merger agreement relating to the proposed transaction to Clifford Chance. Negotiations regarding the terms of the merger agreement continued until the signing of the merger agreement on June 30, 2004.

        On June 10 and 11, 2004, members of Charles River and Inveresk senior management, together with the companies' respective financial advisors, met in Andover, Massachusetts. At this meeting Dr. Nimmo and Mr. Foster continued their discussions regarding the financial and other terms of the proposed transaction.

        On June 18, 2004, the Charles River board of directors held a telephonic special meeting with Charles River's senior management and financial advisor to further consider and evaluate the potential transaction. At this meeting, the board reviewed the strategic, operational and financial aspects of the proposed acquisition, and received an update on the progress of business, financial and legal due diligence. After weighing the merits of using different levels of cash, the board recommended that the cash component of the proposed merger consideration be increased to 40 percent. At the conclusion of the meeting, the board authorized Charles River management to continue due diligence and negotiation of transaction terms with Inveresk.

        At a meeting held by telephone on June 21, 2004 at which representatives of Goldman Sachs and Clifford Chance were present, Inveresk's board received a report on the status of negotiations of the terms of the proposed transaction with Charles River and on due diligence findings to date by Inveresk's management and representatives of Deloitte & Touche, engaged by Inveresk to conduct financial, tax and related due diligence. Counsel from Clifford Chance also discussed the directors' fiduciary duties in connection with approving the proposed transaction.

        On June 23, 2004, Mr. Foster proposed to Dr. Nimmo that the cash component of the merger consideration be increased from 20 percent to 40 percent.

        On June 24, 2004, the Inveresk board of directors held a telephonic special meeting, which was attended by representatives of Goldman Sachs and Clifford Chance. At that meeting, it was noted that recent increases in Charles River's share price had increased the implied value per share of Inveresk common stock. Dr. Nimmo advised the board of Mr. Foster's proposal to raise the cash component of the merger consideration from 20 percent to 40 percent, and the directors discussed the potential advantages and disadvantages of an increase in the cash component of the proposed merger consideration. Dr. Nimmo then presented the strategic rationale for the proposed business combination, noting that a combination with Charles River would accomplish for Inveresk several of the strategic objectives that had been identified by management and endorsed by the board at its meeting held on January 30, 2004. These strategic objectives included:

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  diversifying Inveresk's business by adding a "third leg" (to complement its existing clinical and pre-clinical business);

  •
  acquiring pre-clinical facilities in the U.S.;

  •
  acquiring a substantial biosafety capability in the U.S.; and

  •
  acquiring a substantial laboratory sciences capability in the U.S.

Goldman Sachs then discussed the financial aspects of the proposed transaction and representatives of Deloitte provided an update on their due diligence review of Charles River. Dr. Nimmo subsequently called Mr. Foster to indicate that the board had authorized senior management to continue with the negotiations.

        On June 25, 2004, the Charles River board of directors held a telephonic special meeting to discuss the potential transaction. Mr. Foster provided an update on developments relating to the proposed transaction since the June 18 meeting. Representatives of Credit Suisse First Boston reviewed with the board financial aspects of the proposed transaction. Counsel from Davis Polk discussed the directors' fiduciary duties in connection with approving the proposed transaction. Counsel from Davis Polk also updated the board on the results of their legal due diligence to date, and presented a detailed summary of the terms of the merger agreement. Finally, Charles River management provided the board with a briefing of their business due diligence review, including a summary of the findings of other advisors retained by Charles River to assist in the due diligence review of certain Inveresk accounting, finance and tax matters, and of expert consultants who evaluated Inveresk's clinical business. After these extended discussions, the board authorized management to continue the negotiations.

        On June 27, 2004, the Charles River board of directors held a telephonic special meeting, at which Charles River's management further updated the board on the progress of the transaction negotiations and, together with Charles River's advisors assisting with its accounting, finance and tax review of Inveresk, presented the board with an update on the progress of their due diligence investigation. Also present at such meeting was Davis Polk. Counsel from Davis Polk presented the board with an update of legal due diligence and of the status of merger agreement negotiations since the prior board meeting. At the conclusion of this discussion, the board determined that management should continue to pursue transaction negotiations with Inveresk and to resolve outstanding due diligence issues.

        Also on June 27, 2004, the Inveresk board of directors held a meeting in New York City, at which representatives of Goldman Sachs and Clifford Chance were present. During the meeting, representatives of Deloitte updated the Inveresk board of directors on the results of its due diligence review of Charles River. Dr. Nimmo also reported on the due diligence and contractual issues that remained to be resolved. Discussions continued regarding the percentage of cash to be included in the merger consideration payable to Inveresk's shareholders. At the conclusion of this discussion, the board determined that management should continue to pursue transaction negotiations with Charles River.

        Later on June 27, 2004, Mr. Foster and Dr. Nimmo spoke by telephone to discuss the results of their respective board meetings and plans for resolving remaining issues relating to the transaction. These issues included whether the agreement should include some form of protection in the event Charles River's share price declined substantially before the completion of the transaction, the size of the "break-up fee" and the scope of conditions that would permit Charles River and Inveresk to refuse to complete the transaction.

        On June 28, 2004, Messrs. Foster and Ackerman, together with Charles River's legal and financial advisors, met with Dr. Nimmo and Mr. Cowan, together with Inveresk's legal and financial advisors, in New York to discuss and resolve the most significant outstanding issues regarding the proposed transaction.

        Between June 28 and June 30, 2004, Charles River's and Inveresk's respective advisors had numerous telephone conversations to resolve outstanding issues regarding the proposed transaction.

        On June 30, 2004, the Inveresk board of directors held a meeting by telephone and was advised of the resolution of the diligence and contract issues that had been described at the June 27 meeting. Because of recent increases in trading price of Charles River's stock, the notional value of the transaction to Inveresk's shareholders had increased. Charles River had indicated a strong desire to increase the cash component of the transaction to 40 percent, and at the current elevated level of the transaction value, it made sense from the perspective of Inveresk's shareholders to in effect "lock in" as much of that enhanced value as possible, by accepting Charles River's 40 percent proposal. The board concurred in that approach. Clifford Chance described in detail the terms of the proposed merger agreement and the changes that had been made since the June 27 board meeting. Goldman Sachs reviewed its analysis of the financial terms of the proposed transaction and delivered its oral opinion, which was subsequently confirmed in writing, that, as of June 30, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the $15.15 in cash and 0.48 of a share of Charles River common stock to be received by the holders of each outstanding share of Inveresk common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 30, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is included in this document as Appendix C. After further discussion, the board unanimously determined that the merger agreement and the transaction contemplated by the merger agreement were fair to and in the best interests of Inveresk's shareholders and voted unanimously to approve and adopt the merger agreement and to recommend that Inveresk's shareholders adopt the merger agreement.

        Also on June 30, 2004, the Charles River board of directors held a telephonic special meeting, to receive an update on the status of negotiations and due diligence and to consider resolutions approving the merger with Inveresk and related matters. Participating at such meeting, along with Charles River management, were Charles River's legal, financial and other advisors. Mr. Foster provided the board with a detailed update on the transaction negotiations, including an in-depth analysis of the pricing terms. Mr. Foster and Charles River's advisors assisting with its accounting, finance and tax review of Inveresk updated the board on the results of their remaining due diligence. Davis Polk also provided an update on legal due diligence and an update on the terms of the merger agreement. Also at this meeting, Credit Suisse First Boston reviewed with the board its financial analysis of the merger consideration to be paid by Charles River in the first merger and rendered to the Charles River board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated June 30, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be paid by Charles River in the first merger was fair to Charles River, from a financial point of view. The full text of the written opinion of Credit Suisse First Boston, dated June 30, 2004, is included in this document as Appendix B. The meeting concluded with the passing of resolutions of the board approving and adopting the merger and the merger agreement and related matters, and authorizing management to finalize the negotiations and execute and deliver the merger agreement.

        Following the board meetings on June 30, Charles River and Inveresk signed the merger agreement. On the morning of July 1, 2004, the companies issued a joint press release announcing the agreement.

Charles River's Reasons for the Transaction; Recommendation of the Charles River Board of Directors

        The Charles River board of directors believes that the transaction will create a premier global, full service provider to the drug development industry. The Charles River board of directors believes that the transaction significantly expands Charles River's services portfolio and strengthens its global footprint in the growing market for pharmaceutical research and development products and services. The Charles River board of directors considered the factors set forth below in reaching these conclusions.

        Strategic Benefits.    The Charles River board of directors believes that the transaction brings together two strong companies with complementary businesses to create a leading player across multiple disciplines in the drug discovery and development spectrum. As a global leader in research models and services and drug safety testing, the combined company is expected to provide a platform to build larger businesses in preclinical and clinical disciplines where Charles River already offers products and services, and to enter new closely related businesses with the potential for growth and profitability. The Charles River board believes that the combined company will be a global leader in research models and services, a leader in drug safety testing, one of the main providers of biosafety testing on a worldwide basis and a significant presence in the market for Phase I-IV clinical development services. The board further expects the expanded global footprint—with operations throughout the United States, Canada, Europe and Japan—and the combination of the two companies' scientific expertise and international sales and marketing to increase Charles River's ability to serve existing clients and to reach a broader market.

        Financial Strength.    The Charles River board of directors believes that the combination of Charles River and Inveresk will create a company with approximately $964 million in revenues based on the twelve months ended June 2004, giving it the size and financial stability to support the growing demand for outsourced development services from today's international pharmaceutical and biotechnology companies.

        Synergies.    The Charles River board of directors considered management's estimates that, as a result of the transaction, the combined company is expected to achieve pre-tax cost savings and synergies of approximately $10 million in 2005, principally from consolidation of corporate infrastructure, as well as from operating efficiencies. The Charles River board considered management's estimates of additional pre-tax cost savings and synergies of $10 million in 2006, or a total estimated annualized rate of at least $20 million. The Charles River board also considered management's expectation that revenue growth of the combined company will increase as a result of a broader portfolio of essential products and services, the larger global footprint and synergies between the preclinical and clinical businesses.

        Compatible Cultures and Record of Successful Transactions.    The Charles River board of directors believes that the similar business approaches and management cultures of Charles River and Inveresk will help to ease the process of integrating the two companies. The board believes that both companies are well-managed, generate strong cash flows and respect their employees, with each company achieving notable levels of employee longevity. In addition, both companies bring a track record of successfully managing acquisitions and other significant transactions—with Charles River having completed seven acquisitions, and Inveresk having completed two acquisitions, over the past four years—which experience, the Charles River board of directors believes, will further ease the process of integration.

        Opinion of Financial Advisor.    The Charles River board of directors considered the oral opinion of Credit Suisse First Boston rendered to the Charles River board on June 30, 2004, which opinion was confirmed by delivery of a written opinion dated June 30, 2004, as to the fairness, from a financial point of view and as of that date, to Charles River of the merger consideration to be paid by Charles River in the first merger, as more fully described below under "Opinion of Charles River's Financial Advisor". The full text of Credit Suisse First Boston's written opinion, dated June 30, 2004, is included as Appendix B to this document.

        Governance.    The Charles River board of directors considered the fact that James C. Foster is expected to be the Chairman, President and Chief Executive Officer of the combined company. The board also considered the terms of the merger agreement that provide that, upon completion of the transaction, nine of the 12 members of the board of directors will be historical Charles River directors.

        Tax-Free Transaction.    The Charles River board of directors considered that the transaction will be tax-free for U.S. federal income tax purposes to Charles River and its shareholders.

        Other Terms of the Merger Agreement.    The Charles River board of directors considered the other terms and conditions of the merger agreement, including but not limited to the conditions to closing, the termination fees payable under certain circumstances and the restrictions imposed on the conduct of business of Charles River and Inveresk in the period prior to closing.

        The Charles River board of directors also considered potential adverse consequences and negative factors, primarily consisting of the following, but concluded that the positive factors outweighed these negative factors:

        Risk Factors.    The Charles River board of directors considered the risks described in this document under "Risk Factors", including the challenges and costs inherent in integrating two businesses the size of Charles River and Inveresk and the management time and effort from both Charles River and Inveresk executives that will be required to successfully achieve that integration.

        Transaction Risk.    The Charles River board of directors considered the risk that the transaction would not be consummated, whether as a result of regulatory delays or otherwise.

        In its review of the proposed transaction, Charles River's board also reviewed and considered the interests that certain officers and directors of Charles River may have with respect to the transaction. These interests are described under the heading "Interests of Certain Persons in the Transaction".

        Due to the variety of factors and the quality and amount of information considered, the Charles River board of directors did not find it practicable to and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in reaching its determination to approve the merger agreement and the related transactions and the issuance of Charles River common stock in connection with the transaction. Instead, the Charles River board of directors made its determination after consideration of all factors taken together. In addition, individual members of the Charles River board of directors may have given different weight to different factors. Some information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements".

        Recommendation of the Charles River Board of Directors.    At a meeting held on June 30, 2004, after due consultation with Charles River's management and advisors, the Charles River board of directors unanimously determined that the merger agreement and the transaction contemplated by the merger agreement are fair to and in the best interests of Charles River and its shareholders and approved the merger agreement and the related transactions and the issuance of Charles River common stock in connection with the transaction. The Charles River board of directors recommends that Charles River shareholders vote

  •
  FOR the issuance of Charles River common stock in connection with the transaction; and

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  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

Inveresk Reasons for the Transaction; Recommendation of the Inveresk Board of Directors

        Inveresk's board of directors believes that Inveresk's shareholders can realize substantial benefits from the transaction. If the transaction is completed, Inveresk's shareholders will receive substantial cash payments for their Inveresk shares plus a substantial equity interest in a larger and more diversified company that will be one of the world's leading providers of research tools and integrated drug development support services to the pharmaceutical and biotechnology industries.

        Inveresk's board consulted with Inveresk's management and advisors before reaching its decision to approve and adopt the merger agreement, to approve the transaction contemplated by the merger agreement and to recommend that Inveresk's shareholders vote to approve and adopt the merger agreement. The matters considered by Inveresk's board in reaching its decision included the following:

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  Its analysis of the business, operations, financial condition, earnings and prospects of both Inveresk and Charles River.

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  The merger consideration, consisting of cash and Charles River common stock, that will be received by Inveresk's shareholders in the transaction, including the fact that based on Charles River's closing sale price on June 30, 2004, the last trading day before we announced the transaction, the merger consideration represented a premium of approximately 25 percent to Inveresk's closing sale price on that day.

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  The opportunity provided by the transaction for shareholders of Inveresk to monetize part of their investment at an attractive price while at the same time, as shareholders of the combined company, participating in a larger company with a broader and more diverse array of businesses and benefiting from the potential growth of the combined company.

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  The strategic benefits expected to be derived from the transaction, including the strengthening of the businesses presently operated by Inveresk through the addition of substantial toxicology, biosafety and laboratory sciences capabilities in the U.S.

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  The complementary nature of the service and product offerings, scientific capabilities and geographic reach of the two companies.

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  The diversification of service and product offerings and revenue bases that will result from the transaction, and the expectation that this diversification will make the operating results of the combined company less volatile than those of Inveresk on a stand-alone basis.

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  The expectation that the combined company will be an attractive partner-of-choice providing a complete line of services for pharmaceutical and biotechnology companies seeking support in their drug discovery, research and testing activities.

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  The potential synergies that could be achieved, including cost savings to be derived from duplicative management and administrative expenses and potentially significant revenue enhancements, even though revenue synergies are more difficult to predict than cost synergies.

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  The expectation that the combined company should have ready access to the capital required to grow its businesses.

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  The expectation that the transaction potentially will provide access to additional client relationships.

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  The relative benefits of the transaction when considering strategic alternatives reasonably available to Inveresk to enhance shareholder value, including remaining a stand-alone entity or a transaction with another third party.

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  The results of Inveresk's due diligence review of Charles River.

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  The likelihood of finding another third party with the financial ability and desire to engage in an alternative transaction that would be more beneficial for Inveresk's shareholder.

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  The terms of the merger agreement relating to third-party offers, including:

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  The limitations on the ability of both parties to solicit offers for alternative transactions and the exceptions to these limitations which, in certain instances, allow a party to respond to an unsolicited competing proposal.

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  The ability of both parties to change its recommendation to its shareholders in response to an unsolicited competing proposal or to otherwise allow their respective board of directors to exercise their fiduciary duties.

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  The ability of a party to terminate the merger agreement if the other party changes its recommendation in favor of the transaction.

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  The requirement that Inveresk and Charles River, as applicable, pay the other a termination fee of $38.15 million if the merger agreement is terminated under circumstances specified in the merger agreement, and the size of the termination fee relative to the overall value of the transaction.

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  The other terms of the merger agreement, including:

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  The ability of Inveresk to terminate the merger agreement without payment of a termination fee in the event that the price of Charles River's stock falls below a level determined in part by the share price performance of 13 other companies.

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  Charles River's agreement to appoint three individuals designated by Inveresk to Charles River's board of directors.

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  The representations and warranties made by Charles River.

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  The covenants of Inveresk and Charles and their effect on the operations of the companies prior to the transaction.

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  The conditions to completion of the transaction and the likelihood that these conditions will be satisfied.

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  The fact that the transaction is intended to be treated as a tax-free reorganization for U.S. federal income tax purposes to Inveresk and its shareholders and that, accordingly, a shareholder of Inveresk will recognize gain (but not loss) for U.S. federal income tax purposes as a result of the transaction only to the extent of the cash received as part of the merger consideration.

  •
  The financial presentation of Goldman Sachs described below under "Opinion of Inveresk's Financial Advisor", and its opinion, which was subsequently confirmed in writing, that, as of June 30, 2004, and based upon and subject to the factors and assumptions set forth in the opinion, the $15.15 in cash and 0.48 of a share of Charles River common stock to be received by the holders of each outstanding share of Inveresk common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 30, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is included as Appendix C to this document.

  •
  The likelihood that the transaction would receive the necessary regulatory approvals.

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  The belief that Inveresk and its subsidiaries would continue to operate under existing brand names as a separate division of the combined company.

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  Current trends in the drug development services industry.

        In its review of the proposed transaction, Inveresk's board considered the potential adverse impact of other factors on the proposed transaction, including:

  •
  The risks described under the section of this document entitled "Risk Factors", including the challenges inherent in integrating two businesses the size of Inveresk and Charles River and the time and effort that will be required of management of both companies to achieve that integration.

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  The risk that the transaction may not be consummated, whether as a result of regulatory delays or otherwise.

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  The possible diversion of management attention for an extended period of time.

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  The impact of the transaction on Inveresk's current business employees and clients.

        In its review of the proposed transaction, Inveresk's board also reviewed and considered the interests that certain officers and directors of Inveresk may have with respect to the transaction. These interests are described under the heading "Interests of Certain Persons in the Transaction".

        In view of the variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, Inveresk's board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Inveresk's board considered all of the factors outlined above, both positive and negative, in reaching its decision to approve the merger agreement. In considering the factors described above, individual members of Inveresk's board may have given different weight to different factors.

        Recommendation of the Inveresk Board of Directors.    At a meeting held on June 30, 2004, after consultation with Inveresk's management and advisors, the Inveresk board of directors unanimously determined that the merger agreement and the transaction contemplated by the merger agreement are fair to and in the best interests of Inveresk and its shareholders. The Inveresk board of directors recommends that Inveresk shareholders vote

  •
  FOR the adoption of the merger agreement and approval of the transaction; and

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  FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and approval.

Board of Directors and Management of Charles River Following the Transaction

        At the closing of the transaction, the Charles River board of directors will consist of 12 directors, nine of whom will be Charles River directors prior to the transaction and three of whom will be designated by Inveresk. Inveresk has selected Dr. Walter S. Nimmo, S. Louise McCrary and Dr. John Urquhart as its designees to the Charles River board. At the closing of the transaction, James C. Foster is expected to continue to be Chairman, President and Chief Executive Officer of the combined company and Dr. Nimmo, currently Chairman, Chief Executive Officer and President of Inveresk, is expected to be the Vice Chairman of the board of the combined company. Thomas F. Ackerman is expected to continue as Chief Financial Officer of Charles River after the closing of the transaction. The senior management team of Charles River at the closing of the transaction is also expected to include the following divisional managers: Real Renaud (Research Models and Services); Mike Anckorn (Global Pre-Clinical); Dr. Nancy Gillett (U.S. Pre-Clinical); Dr. Brian Bathgate (European Pre-Clinical); and Alastair McEwan (Global Clinical). Charles River and Dr. Nimmo are currently discussing the terms of Dr. Nimmo's relationship with Charles River following completion of the transaction.

        See "Interests of Certain Persons in the Transaction—Charles River" and "Interests of Certain Persons in the Transaction—Inveresk" for a description of the material interests of the directors and executive officers of Charles River and Inveresk, respectively, in the transaction that are in addition to, or different than, their interests as shareholders. Additional information about the current directors and executive officers of Charles River and Inveresk (including the current Inveresk board members who have been designated to the Charles River board) can be found in the Annual Report on Form 10-K for the year ended December 27, 2003, of Charles River, or December 31, 2003, of Inveresk, each of which is incorporated by reference into this document. See "Where You Can Find More Information" beginning on page 115.

Brand Names and Headquarters

        After completion of the transaction, Charles River will retain the name Charles River Laboratories International, Inc. and will continue to have its headquarters and principal executive offices in Wilmington, Massachusetts. The Inveresk brands will be retained following the completion of the transaction.

Public Trading Markets

        The Charles River common stock is currently listed on the New York Stock Exchange under the symbol "CRL". Inveresk common stock is currently listed on the Nasdaq National Market under the symbol "IRGI". Upon completion of the transaction, Inveresk common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended. The newly issued Charles River common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.

        The shares of Charles River common stock to be issued in connection with the transaction will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an affiliate of Inveresk, as discussed in "—Resales of Charles River Stock by Affiliates".

        As reported on the New York Stock Exchange, the closing sale price per share of Charles River common stock on June 30, 2004, the last business day prior to the announcement of the transaction, was $48.87. As reported on the Nasdaq National Market, the closing sale price per share of Inveresk common stock on that date was $30.84. Based on the closing sale price per share of Charles River common stock, the implied value to be paid in the merger for each share of Inveresk common stock was $38.61 on that date. The closing sale price per share of Charles River common stock on September 15, 2004, was $45.16 and the closing sale price per share of Inveresk common stock on that date was $36.65. Based on the closing sale price per share of Charles River common stock, the implied value to be paid in the transaction for each share of Inveresk common stock was $36.83 as of that date. The implied value to be paid in the transaction for each share of Inveresk common stock as of those dates was calculated by adding $15.15 to the product of the closing price of Charles River common stock and the exchange ratio of 0.48.

Appraisal Rights

        Charles River shareholders are not entitled to appraisal rights under Delaware law in connection with the merger.

        Inveresk shareholders will have appraisal rights under Delaware law in connection with the transaction. Any Inveresk shareholder who has not voted shares of Inveresk common stock in favor of the proposal to adopt the merger agreement and approve the transaction, and who has otherwise complied with the requirements of Delaware law, has the right to demand appraisal of, and to be paid the fair market value for, such shares of Inveresk common stock in lieu of the cash and Charles River common stock provided for in the merger agreement. The value of the Inveresk common stock for this purpose will exclude any element of value arising from the accomplishment or expectation of the merger. In order for the holder of Inveresk common stock to exercise its right to an appraisal, if any, such holder must deliver to Inveresk a written demand for an appraisal of the shares of Inveresk common stock prior to the time the vote is taken on the adoption of the merger agreement at the Inveresk special meeting as provided by Delaware law. Appendix E to this document sets forth the pertinent provisions of Delaware law addressing appraisal rights. Simply voting against the merger will not be considered a demand for appraisal rights. If the holder of Inveresk common stock fails to deliver such a written demand prior to the time the vote is taken on the merger at the Inveresk special meeting to the corporate secretary of Inveresk, Inveresk Research Group, Inc., 11000 Weston Parkway, Cary, North Carolina 27513, it will lose the right to an appraisal. In addition, if such holder votes shares of Inveresk common stock for adoption of the merger agreement and approval of the transaction, it will lose the right to an appraisal with respect to such shares. The preceding discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the provisions of Delaware law attached as Appendix E to this document.

Transaction Financing

        Charles River will have cash requirements of approximately $590.1 million in connection with the transaction, including both the cash consideration and transaction costs. As of June 26, 2004, Charles River had $224 million of cash, cash equivalents and investments and access to $100 million of credit facilities. Charles River has obtained a commitment letter from JPMorgan Chase Bank and Credit Suisse First Boston for $500 million in new senior secured credit facilities, to consist of a term loan facility of $350 million and a revolving credit facility of $150 million, in order to refinance its existing credit facilities and finance part of the cash consideration and transaction costs. The availability of the new credit facilities is subject to certain conditions contained in the commitment letter, including (1) the absence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Charles River, Inveresk and their respective subsidiaries, taken as a whole and (2) the lenders not becoming aware of any information or other matter affecting Charles River, Inveresk or the transaction that in the judgment of the lenders is inconsistent in a material and adverse manner with any information or other matter that was disclosed to the lenders prior to execution of the commitment letter and which could reasonably be expected to have a material adverse effect on the ability of Charles River to repay the credit facilities.

        Pricing for the loans under the credit facility is expected to be LIBOR plus 175 basis points per annum or base rate plus 75 basis points per annum, at the option of Charles River. In addition, Charles River will pay a commitment fee of 50 basis points per annum on the unused portion of the revolving credit facility.

        Charles River has represented to Inveresk in the merger agreement that it will have available to it, at the time the transaction is completed, sufficient funds to enable Charles River to complete the transaction. The availability of such funds is not a condition to Charles River's obligation to complete the transaction.

Resales of Charles River Stock by Inveresk Affiliates

        Affiliates of Inveresk, as defined under Rule 145 under the Securities Act of 1933, as amended, generally may not sell their shares of Charles River common stock acquired in the transaction except pursuant to an effective registration statement under the Securities Act, or an applicable exemption from such registration requirements, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act.

        Under the merger agreement, Inveresk must provide Charles River with a list of the persons who, to Inveresk's knowledge, may be deemed to be affiliates of Inveresk as of the date of the Inveresk special meeting. Inveresk will also use its reasonable best efforts to deliver to Charles River a letter agreement executed by each of these persons by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Charles River common stock distributed to him or her pursuant to the transaction except in compliance with Rule 144 and Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Charles River, is otherwise exempt from such registration requirements or in an offering registered under the Securities Act. Charles River may place restrictive legends on Charles River common stock certificates that are issued in the transaction to persons who are deemed to be affiliates of Inveresk under the Securities Act.

        The registration statement of which this document forms a part does not cover any resales of Charles River common stock received in the transaction by any person who may be deemed an affiliate of Inveresk.

OPINION OF CHARLES RIVER'S FINANCIAL ADVISOR

        Credit Suisse First Boston has acted as Charles River's exclusive financial advisor in connection with the transaction. In connection with Credit Suisse First Boston's engagement, Charles River requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Charles River of the merger consideration to be paid by Charles River in the first merger. On June 30, 2004, at a meeting of the Charles River board of directors held to evaluate the transaction, Credit Suisse First Boston rendered to the Charles River board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 30, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be paid by Charles River in the first merger was fair, from a financial point of view, to Charles River.

        The full text of Credit Suisse First Boston's written opinion, dated June 30, 2004, to the Charles River board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is included in this document as Appendix B. Holders of Charles River common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion was provided to the Charles River board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, to Charles River of the merger consideration. Credit Suisse First Boston's opinion does not address any other aspect of the transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the transaction. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Credit Suisse First Boston, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information, including publicly available financial forecasts, relating to Charles River and Inveresk;

  •
  reviewed certain other information relating to Charles River and Inveresk, including financial forecasts, provided to or discussed with Credit Suisse First Boston by the managements of Charles River and Inveresk;

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  met with the managements of Charles River and Inveresk to discuss the businesses and prospects of Charles River and Inveresk, respectively;

  •
  considered certain financial and stock market data of Charles River and Inveresk and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Charles River and Inveresk;

  •
  considered, to the extent publicly available, the financial terms of business combinations and other transactions which have been effected or announced; and

  •
  considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

        In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information reviewed by it and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts provided to or discussed with Credit Suisse First Boston by the managements of Charles River and Inveresk, Credit Suisse First Boston was advised, and assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Charles River and Inveresk as to the future financial performance of Charles River and Inveresk. In addition,

Credit Suisse First Boston relied, with Charles River's consent and without independent verification, on the assessments of the managements of Charles River and Inveresk as to:

  •
  the potential cost savings and other synergies, including the amount, timing and achievability of those cost savings and other synergies, and strategic benefits anticipated by the managements of Charles River and Inveresk to result from the transaction;

  •
  the ability of the managements of Charles River and Inveresk to integrate the businesses of Charles River and Inveresk; and

  •
  the ability of the managements of Charles River and Inveresk to retain key employees and customers of Charles River and Inveresk.

        Credit Suisse First Boston assumed, with Charles River's consent, that the transaction would be treated as a tax-free transaction for Charles River for U.S. federal income tax purposes. Credit Suisse First Boston further assumed, with Charles River's consent, that in the course of obtaining any necessary regulatory and third party consents, approvals or agreements in connection with the transaction, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Charles River, Inveresk or the contemplated benefits of the transaction and that the transaction would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. In addition, Credit Suisse First Boston was not requested to, and it did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Charles River or Inveresk, and Credit Suisse First Boston was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information made available to it as of the date of its opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Charles River common stock when issued in the first merger or the prices at which Charles River common stock would trade at any time. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration payable in the transaction, which consideration was determined between Charles River and Inveresk. Credit Suisse First Boston's opinion did not address the relative merits of the transaction as compared to other business strategies or transactions that may be available to Charles River or Charles River's underlying business decision to proceed with the transaction. Except as described above, Charles River imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering the opinion.

        In preparing its opinion to the Charles River board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Charles River and Inveresk. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Charles River, Inveresk or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or other transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston's analyses are inherently subject to substantial uncertainty.

        Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Charles River board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Charles River board of directors or management with respect to the transaction or the merger consideration provided for in the transaction.

        The following is a summary of the material financial analyses presented to the Charles River board of directors in connection with Credit Suisse First Boston's written opinion dated June 30, 2004. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

Inveresk Analyses

  Selected Companies Analysis

        Using publicly available information, Credit Suisse First Boston reviewed the trading multiples of Inveresk and the following selected publicly traded companies, referred to as Inveresk tier one companies:

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  Invitrogen Corporation
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  Covance Inc.
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  Charles River

        Credit Suisse First Boston also reviewed the trading multiples of the following selected publicly traded contract research companies, referred to as CRO companies, in the pharmaceutical and biotechnology services industry:

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  MDS Inc.
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  Pharmaceutical Product Development, Inc.
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  ICON plc
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  PAREXEL International Corporation
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  SFBC International, Inc.

        All multiples were based on closing stock prices on June 29, 2004. Estimated financial data for the selected companies were based on consensus estimates compiled by the Institutional Brokerage Estimate System, referred to as I/B/E/S, and First Call. Estimated financial data for Inveresk were based both on internal estimates of Inveresk's management, referred to as the Inveresk management case, and publicly available research analyst's estimates, referred to as the Inveresk street case. Credit Suisse First Boston reviewed stock prices as a multiple of estimated earnings per share, commonly referred to as price to earnings ratios, for calendar years 2004 and 2005 and price to earnings ratios as a multiple of estimated long-term earnings growth rate for calendar years 2004 and 2005. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies, with particular focus on the Inveresk tier one companies, to corresponding financial data of Inveresk under both the Inveresk management case and the Inveresk street case. This analysis indicated the following implied per share equity reference ranges for Inveresk, as compared to the implied per share value of the merger consideration based on the cash component of the merger consideration and, in the case of the stock component of the merger consideration, the exchange ratio of 0.48 and the per share closing price of Charles River common stock on June 30, 2004:

Implied Per Share Equity Reference Range for Inveresk
		Implied Per Share Value of Merger Consideration
Management Case	Street Case
$24.57 - $39.09	$24.60 - $39.09	$38.61

  Precedent Transactions Analysis

        Using publicly available information, Credit Suisse First Boston reviewed the purchase price multiples in the following 14 selected transactions in the pharmaceutical and biotechnology services industry:

Acquiror		Target
•	Invitrogen Corporation	•	BioReliance Corporation
•	One Equity Partners LLC	•	Quintiles Transnational Corporation
•	DSM N.V.	•	Catalytica, Inc.
•	Rhodia S.A.	•	ChiRex Inc.
•	Cordiant Communications Group plc	•	Healthworld Corporation
•	Covance Inc.	•	PAREXEL International Corporation
•	Quintiles Transnational Corporation	•	Pharmaceutical Marketing Services Inc.
•	Omnicare, Inc.	•	IBAH, Inc.
•	PAREXEL International Corporation	•	PPS Europe Ltd.
•	Cambrex Corporation	•	BioWhittaker, Inc.
•	Quintiles Transnational Corporation	•	Innovex Ltd.
•	Quintiles Transnational Corporation	•	BRI International, Inc.
•	Pharmaceutical Product Development, Inc.	•	Applied Bioscience International Inc.
•	Clintrials Research Inc.	•	Bio-Research Laboratories Ltd.

        All multiples for the selected transactions were based on publicly available financial information. Credit Suisse First Boston reviewed equity values in the selected transactions as a multiple of last 12 months net income and next 12 months estimated net income. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to corresponding financial data of Inveresk under both the Inveresk management case and the Inveresk street case. This analysis indicated the following implied per share equity reference ranges for Inveresk, as compared to the implied per share value of the merger consideration based on the cash component of the merger consideration and, in the case of the stock component of the merger consideration, the exchange ratio of 0.48 and the per share closing price of Charles River common stock on June 30, 2004:

Implied Per Share Equity Reference Range for Inveresk
		Implied Per Share Value of Merger Consideration
Management Case	Street Case
$33.90 - $43.91	$33.90 - $42.23	$38.61

  Premiums Paid Analysis

        Credit Suisse First Boston reviewed the premiums paid in 30 transactions announced since January 1, 2001 involving publicly traded U.S.-based targets with equity values of $750 million to $2 billion in which the consideration paid was a combination of stock and cash, excluding self-tenders, recapitalizations, spin-offs, partial purchases and purchases of remaining interests. Credit Suisse First Boston compared the premiums paid in those transactions relative to the closing stock prices for the target companies involved in such transactions one trading day, one week and four weeks prior to public announcement of the transactions. Credit Suisse First Boston then applied the average premiums derived from those transactions to the closing price of Inveresk common stock one trading day, one week and four weeks prior to June 30, 2004. This analysis indicated the following implied per share equity reference range for Inveresk, as compared to the implied per share value of the merger consideration based on the cash component of the merger consideration and, in the case of the stock component of the merger consideration, the exchange ratio of 0.48 and the per share closing price of Charles River common stock on June 30, 2004:

Implied Per Share Equity Reference Range for Inveresk	Implied Per Share Value of Merger Consideration
$37.38 - $40.40	$38.61

  Discounted Cash Flow Analysis

        Credit Suisse First Boston performed a discounted cash flow analysis of Inveresk to calculate the estimated present value of the unlevered, after-tax free cash flows that Inveresk could generate over calendar years 2004 through 2007, both before and after giving effect to potential cost savings and other synergies anticipated by the managements of Charles River and Inveresk to result from the transaction. Estimated financial data for Inveresk were based on the Inveresk management case. Credit Suisse First Boston applied a range of unlevered price to earnings terminal value multiples of 18.0x to 25.0x to Inveresk's calendar year 2008 estimated after-tax net operating profit. The present value of the cash flows and terminal values were calculated using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following implied per share equity reference range for Inveresk, as compared to the implied per share value of the merger consideration based on the cash component of the merger consideration and, in the case of the stock component of the merger consideration, the exchange ratio of 0.48 and the per share closing price of Charles River common stock on June 30, 2004:

Implied Per Share Equity Reference Range for Inveresk
Without Synergies	With Synergies	Implied Per Share Value of Merger Consideration
$29.66 - $41.95	$32.09 - $44.88	$38.61

Charles River Analyses

  Selected Companies Multiples Analysis.

        Using publicly available information, Credit Suisse First Boston reviewed the trading multiples of the following selected publicly traded companies, referred to as Charles River tier one companies:

  •
  Invitrogen Corporation

  •
  Covance Inc.

  •
  Inveresk

        Credit Suisse First Boston also reviewed the trading multiples of the following selected CRO companies, and publicly traded life sciences tools companies, referred to as tools companies, in the pharmaceutical and biotechnology services industry:

CRO Companies		Tools Companies
•	MDS Inc.	•	Waters Corporation
•	Pharmaceutical Product Development, Inc.	•	Applera Corporation—Applied Biosystems Group
•	ICON plc	•	Millipore Corporation
•	PAREXEL International Corporation	•	Affymetrix, Inc.
•	SFBC International, Inc.	•	Techne Corporation
		•	Qiagen N.V.

        All multiples were based on closing stock prices on June 29, 2004. Estimated financial data for the selected companies were based on I/B/E/S and First Call consensus estimates. Estimated financial data for Charles River were based both on internal estimates of Charles River's management, referred to as the Charles River management case, and publicly available research analyst's estimates, referred to as the Charles River street case. Credit Suisse First Boston reviewed price to earnings ratios for calendar years 2004 and 2005 and price to earnings ratios as a multiple of estimated long-term earnings growth rate for calendar years 2004 and 2005. This analysis indicated the following mean and median multiples for the tier one companies, CRO companies and tools companies, as compared to corresponding multiples for Charles River under the Charles River management case and the Charles River street case based on the closing price of Charles River common stock on June 29, 2004:

	Charles River Tier One Companies				CRO Companies				Tools Companies				Charles River
													Management Case		Street Case
	Mean		Median		Mean		Median		Mean		Median
Price to Earnings Ratio for:
CY2004	24.4	x	24.4	x	22.6	x	21.6	x	32.2	x	28.2	x	24.7	x	25.7	x
CY2005	20.7		20.8		19.3		17.8		25.3		23.8		22.2		23.2
Price to Earnings Ratio as Multiple of Long-Term Earnings Growth Rate for:
CY2004	1.41	x	1.49	x	1.25	x	1.30	x	1.87	x	1.62	x	1.76	x	1.49	x
CY2005	1.20		1.26		1.07		1.07		1.58		1.43		1.59		1.34

  Discounted Cash Flow Analysis

        Credit Suisse First Boston performed a discounted cash flow analysis of Charles River to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Charles River could generate over calendar years 2004 through 2006. Estimated financial data for Charles River were based on the Charles River management case. Credit Suisse First Boston applied a range of unlevered price to earnings terminal value multiples of 18.0x to 26.0x to Charles River's calendar year 2007 estimated after-tax net operating profit. The present value of the cash flows and terminal values were calculated using discount rates ranging from 11.5% to 13.5%. This analysis indicated the following implied per share equity reference range for Charles River, as compared to the per share closing price of Charles River common stock on June 29, 2004:

Implied Per Share Equity Reference Range for Charles River	Per Share Closing Price of Charles River Common Stock on June 29, 2004
$45.38 - $63.03	$47.62

  Pro Forma Accretion/Dilution Analysis

        Credit Suisse First Boston analyzed the potential pro forma financial effect of the transaction on Charles River's calendar years 2005 and 2006 estimated earnings per share under generally accepted accounting principles, referred to as GAAP EPS, and non-GAAP earnings per share which excludes one-time charges and amortization of transaction-related intangibles, referred to as cash EPS, under both a pro forma management case and pro forma street case. Each case was analyzed with and without potential cost savings and other synergies anticipated by the managements of Charles River and Inveresk to result from the transaction. Estimated financial data for Charles River and Inveresk in the pro forma management case were based on the Charles River management case and the Inveresk management case. Estimated financial data for Charles River and Inveresk in the pro forma street case were based on I/B/E/S consensus earnings per share estimates for Charles River and Inveresk and guidance from the managements of Charles River and Inveresk regarding tax rates and weighted average shares outstanding. Transaction-related adjustments were provided by or discussed with Charles River's management, and reflected interest expense on debt to be raised, and interest foregone on cash to be used, to finance the transaction and, in the case of GAAP EPS, amortization of transaction-related intangibles. Based on the merger consideration as estimated on June 29, 2004, this analysis indicated that, under both cases, the transaction could be:

  •
  with respect to Charles River's estimated GAAP EPS, dilutive in calendar year 2005 regardless of whether potential cost savings and other synergies are realized, dilutive in calendar year 2006 assuming no potential cost savings and other synergies are realized, and accretive in calendar year 2006 assuming potential cost savings and other synergies are fully realized; and

  •
  with respect to Charles River's estimated cash EPS, accretive in both calendar years 2005 and 2006 regardless of whether potential cost savings and other synergies are realized.

        The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

        In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  •
  the per share values of the merger consideration implied by the average per share closing prices of Charles River common stock over the 10-trading day and 30-trading day periods ended June 30, 2004;

  •
  the premiums implied by the per share equity reference ranges derived for Inveresk and Charles River relative to the market price of Inveresk common stock and Charles River common stock, respectively; and

  •
  publicly available research analysts' reports for Charles River and Inveresk.

Miscellaneous

        Charles River selected Credit Suisse First Boston as its exclusive financial advisor in connection with the transaction based on Credit Suisse First Boston's experience and reputation, and its familiarity with Charles River and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Credit Suisse First Boston and its affiliates have agreed to provide bank financing to Charles River, a significant portion of which is expected to be used in connection with the transaction. In addition, Credit Suisse First Boston and its affiliates in the past have provided, currently are providing, and may in the future provide, financial and investment banking services to Charles River unrelated to the transaction, for which services Credit Suisse First Boston and its affiliates have received compensation and would expect to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Charles River and Inveresk for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

        Charles River has agreed to pay Credit Suisse First Boston an aggregate fee of $10 million for its financial advisory services in connection with the transaction, a significant portion of which is contingent upon the consummation of the first merger. Charles River also has agreed to reimburse Credit Suisse First Boston for its expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

OPINION OF INVERESK'S FINANCIAL ADVISOR

        Goldman, Sachs & Co. delivered its opinion to the Inveresk board of directors, which was subsequently confirmed in writing, that, as of June 30, 2004, and based upon and subject to the factors and assumptions set forth therein, the $15.15 in cash and 0.48 of a share of Charles River common stock to be received by the holders of each outstanding share of Inveresk common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated June 30, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this document as Appendix C. Holders of Inveresk common stock are encouraged to read this opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Inveresk board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any Inveresk shareholder should vote with respect to the transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to shareholders and Annual Reports on Form 10-K of Inveresk for the two years ended December 31, 2003 and for Charles River for the four fiscal years ended December 27, 2003;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Inveresk and Charles River;

  •
  certain other communications from Inveresk and Charles River to their respective shareholders;

  •
  certain internal financial analyses and forecasts for Charles River prepared by its management;

  •
  certain financial analyses and forecasts for Charles River prepared by the management of Inveresk;

  •
  certain internal financial analyses and forecasts for Inveresk prepared by its management; and

  •
  certain cost savings and operating synergies projected by the management of Inveresk to result from the transactions contemplated by the merger agreement.

        Goldman Sachs also held discussions with members of the senior managements of Inveresk and Charles River regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Inveresk common stock and the shares of Charles River common stock, compared certain financial and stock market information for Inveresk and Charles River with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Inveresk's consent that certain financial analyses and forecasts for Inveresk and Charles River prepared by the management of Inveresk and certain cost savings and operating synergies projected by the management of Inveresk to result from the transaction were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Inveresk. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Inveresk or Charles River or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Inveresk or Charles River or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on Inveresk or Charles River or on the expected benefits of the transaction in any way meaningful to Goldman Sachs' analysis. Goldman Sachs' opinion does not address the underlying business decision of Inveresk to engage in the transaction. In addition, Goldman Sachs is not expressing any opinion as to the prices at which shares of Charles River common stock will trade at any time. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Inveresk.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Inveresk in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 30, 2004 and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs reviewed publicly available historical trading prices for Inveresk common stock and Charles River common stock for the one-year period ended June 30, 2004. In addition, Goldman Sachs analyzed the implied value of the aggregate per share consideration to be received by holders of shares of Inveresk common stock pursuant to the merger agreement as of June 30, 2004 (equal to $38.61 based on (i) the closing market price of Charles River common stock of $48.87 on June 30, 2004 multiplied by 0.48 plus (ii) $15.15) in relation to (i) the closing market price of Inveresk common stock on June 30, 2004 and (ii) the one-month, two-month, three-month, six-month and one-year average closing market prices of Inveresk common stock for the periods ended June 30, 2004.

        This analysis indicated that the implied value of the aggregate per share consideration of $38.61 to be received by holders of the outstanding shares of Inveresk common stock pursuant to the merger agreement as of June 30, 2004 represented:

  •
  a premium of 25.2% based on the closing market price of $30.84 per share on June 30, 2004;

  •
  a premium of 24.0% based on the one-month average closing market price of $31.13 per share;

  •
  a premium of 28.0% based on the two-month average closing market price of $30.16 per share;

  •
  a premium of 30.1% based on the three-month average closing market price of $29.67 per share;

  •
  a premium of 37.8% based on the six-month average closing market price of $28.02 per share; and

  •
  a premium of 60.5% based on the one-year average closing market price of $24.06 per share.

        Exchange Ratio Analysis.    Goldman Sachs calculated the daily illustrative exchange ratios of the Inveresk common stock closing market price to the Charles River common stock closing market price from June 27, 2002 (the date of Inveresk's initial public offering) to June 30, 2004. In addition,

Goldman Sachs calculated the illustrative average historical exchange ratios of Inveresk common stock to Charles River common stock based on the closing market prices of Inveresk common stock and Charles River common stock for the three-month, six-month and one-year periods ended June 30, 2004 and the period from June 27, 2002 to June 30, 2004. The following table sets forth the illustrative exchange ratios calculated by Goldman Sachs:

Period	Exchange Ratio
As of June 30, 2004	0.631x
Three months ended June 30, 2004	0.654x (average)
Six months ended June 30, 2004	0.656x (average)
One year ended June 30, 2004	0.634x (average)
From June 27, 2002 to June 30, 2004	0.569x (average)

        Goldman Sachs also calculated the illustrative exchange ratio of the implied value of the aggregate per share consideration to be received by holders of shares of Inveresk common stock pursuant to the merger agreement as of June 30, 2004 to the Charles River common stock closing market price on June 30, 2004 as equal to 0.7901.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the pharmaceutical services industry since 1998:

Date Announced	Acquiror	Target (Asset)
December 24, 2003	Invitrogen Corporation	BioReliance Corporation
September 23, 2003	BioReliance Corporation	Q-One Biotech Group Limited
October 11, 2002	Pharma Services Holding, Inc.	Quintiles Transnational Corp.
February 22, 2001	Inveresk Research Group Limited	ClinTrials Research Inc.
February 24, 2000	MDS Inc.	Phoenix International Life Sciences Inc.
September 13, 1999	Affymetrix, Inc.	Genetic MicroSystems, Inc.
April 29, 1999(1)	Covance Inc.	PAREXEL International Corporation
March 31, 1998	Omnicare, Inc.	IBAH, Inc.
March 2, 1998	PAREXEL International Corporation	PPS Europe Limited

(1)
This transaction was not completed.

        For each of the selected transactions, Goldman Sachs calculated and compared (i) levered consideration as a multiple of the latest twelve months, or LTM, sales, (ii) levered consideration as a multiple of the latest twelve months earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, (iii) levered consideration as a multiple of the latest twelve months earnings before interest and taxes, referred to as EBIT, (iv) equity consideration as a multiple of forward earnings and (v) premium offered on the closing market price one day prior to the announcement of the transaction. Goldman Sachs then compared these results to those of Inveresk as of June 30, 2004 and the values implied by the transactions contemplated by the merger agreement. The following table presents the results of this analysis:

	Levered Consideration as Multiple of LTM (x)				Equity Consideration as Multiple of Forward Earnings
									Premium to 1 Day Prior
	Sales		EBITDA		EBIT		P/E (x)
Inveresk as of June 30, 2004	4.2	x	18.9	x	23.9	x	22.9	x
Proposed transaction	5.3	x	23.4	x	29.6	x	28.7	x	25.2%
Selected transactions
High	5.4	x	23.8	x	37.4	x	38.3	x	74.5%
Mean	2.6	x	16.1	x	25.0	x	29.4	x	32.5%
Median	2.2	x	15.8	x	25.6	x	32.3	x	28.0%
Low	1.0	x	5.8	x	10.7	x	16.4	x	4.3%

        Contribution Analysis.    Goldman Sachs reviewed specific historical and estimated future operating and financial information including, among other things, sales, EBITDA, EBIT, and net income for Inveresk and Charles River based on estimates provided by Inveresk management. Goldman Sachs analyzed the relative estimated contributions of Inveresk and Charles River to the combined company following consummation of the transaction and compared the results of such analysis to the illustrative pro forma percentage ownership of the Inveresk shareholders in the combined company as of June 30, 2004 equal to 39.0% based on the assumption that the Inveresk shareholders would receive 100% of the merger consideration in Charles River common stock. The following table presents the results of this analysis:

Inveresk Equity Contribution to Combined Entity
Sales 2005E	32.8%
Sales 2006E	33.0%
EBITDA 2005E	29.9%
EBITDA 2006E	30.1%
EBIT 2005E	29.4%
EBIT 2006E	29.7%
Net income 2005E	37.1%
Net income 2006E	36.0%

        Goldman Sachs also calculated the diluted market capitalization of Inveresk common stock as of June 30, 2004 as a percentage of the illustrative aggregate diluted market capitalization of the common stock of Inveresk and Charles River as of June 30, 2004. In addition, Goldman Sachs analyzed the historical average diluted market capitalization of Inveresk common stock for the three-month, six-month and one-year periods ended June 30, 2004 and the period from June 27, 2002 to June 30, 2004 as a percentage of the illustrative aggregate diluted average market capitalization of the common stock of Inveresk and Charles River for the same periods. The following table presents the results of this analysis:

Period	Inveresk Illustrative Market Capitalization Contribution
As of June 30, 2004	33.9%
Three months ended June 30, 2004	34.7% (average)
Six months ended June 30, 2004	33.8% (average)
One year ended June 30, 2004	32.3% (average)
From June 27, 2002 to June 30, 2004	28.7% (average)

        Goldman Sachs then compared such calculated percentages to Inveresk shareholders' implied pro forma ownership share of the combined company equal to (i) 39.0% assuming the Inveresk shareholders would receive 100% of the transaction consideration in Charles River common stock and (ii) 28.0% assuming the Inveresk shareholders would receive 61% of the transaction consideration in Charles River common stock and 39% of the transaction consideration in cash.

        Pro Forma Financial Impact Analysis.    Goldman Sachs calculated for each of Inveresk, Charles River and the pro forma combined company with and without estimated synergies resulting from the contemplated transaction, based on information provided by Inveresk management, the illustrative compound annual growth rate, referred to as CAGR, of each of revenue, EBITDA and net income from 2003 to 2007, and estimated 2005 EBITDA margin. The following table presents the results of this analysis with respect to Inveresk and the pro forma combined company:

	2003A-2007E Revenue CAGR	2003A-2007E EBITDA CAGR	2003A-2007E Net Income CAGR(1)	2005E EBITDA Margin
Inveresk	15.2%	19.4%	20.3%	24.5%
Pro forma combined company without estimated synergies	12.5%	14.4%	17.5%	26.8%
Pro forma combined company with estimated synergies	12.5%	15.3%	18.4%	27.7%

(1)
Assumes 100% stock consideration transaction. Incremental depreciation and amortization from the transaction are not reflected in the presentation.

        Pro Forma Accretion/Dilution Analysis.    Goldman Sachs compared, for each of the years 2005 and 2006, the estimated earnings per share, referred to as EPS, of Charles River, on a standalone basis, in relation to the estimated GAAP EPS and the estimated cash EPS of the combined company, using (i) EPS estimates prepared by Inveresk management for Charles River, (ii) EPS estimates provided by I/B/E/S for Charles River and (iii) GAAP and cash EPS estimates prepared by Inveresk management for the combined company assuming estimated synergies resulting from the transaction. Goldman Sachs performed these analyses based on an implied Inveresk ownership share in the combined company equal to 28.0%. The following table presents the results of this analysis:

	Hypothetical Accretion (Dilution)
	2005E	2006E
GAAP EPS(1)
To Charles River standalone EPS per I/B/E/S estimates	(12.1)%	2.3%
To Charles River standalone EPS per Inveresk management estimates	(12.0)%	(1.1)%
Cash EPS(2)
To Charles River standalone EPS per I/B/E/S estimates	9.0%	12.6%
To Charles River standalone EPS per Inveresk management estimates	9.0%	8.9%

(1)
Assumes amortization of $50 million and $27 million in 2005 and 2006, respectively, based on Inveresk management estimates.

(2)
Excludes intangible amortization created by the proposed transaction.

        Discounted Future Stock Price Analysis.    Goldman Sachs performed a discounted future stock price analysis on Inveresk using estimates provided by Inveresk's management. Goldman Sachs calculated implied future stock prices for Inveresk for the years 2005 and 2006 using Inveresk's fully diluted estimated EPS for the years 2005 and 2006 and price/earnings multiples ranging from 22.0x to 26.0x. These implied future stock prices were then discounted to calculate illustrative per share present value indications using discount rates of 10.8%, 11.8% and 12.8%. The following table presents the results of this analysis:

Illustrative Per Share Present Value Indications
	10.8% Discount Rate	11.8% Discount Rate	12.8% Discount Rate
2005E	$32.12 - $37.96	$31.83 - $37.62	$31.55 - $37.29
2006E	$32.25 - $38.12	$31.68 - $37.44	$31.12 - $36.78

        Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis on Inveresk, on a standalone basis, and on the pro forma combined company using estimates provided by Inveresk's management.

        Goldman Sachs calculated illustrative net present value indications of free cash flows for Inveresk, on a standalone basis, for the period from July 2004 to year-end 2013 using discount rates ranging from 10.8% to 12.8%. Goldman Sachs then calculated illustrative per share prices for Inveresk, on a standalone basis, using the illustrative net present value indications of free cash flows for Inveresk for the period from July 2004 to year-end 2013 and illustrative terminal value indications as of year-end 2013 based on terminal multiples of Inveresk's 2014 estimated earnings ranging from 16.0x to 20.0x and discounting these illustrative terminal value indications to illustrative present value indications using discount rates ranging from 10.8% to 12.8%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Inveresk on a standalone basis	$30.35 - $40.22

        In addition, Goldman Sachs calculated illustrative net present value indications of free cash flows for the pro forma combined company for the period from July 2004 to year-end 2013 using discount rates ranging from 10.8% to 12.8%. Goldman Sachs calculated illustrative values to the Inveresk shareholders of the per share consideration to be received pursuant to the merger agreement using the illustrative net present value indications of free cash flows for the combined company for the period from July 2004 to year-end 2013 and illustrative terminal value indications as of year-end 2013 based on terminal multiples of the combined company's 2014 estimated earnings ranging from 16.0x to 20.0x and discounting these illustrative terminal value indications to illustrative present value indications using discount rates ranging from 10.8% to 12.8%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Value to Inveresk shareholders on a combined company basis	$35.39 - $43.52

        Goldman Sachs then calculated implied premiums of such Inveresk shareholder illustrative present value indications on a combined company basis to (i) the closing market price of Inveresk common stock on June 30, 2004 and (ii) the Inveresk shareholder illustrative present value indications on a standalone basis. The following table presents the results of this analysis:

Implied Premium
Illustrative present value indications on a combined company basis compared to Inveresk closing price on June 30, 2004	14.7% - 41.1%
Illustrative present value indications on a combined company basis compared to illustrative present value indications on a standalone basis	8.2% - 16.6%

        Value Pick-Up Analysis.    Goldman Sachs analyzed the implied per share values of the consideration to be received by the Inveresk shareholders pursuant to the merger agreement based on the pro forma estimated 2005 and 2006 earnings per share for the combined company using estimates provided by the management of Inveresk.

        Goldman Sachs calculated implied per share values of the consideration to be received by the Inveresk shareholders pursuant to the merger agreement based on illustrative price/earnings multiples ranging from 19.0x to 23.0x and an estimated 2005 combined company cash EPS of $2.27 and GAAP EPS of $1.83. Goldman Sachs also calculated implied values per share of Inveresk common stock based on illustrative price/earnings multiples ranging from 19.0x to 23.0x and an estimated 2006 combined company cash EPS of $2.57 and GAAP EPS of $2.33. The following table presents the results of this analysis:

Implied Total Per Share Value to Inveresk Shareholders
	2005E	2006E
Based on combined company cash EPS	$35.82 - $40.17	$36.09 - $41.02
Based on combined company GAAP EPS	$31.84 - $35.35	$34.18 - $38.65

        Goldman Sachs also calculated illustrative ranges of premiums of such implied per share values to the closing market price of Inveresk common stock on June 30, 2004. The following table presents the results of this analysis:

Implied Premium to June 30, 2004
	2005E	2006E
Based on combined company cash EPS	16.2% - 30.3%	17.0% - 33.0%
Based on combined company GAAP EPS	3.2% - 14.6%	10.8% - 25.3%

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Inveresk or Charles River or the transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Inveresk board of directors as to the fairness from a financial point of view of the $15.15 in cash and 0.48 shares of Charles River common stock to be received by the holders of each outstanding share of Inveresk's common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Inveresk, Charles River, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to Inveresk's board of directors was one of many factors taken into consideration by the Inveresk board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Appendix C to this document.

        Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Inveresk in connection with, and participated in certain of the negotiations leading to, the transaction. In addition, Goldman Sachs has provided certain investment banking services to Inveresk from time to time, including having acted as co-lead manager of a public offering of 11.5 million shares of Inveresk's common stock in November 2003 and as sole manager of a block trade of 5 million shares of Inveresk's common stock in March 2004. Goldman Sachs also may provide investment banking services to Inveresk and Charles River in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

        Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Inveresk, Charles River and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Inveresk and Charles River for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        The board of directors of Inveresk selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement effective as of May 19, 2004, Inveresk engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, Inveresk has agreed to pay Goldman Sachs a transaction fee based on 0.8 percent of the aggregate consideration paid in the transaction, $2,500,000 of which became payable upon Inveresk entering into the merger agreement and the remainder of which is payable upon consummation of the transaction. In addition, Inveresk has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

THE MERGER AGREEMENT

General

        The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Appendix A to this document, as amended by the amendment included as Appendix D to this document. We urge you to read the entire merger agreement, as amended, because it is the legal document governing the transaction.

Structure of the Merger

        The merger agreement provides for a combination of Charles River and Inveresk in a two-step transaction:

  •
  In the first merger, Indigo Merger I Corp., a wholly owned subsidiary of Charles River, will merge with and into Inveresk. Upon completion of the first merger, the separate corporate existence of Indigo Merger I Corp. will cease and Inveresk will continue as the surviving company.

  •
  In the second merger, which will form a single integrated transaction with the first merger, the surviving company from the first merger will merge with and into Indigo Merger II LLC, the successor to Indigo Merger II Corp., a second wholly owned subsidiary of Charles River, which is organized as a limited liability company. Upon completion of the second merger, the separate corporate existence of the surviving company from the first merger will cease. Indigo Merger II LLC will continue as the surviving company, will change its name to "Inveresk Research Group, LLC" and will continue to conduct the business of Inveresk.

        The first merger and the second merger together are sometimes referred to in this document as the mergers.

Merger Consideration

        At the effective time of the first merger, each issued and outstanding share of Inveresk common stock will be converted into the right to receive a combination of 0.48 of a share of Charles River common stock and $15.15 in cash, without interest. Inveresk shareholders will receive cash in lieu of any fractional shares of Charles River common stock that would have otherwise been issued at the completion of the transaction. The 0.48 of a share of Charles River common stock that will be issued for each share of Inveresk common stock is sometimes referred to in this document as the exchange ratio, the $15.15 in cash, without interest, that will be issued for each share of Inveresk common stock is sometimes referred to in this document as the cash consideration and the exchange ratio and the cash consideration are together sometimes referred to in this document as the merger consideration. If, between the date of the merger agreement and the effective time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Charles River common stock or Inveresk common stock, the merger consideration will be adjusted accordingly to provide to the holders of Inveresk common stock the same economic effect as contemplated by merger agreement prior to such event.

Exchange of Shares

        Following completion of the transaction, Charles River will make available to an exchange agent designated by Charles River, and reasonably acceptable to Inveresk:

  •
  the shares of Charles River common stock issuable in exchange for the outstanding shares of Inveresk common stock;

  •
  cash in an amount equal to the maximum cash consideration payable in the aggregate in exchange for outstanding shares of Inveresk common stock, assuming no holder of Inveresk common stock perfects its appraisal rights as described under "The Transaction—Appraisal Rights"; and

  •
  such cash as is required to be paid in lieu of fractional shares of Charles River common stock or as dividends or other distributions on the Charles River common stock.

        Cash deposited with the exchange agent to pay the cash consideration will be deposited in a separate fund established for the benefit of Inveresk shareholders and not used for any purpose other than as provided in the merger agreement. Such cash will be invested by the exchange agent as directed by Charles River and only in the forms of investments specified in the merger agreement.

        Promptly after the effective time, each record holder of shares of Inveresk common stock held in certificated form will be sent a letter of transmittal and instructions on how to surrender such shares. Record holders of shares of Inveresk common stock held in uncertificated, book-entry form will receive a letter of transmittal only if determined necessary by Charles River, Inveresk and the exchange agent. Thereafter, holders of Inveresk common stock in certificated form will be required to surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, while the exchange of uncertificated shares will be accomplished by delivery of an "agent's message" to the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request). In exchange for shares of Inveresk common stock, holders will receive in uncertificated book-entry form (unless a physical certificate is requested by a holder of shares of Inveresk common stock or is otherwise required under applicable law) the number of shares of Charles River common stock and the cash consideration described under "—Merger Consideration". Holders of unexchanged shares of Inveresk common stock will not be entitled to receive any dividends or other distributions payable by Charles River with respect to those shares of Charles River common stock, or cash in lieu of fractional shares, until the applicable Inveresk certificate is surrendered or the Inveresk uncertificated share is transferred. Upon surrender or transfer, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

        Charles River will not issue fractional shares in the transaction. All fractional shares of Charles River common stock that a holder of shares of Inveresk common stock would otherwise be entitled to receive as a result of the transaction will be aggregated. For each fractional share that results from the aggregation of fractional shares issuable with respect to Inveresk common stock, the exchange agent will pay the holder an amount in cash, without interest, equal to the fractional share multiplied by the closing sale price of a share of Charles River common stock on the trading day immediately following the effective time.

Inveresk Stock Options

        At the effective time, each outstanding option to purchase shares of Inveresk common stock granted under any employee stock option or compensation plan, employment, severance, change in control agreement or other agreement of Inveresk, collectively referred to in this document as Inveresk stock options, whether or not exercisable or vested, will be converted into an option to purchase Charles River common stock on the same terms and conditions in effect at the effective time. Subject to certain adjustments, the number of shares of Charles River common stock subject to each such replacement stock option will equal the number of the shares of Inveresk common stock subject to each converted Inveresk stock option multiplied by 0.8 (as adjusted). The replacement stock option will have a per share exercise price equal to the per share exercise price specified in the Inveresk stock option divided by 0.8 (as adjusted), rounded to the nearest whole cent.

Charles River Board of Directors

        At the closing of the transaction, the Charles River board of directors will consist of 12 directors, nine of whom will be Charles River directors prior to the transaction and three of whom will be designated by Inveresk. Inveresk has selected Dr. Walter S. Nimmo, S. Louise McCrary and Dr. John Urquhart as its designees to the Charles River board. See "The Transaction—Board of Directors and Management of Charles River following the Transaction".

Representations and Warranties

        The merger agreement contains a number of substantially reciprocal representations and warranties of Charles River and Inveresk as to, among other things: due incorporation and qualification; corporate authority to enter into the contemplated transactions; required consents and filings with government entities; absence of conflicts with organizational documents, laws and material agreements; capitalization; ownership, due incorporation and qualification of subsidiaries; reports filed with the Securities and Exchange Commission; financial statements; information supplied for use in this document; absence of material changes or events; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; finders' fees; opinions of financial advisors; tax matters and tax treatment; employee benefits plans; labor and employment matters; environmental matters; tax treatment of the transaction, inapplicability to the transaction of state takeover statutes, shareholders rights agreements and anti-takeover provisions in organizational documents; material contracts; intellectual property; title to and condition of properties; interested party transactions; and certain business practices.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect". For purposes of the merger agreement, "material adverse effect" means with respect to Charles River or Inveresk, as the case may be:

  •
  a material adverse effect on the financial condition, business, assets or results of operations of such party and its subsidiaries, taken as a whole, except any such effect primarily resulting from changes in circumstances or conditions generally affecting the industry in which such party operates and not having a materially disproportionate effect on such party; or

  •
  a material impairment of the ability of such party to consummate the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement do not survive the effective time and, as described below under "—Termination", if the merger agreement is validly terminated, neither party will have any liability for inaccuracies in its representations and warranties, or otherwise under the merger agreement, unless the termination resulted from a party's willful failure to fulfill a condition to the performance of the obligations of the other party or to perform a covenant contained in the merger agreement.

Principal Covenants

        Interim Operations of Charles River and Inveresk.    Each of Charles River and Inveresk has undertaken separate covenants that place restrictions on it and its subsidiaries until either the effective time or termination of the merger agreement. In general, Charles River and its subsidiaries and Inveresk and its subsidiaries are required to conduct their respective businesses in the ordinary course consistent with past practices and to use all reasonable efforts to preserve intact their present business organizations and relationships with third parties and to keep available the services of their present officers and employees. Each party has agreed to use reasonable best efforts not to, and to not permit any of its subsidiaries to, take any action that would make any representation and warranty of such party inaccurate at, or any time prior to, the effective time. Each party has also agreed to certain restrictions on its and its subsidiaries' activities that are subject to exceptions described in the merger agreement. The most significant activities that each party has agreed not to do, and not to permit any of its subsidiaries to do, are as follows:

  •
  amending the organizational documents of such party or its subsidiaries, subject to a specified exception for Charles River with respect to the conversion of Indigo Merger II Corp. into Indigo Merger II LLC;

  •
  acquiring any material amount of stock or assets of any other person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise (or, in the case of Charles River and its subsidiaries, making such an acquisition of stock or assets having a value in any in excess of $100 million in any individual transaction or $150 million in the aggregate);

  •
  selling, leasing, licensing or otherwise disposing of any material subsidiary of such party or any material amount of assets, securities or property, subject to specified exceptions;

  •
  issuing, selling, transferring, pledging or disposing of shares of capital stock of any class or series of such party or its subsidiaries, or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, any such shares, except in limited instances, or reducing the exercise or conversion price, extending the term or otherwise modifying in any material respect the terms of any such securities;

  •
  splitting, combining, subdividing or reclassifying, or declaring, paying or setting aside for payment dividends or other distribution on, any capital stock of such company or its subsidiaries;

  •
  repurchasing, redeeming or otherwise acquiring any shares of capital stock of such party or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or amending any material term of any outstanding security of such party or any of its subsidiaries;

  •
  incurring, assuming or guaranteeing indebtedness for borrowed money, creating any lien on any material asset of such company or its subsidiaries, or making any material loans, advances or capital contributions to, or investments in, any other person, subject to specified exceptions;

  •
  entering into any transaction, commitment, contract or agreement relating to the assets or business of such party or any of its subsidiaries, or relinquishing any contract or other right, in each case material to such party and its subsidiaries, taken as a whole, subject to specified exceptions;

  •
  making any change in any method of accounting or accounting principles or practices, except for such changes required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X under the Securities Exchange Act of 1934, as amended;

  •
  only in the case of Inveresk and its subsidiaries, (i) granting any severance or termination pay to (or amending any existing arrangement with) any director, officer or key employee of Inveresk or any of its subsidiaries, (ii) increasing benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or key employee of Inveresk or any of its subsidiaries, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of Inveresk or any of its subsidiaries, (iv) establishing, adopting or amending (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or key employee of Inveresk or any of its subsidiaries or (v) increasing compensation, bonus or other benefits payable to any director, officer or key employee of Inveresk or any of its subsidiaries;

  •
  making or changing any material tax election, changing any annual tax accounting period, adopting or changing any method of tax accounting if the adoption or change of such method would have an adverse effect on the tax liability of such party, making any material amendment to tax returns or filing claims for material tax refunds, entering into any material closing agreement, settling any income tax audit or assessment or any material other audit or assessment, or surrendering any right to claim any material tax refund, offset or other reduction in tax liability;

  •
  only in the case of Inveresk and its subsidiaries, establishing, adopting or amending (except as required by applicable law) any stock option or restricted stock award or other benefit plan or arrangement providing for the grant of equity-based awards to permit or provide for the acceleration of the vesting, exercise, payment or settlement of such awards or to provide for the adjustment of the terms of such awards (except as provided in the merger agreement), in any such case upon the occurrence of the transactions contemplated by the merger agreement or upon any other event;

  •
  entering into, or amending any material term of, any commitment, contract or agreement with any financial or legal advisor with respect to the transactions contemplated by the merger agreement;

  •
  taking any action that would result in any of the condition described below under "—Principal Conditions to Completion of the Transaction" not being satisfied; or

  •
  agreeing or committing to do any of the forgoing.

        Shareholder Meetings and Duties to Recommend.    Charles River has agreed that its board of directors will recommend the approval by Charles River shareholders of the proposal to issue Charles River common stock in connection with the transaction, and all related proposals, and has agreed to call a meeting of its shareholders for this purpose. Inveresk has agreed that its board of directors will recommend the approval by Inveresk shareholders of the proposal to adopt the merger agreement, and all related proposals, and has agreed to call a meeting of its shareholders for this purpose. Each party's board of directors, however, can fail to make, withdraw or modify in a manner adverse to the other party, its recommendation (any such action referred to in this document as a change in recommendation), including by approving, recommending or endorsing a potential Superior Proposal (as defined below), if such board of directors determines in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, or as discussed below under "—No Solicitation". In addition, neither party is required to hold its shareholder meeting prior to the expiration or termination of the waiting period under the HSR Act and receipt of the material foreign antitrust clearances described under "—Principle Conditions to Completion of the Transaction—Mutual Closing Conditions".

        No Solicitation.    Each party has agreed that none of the party, its subsidiaries or any of their officers, directors, employees or other representatives will:

  •
  solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below);

  •
  enter into or participate in any discussions or negotiations with, furnish any non-public information relating to it or any of its subsidiaries or afford access to the business, properties, assets, books or records of it or any of its subsidiaries, or otherwise cooperate in any way with or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal;

  •
  grant any waiver or release under any standstill or similar agreement with respect to any class of its equity securities or any class of equity securities of its subsidiaries; or

  •
  enter into any agreement with respect to an Acquisition Proposal.

        However, each party's board of directors, directly or indirectly through advisors, agents or other intermediaries, may:

  •
  engage in negotiations or discussions with any third party that, subject to the party's compliance with the restrictions described in this "—No Solicitation" section, has made a bona fide Acquisition Proposal that such board of directors has determined in good faith after consultation with its legal counsel and financial advisor reasonably could be expected to lead to a Superior Proposal;

  •
  furnish to such third party non-public information regarding the party or any of its subsidiaries, pursuant to a confidentiality agreement having provisions that are no less favorable to such party than those contained in the confidentiality agreement between Charles River and Inveresk;

  •
  following receipt of such a potential Superior Proposal, make a change in recommendation or, subject to the terms and conditions described below under "—Termination—Mutual Closing Conditions", terminate the merger agreement; and/or

  •
  take any action that any court of competent jurisdiction orders such party to take.

        Each party may take any of the actions listed in the first three bullet points above only if such party's board of directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        The restrictions described above will not prohibit the board of directors of either party from complying with Rule 14e-2(a) or Rule 14d-9 under the Securities Exchange Act of 1934, as amended, with regard to an Acquisition Proposal; provided that neither party's board of directors may recommend that their shareholders tender shares of capital stock in connection with any tender or exchange offer unless such board of directors has determined in accordance with the merger agreement that such tender or exchange offer is a Superior Proposal.

        "Acquisition Proposal" means, with respect to each party, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30 percent or more of the consolidated assets of such party and its subsidiaries or over 30 percent of any class of equity or voting securities of such party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 30 percent or more of any class of equity or voting securities of such party or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30 percent of the consolidated assets of such party.

        "Superior Proposal" means, with respect to each party, any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of such party's capital stock on terms that the board of directors of such party determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable to all such party's shareholders (in their capacity as such) than as provided in the merger agreement and which is reasonably likely to be consummated.

        Neither party's board of directors will take any of the actions referred to above unless such party has delivered to the other party a prior written notice advising the other party that it intends to take such action, and the party taking such action is obligated to continue to advise the other party after taking such action. Each party is required to notify the other party promptly (but in no event later than

24 hours) after receipt by such party (or any of its advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or of any request for information relating to the party or any of its subsidiaries or for access to the business, properties, assets, books or records of the party or any of its subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. The party receiving the Acquisition Proposal, indication or request is required to provide such notice orally and in writing and to identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The party is required promptly to provide the other party with any non-public information concerning the party's business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to the other party. The party receiving the Acquisition Proposal, indication or request is required to keep the other party fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

        Each party has agreed to, and to cause its subsidiaries, advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to June 30, 2004 with respect to any Acquisition Proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about such party that was furnished by or on behalf of such party to return or destroy all such information.

        Indemnification and Insurance.    These matters are discussed below under "Interests of Certain Persons in the Transaction—Insurance and Indemnification".

        Employee Benefits Continuation.    For a period of one year after the effective time, the benefits provided to employees of Inveresk and to employees of subsidiaries of Inveresk, will be substantially similar in the aggregate to the benefits provided to such employees immediately prior to the effective time.

        Reasonable Best Efforts Covenant.    Subject to the terms of the merger agreement, each of Charles River and Inveresk has agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Notwithstanding the foregoing, Charles River will not be required to dispose of or hold separate all or any portion of the business or assets of Inveresk and its subsidiaries, or of Charles River and its subsidiaries, if such action would reasonably be expected to result in a material adverse effect on Charles River or Inveresk.

        Certain Other Covenants.    The merger agreement contains additional and generally mutual covenants, including covenants relating to the filing of this document, cooperation regarding filings and proceedings with governmental entities and obtaining any governmental or other third-party consents, waivers or approvals, public announcements, access to information regarding each party's business prior to completion of the transaction, notices of certain events, actions to be taken so as not to jeopardize the intended tax treatment of the transaction, the restrictions described under "The Transaction—Resales of Charles River Stock by Inveresk Affiliates", matters relating to Section 16 under the Securities and Exchange Act of 1934, as amended and the listing on the New York Stock Exchange of shares of Charles River common stock to be issued in the transaction or upon exercise of Charles River stock options following the transaction.

Principal Conditions to Completion of the Transaction

        Mutual Closing Conditions.    The obligations of each of Charles River, Indigo Merger I Corp. and Indigo Merger II LLC, on the one hand, and Inveresk, on the other hand, to consummate the transaction are subject to the satisfaction or waiver at or before the effective time of the following conditions:

  •
  obtaining the required approvals of the Charles River shareholders and Inveresk shareholders (as described under "The Charles River Special Meeting—Votes Required" and "The Inveresk Special Meeting—Votes Required");

  •
  absence of legal prohibitions on the completion of the transaction;

  •
  expiration or termination of the applicable waiting period under the HSR Act and receipt of merger control clearances applicable to the transaction under the laws of France, the United Kingdom, Germany and Canada and such other merger control clearances which, if not obtained, would have a material adverse effect (referred to in this document as the material foreign antitrust clearances);

  •
  Charles River's registration statement on Form S-4, which includes this document, being effective and not subject to any Securities and Exchange Commission stop order and no proceedings for such purpose being pending before or threatened by the Securities and Exchange Commission;

  •
  approval for the listing on the New York Stock Exchange of the Charles River common stock to be issued in the transaction or reserved for issuance upon exercise of Charles River stock options after the transaction;

  •
  accuracy as of the effective time of the representations and warranties made by the other party, with only such exceptions as would not have a material adverse effect;

  •
  performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing;

  •
  receipt of opinions of Charles River's and Inveresk's counsel that the mergers, taken together, will qualify as a tax-free reorganization; and

  •
  the absence of any event, circumstance, change or effect that has had or reasonably could be expected to have, individually or in the aggregate, a material adverse effect on the other party.

        Additional Closing Conditions of Charles River.    In addition to the conditions described above, the obligations of each of Charles River, Indigo Merger I Corp. and Indigo Merger II LLC to consummate the transaction are subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

  •
  the absence of any ongoing or pending action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such action or proceeding) by any governmental entity before any court or other governmental entity, (i) challenging or seeking to make illegal, or otherwise to restrain or prohibit the consummation of the transaction or (ii) seeking to restrain or prohibit Charles River's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any portion of the business or assets of Inveresk and its subsidiaries, or of Charles River and its subsidiaries, or to compel Charles River or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Inveresk and its subsidiaries, in each case if such action would reasonably be expected to have a material adverse effect on Charles River or Inveresk;

  •
  the absence of any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the transaction, by any court or other governmental entity, other than the application of the waiting period provisions of the HSR Act to the transaction or under laws, rules and regulations analogous to the HSR Act existing in France, the United Kingdom, Germany, Canada or any other jurisdiction providing for a material foreign antitrust clearance described under "—Mutual Closing Conditions", that will, directly or indirectly, result in any of the consequences referred to in the immediately preceding bullet point; and

  •
  the delivery by Inveresk of a certificate stating that it is not, and has not for five years prior to the date of such certificate been, a "United States real property holding corporation" as defined in Section 897 of the Internal Revenue Code of 1986, as amended.

Termination

        Mutual Termination Rights.    The merger agreement may be terminated at any time before the effective time, whether before or after the receipt of the required approvals from Charles River and Inveresk shareholders, in any of the following ways:

  (a)
  by mutual written agreement of Charles River and Inveresk; or

  (b)
  by either Charles River or Inveresk:

  •
  if the transaction has not been consummated on or before December 31, 2004 (which date, which is referred to in this document as the end date, will be extended to March 31, 2005 to the extent necessary to permit the expiration of the waiting period applicable to the transaction under the HSR Act or to obtain any of the material foreign antitrust clearances described under "—Principal Conditions to Completion of the Transaction—Mutual Closing Conditions"), provided that neither Charles River nor Inveresk may terminate the merger agreement under this clause if such party's material breach of any provision of the merger agreement has resulted in the failure of the transaction to be consummated by such date;

  •
  if any judgment, injunction, order or decree of any court or other governmental entity having competent jurisdiction enjoining Charles River or Inveresk from consummating the transaction is entered and such judgment, injunction or order becomes final and nonappealable, provided that, neither party may terminate the merger agreement under this clause if such party's material breach of any provision of the merger agreement has resulted in the imposition of such judgment, injunction, order or decree; or

  •
  if Charles River or Inveresk shareholders fail to give the necessary approvals at their respective shareholder meetings; or

  (c)
  by Charles River:

  •
  if Charles River's board of directors, subject to complying with the terms of the merger agreement (including those described under "—Principal Covenants—No Solicitation"), authorizes Charles River to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, but only if (i) Charles River shall have notified Inveresk in writing, at least three business days prior to such termination, of its intention to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) Charles River pays Inveresk the termination fee described below under "—Termination Fees; Other Expenses" prior to terminating the merger agreement;

  •
  if Inveresk (i) has made a change of recommendation or (ii) has willfully and materially breached its obligations described under "—Principal Covenants—Shareholder Meetings and

    Duties to Recommend" or "—Principal Covenants—No Solicitation" or certain of its obligations in connection with the filing of this document; or

  •
  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Inveresk set forth in the merger agreement shall have occurred that would cause the Charles River's conditions to closing the transaction not to be satisfied and such condition is incapable of being satisfied prior to end date described above; or

  (d)
  by Inveresk:

  •
  if Inveresk's board of directors, subject to complying with the terms of the merger agreement (including those described under "—Principal Covenants—No Solicitation"), authorizes Inveresk to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, but only if (i) Inveresk shall have notified Charles River in writing, at least three business days prior to such termination, of its intention to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) Inveresk pays Charles River the termination fee described below under "—Termination Fees; Other Expenses" prior to terminating the merger agreement;

  •
  if Charles River (i) has made a change of recommendation or (ii) has willfully and materially breached its obligations described under "—Principal Covenants—Shareholder Meetings and Duties to Recommend" or "—Principal Covenants—No Solicitation" or certain of its obligations in connection with the filing of this document; or

  •
  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Charles River set forth in the merger agreement shall have occurred that would cause Inveresk's conditions to closing the transaction not to be satisfied and such condition is incapable of being satisfied prior to end date described above.

        Additional Termination Right.    The merger agreement may also be terminated by Inveresk if, on either of two occasions, the average closing sale price of Charles River common stock over a 20-trading-day measurement period falls below $33.00. The two occasions are the period ending five days prior to the mailing of this document and the period ending five days prior to the closing of the transaction. The $33.00 threshold will be adjusted downward to reflect the average percentage decline, if any, of the closing sale prices of a basket of equity securities of 13 other companies during the applicable measurement period, as compared to the closing sale prices of such securities during the five trading days prior to June 30, 2004. For example, if the prices of the securities in the basket decline by an average of 10 percent during such period, then Charles River's average closing sale price during the measurement period would have to fall below $29.70 (the initial target of $33.00 minus 10 percent) for Inveresk to have the right to terminate the merger agreement pursuant to this provision.

        Effect of Termination.    If the merger agreement is validly terminated, it will become void and of no effect without any liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) unless the termination resulted from such party's willful failure to fulfill a condition to the performance of the obligations of the other party or to perform a covenant contained in the merger agreement, in which case such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such party's failure. However, the provisions of the merger agreement relating to the effects of termination, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, as well as the confidentiality agreement entered into between Charles River and Inveresk, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees; Other Expenses

        Each of Charles River and Inveresk has agreed to pay the other party a fee of $38.15 million in cash in any of the following payment events:

  •
  if (i) either party terminates the agreement by reason of the paying party's failure to obtain its required shareholder approval, (ii) prior to the date of the applicable special meeting, a bona fide Acquisition Proposal (including an indication of an intention to offer more favorable terms than provided in the merger agreement) relating to the paying party was made or renewed, publicly announced or disclosed, and not publicly withdrawn at least five days prior to such paying party's special meeting, and (iii) within 12 months following termination, the paying party consummates an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal and the transaction provided for in the definitive agreement is subsequently consummated; provided that, for purposes of this payment obligation, the definition of the term "Acquisition Proposal" is modified so that each 30 percent threshold in such definition is deemed to be a 50 percent threshold;

  •
  if such party terminates the agreement to accept a Superior Proposal, as described above under "—Termination—Mutual Termination Rights"; or

  •
  if the other party terminates the merger agreement as a result of the paying party having (i) made a change of recommendation; or (ii) willfully and materially breached its obligations described under "—Principal Covenants—Shareholder Meetings and Duties to Recommend" or "—Principal Covenants—No Solicitation" or certain of its obligations in connection with the filing of this document.

        Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost.

Amendments; Waivers

        Any provision of the merger agreement may be amended or waived prior to the effective time if, but only if, the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the required approvals of the Charles River shareholders and of the Inveresk shareholders have been obtained, no amendment or waiver may be made or given that reduces the amount or changes the kind of consideration to be received in exchange for Inveresk common stock.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

Charles River

        Certain members of Charles River management and board of directors may be deemed to have financial interests in the transaction that are in addition to, or different from, the interests of other Charles River shareholders. The Charles River board of directors was aware of these interests and considered them, among other matters, in approving the transaction and the merger agreement. These interests are described below.

        Compensation, Incentive Plans and other Agreements.    The transaction does not trigger any payments under change in control agreements in place between Charles River and certain of its senior executives. Nor does any executive or other employee of Charles River receive any special bonus or other payments related solely to the successful completion of the transaction.

        Charles River has in place a mid-term management incentive plan, approved by the Charles River board of directors in February 2004 and prior to the commencement of the negotiations that led to the transaction. Management and other key employees of Charles River are entitled to certain bonus payments in 2007, which are based on whether Charles River achieves certain 2006 financial performance targets, which include revenues and operating income for 2006. The bonus plan provides for 109,000 base "units" comprised of cash and Charles River restricted common stock, which vests over the two years following payment thereof, to be payable if the financial targets are met, with one unit equaling the value of a share of Charles River common stock. Management anticipated that, based on Charles River's projections and strategic plans, the 2006 financial performance measures in its mid-term incentive plan were likely to have been exceeded, in part because of the combination with Inveresk, with the revenue target for 2006 expected to be met on a pro forma basis in 2004 and the operating income target in 2005. Accordingly, the transaction was expected to lead to the maximum bonus pay-out permissible under the terms of the plan of 200 percent of the pre-transaction financial target, or 218,000 units. Approximately 58 percent of the 2004 plan units are allocated to senior executives of Charles River.

        After making this initial determination management recommended, and on August 9, 2004 the compensation committee of the board of directors agreed, to exercise its discretion to, in effect, increase the bonus plan targets to include Inveresk's three-year projections as set forth in the merger plan that was presented to the board of directors on June 30, 2004. Therefore, the combination with Inveresk, in and of itself, would not trigger any payments under the bonus plan. Moreover, no employee participating in the bonus plan will be eligible to receive any unit payments should he or she terminate his or her employment prior to 2007, even if all targets are achieved.

        Security Ownership of Officers and Directors.    For information concerning security ownership of directors and certain officers of Charles River, see Charles River's proxy statement used in connection with its 2004 annual meeting of shareholders, the relevant portions of which are incorporated by reference in this document from Charles River's Annual Report on Form 10-K for the year ended December 26, 2003.

        Board Compensation.    For information concerning Charles River's compensation policy for members of the board of directors, see Charles Rivers' proxy statement used in connection with its 2004 annual meeting of shareholders, the relevant portions of which are incorporated by reference in this document from Charles River's Annual Report on Form 10-K for the year ended December 26, 2003. For 2004, Charles River will provide compensation to each non-employee director consisting of an annual fee of $50,000 for service as a director. The Chairs of the Compensation Committee and the Audit Committee and the lead independent director will receive an additional $10,000, $15,000 and $20,000, respectively, for these additional responsibilities. Non-employee members of the Charles River board will also receive a stock option grant in 2004 for 12,000 shares.

Inveresk

        Certain members of Inveresk management and board of directors may be deemed to have financial interests in the transaction that are in addition to, or different from, the interests of other Inveresk shareholders. The Inveresk board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

        Appointment of Directors and Executive Officers.    Pursuant to the merger agreement, Inveresk is entitled to designate three directors to serve on the Charles River board of directors after the completion of the transaction. Inveresk has designated, and Charles River has agreed to appoint, each of Dr. Walter S. Nimmo, S. Louise McCrary and Dr. John Urquhart, who presently are each members of the board of directors of Inveresk, to the board of directors of Charles River following the transaction. In addition, Dr. Nimmo, currently Chairman, Chief Executive Officer and President of Inveresk, is expected to serve as the Vice Chairman of the Charles River board of directors following the transaction. Charles River and Dr. Nimmo are currently discussing the terms of Dr. Nimmo's relationship with Charles River following completion of the transaction.

        As members of the Charles River board of directors, the non-employee directors can each be expected to receive 20,000 stock options upon appointment to the Charles River board, 12,000 stock options annually thereafter, and an annual fee (prorated if necessary) of $50,000, as compared to the annual grant of 5,000 stock options, annual retainer of $37,000 and fee of $1,500 per board meeting attended that Inveresk directors presently receive.

        At the effective time of the transaction, the 1,116,866 shares of Inveresk common stock held by Walter S. Nimmo will be converted into 536,095 shares of Charles River common stock and a right to receive $16,920,520 in cash. At the same time, Walter S. Nimmo's Inveresk stock options (which entitle him to acquire an aggregate of 212,153 shares of Inveresk common stock) will be converted into options to acquire an aggregate of 169,722 shares of Charles River common stock.

        Louise McCrary currently does not hold any Inveresk common shares. However, at the effective time of the merger, Ms. McCrary's Inveresk stock options (which entitle her to acquire an aggregate of 17,500 shares of Inveresk common stock) will be converted into options to acquire an aggregate of 14,000 shares of Charles River common stock.

        At the effective time of the merger, the 49,456 shares of Inveresk common stock owned by Dr. John Urquhart (which shares are held of record by the Urquhart Family Trust U/D/T dated December 27, 1991 but are beneficially owned by Dr. Urquhart) will be converted into 23,738 shares of Charles River common stock and a right to receive $749,258 in cash. At the same time, Dr. Urquhart's Inveresk stock options (which entitle him to acquire an aggregate of 10,000 shares of Inveresk common stock) will be converted into options to acquire an aggregate of 8,000 shares of Charles River common stock.

        Charles River has also announced that it plans to promote Michael Ankcorn, one of Inveresk's Executive Vice Presidents, to the head of its global pre-clinical operations following the transaction. Alastair McEwan, one of Inveresk's Executive Vice Presidents, will become head of Charles River's global clinical operations and Brian Bathgate, one of Inveresk's Executive Vice Presidents, will become head of Charles River's European pre-clinical operations.

        Automatic Acceleration of Director Stock Options.    Upon consummation of the transaction, stock options issued to members of Inveresk's board of directors pursuant to Inveresk's 2002 Non-Employee Directors Stock Option Plan will automatically vest and become fully exercisable. As of July 31, 2004, these members of Inveresk's board of directors collectively held 43,336 unvested options to acquire shares of Inveresk common stock at option prices ranging from $13 to $30 per share.

        Substitution of Current Inveresk Stock Options.    The executive officers and directors of Inveresk have received grants of stock options under Inveresk's stock option plans of which 906,936 are outstanding. Pursuant to the terms of the applicable stock option plan and the merger agreement, each outstanding option to purchase shares of Inveresk common stock, including those held by Inveresk executive officers and directors, will be replaced with an option to acquire a number of shares of Charles River common stock equal to 0.8 multiplied by the number of shares of Inveresk common stock issuable on exercise of the existing option. For more detail on the conversion of the Inveresk stock options, see "The Merger Agreement—Inveresk Stock Options".

        Severance Agreements.    Existing change of control severance agreements with certain officers of Inveresk, including the executive officers named below, provide for benefits, including severance payments and the accelerated vesting of options, to be paid if, within 24 months following a "change of control", employment is terminated without cause or the officer resigns for any of the following reasons:

  •
  a material reduction of authority, duties or responsibilities (other than a reduction in authority, duties or responsibilities solely by virtue of Inveresk being acquired and made part of a larger business organization or a change in the officer's reporting relationship);

  •
  a reduction in base compensation or a material reduction in benefits;

  •
  the failure to obtain an agreement from any successor to the business of Inveresk to agree to perform Inveresk's obligations under the applicable severance agreement;

  •
  the relocation of the principal place of employment to a location more than 50 miles from the previous place of employment;

  •
  a purported termination; and

  •
  a material and willful breach of the terms of the applicable severance agreement.

        If employment is terminated without cause or the officer resigns for any of the reasons listed above, such officer is entitled to the following:

  •
  payment within 10 days from the date of such termination or resignation of all salary, reimbursement, bonus and other cash benefits accrued through the date of termination or resignation;

  •
  payment within 30 days from the date of such termination or resignation of a multiple as specified below of the officer's base compensation (subject to reduction to the extent necessary to avoid the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended);

  •
  continuation of health, medical, vision and dental benefits for 12 months from the date of such termination or resignation;

  •
  continuation of all other benefits programs to the extent permitted by the terms of those programs; and

  •
  accelerated vesting of all stock options, restricted stock or other equity-based compensation.

        For purposes of the Inveresk change of control severance agreements, "base compensation" means the annual base rate of cash compensation immediately before a change of control, or if greater, the highest such annual rate at any time during the 12-month period immediately preceding the change of control and includes the greater of (i) the cash bonus (if any) paid for the year most recently ended before the change of control or (ii) the target bonus established for the year in which a termination or resignation occurs, and also includes any other non-contingent cash compensation to which the officer is entitled (such as car allowance, housing allowance or pension contributions) but excludes other contingent incentives or performance awards.

        The following table lists the executive officers of Inveresk who are party to change of control severance agreements and indicates for each such executive officer the applicable multiple utilized in computing any lump sum payment to which the executive officer may become entitled, as well as the number of shares of Inveresk common stock that are issuable pursuant to stock options that have not yet vested. As of July 31, 2004, such executive officers held unvested options as listed below.

Name	Title	Multiple of Compensation to which Entitled	Number of Shares as to which Options are Unvested
Walter S. Nimmo	Chairman, Chief Executive Officer and President	3.0	91,667
D.J. Paul E. Cowan	Chief Financial Officer	3.0	48,334
Michael F. Ankcorn	Group Executive Vice President	2.0	40,000
Brian Bathgate	Group Executive Vice President	2.0	58,334
Alastair S. McEwan	Group Executive Vice President	2.0	58,334
Nicholas J. Thornton	Group Executive Vice President	2.0	58,335

        The transaction described in this document will constitute a "change of control" under the severance agreements for each of Inveresk's executive officers listed above.

        The positions that have been offered to Messrs. Ankcorn, Bathgate and McEwan will satisfy the terms of their respective change of control severance agreements and they will be entitled to the severance payments and benefits described above only if their employment is terminated without cause within 24 months after the completion of the transaction. It is expected that Messrs. Cowan and Thornton will not be offered a comparable position at the combined company and therefore will be entitled to the severance payments and benefits described above if they choose to resign within 24 months of the completion of the transaction. Dr. Nimmo is expected to serve as Vice Chairman of the Charles River board of directors following the transaction. The parties are continuing to discuss the terms of Dr. Nimmo's relationship with Charles River following completion of the transaction, although the parties have agreed that Dr. Nimmo will receive the severance payments and benefits described above under his change of control severance agreement.

        Other Employment Agreements.    Existing employment agreements with certain executive officers of Inveresk require notice prior to termination, or in the absence of notice, a severance payment upon termination. Specifically, each of Michael Ankcorn, Brian Bathgate, D.J. Paul E. Cowan, Alastair McEwan and Nick Thornton have employment agreements in effect which require Inveresk to give one year's prior notice to terminate such executive officer or alternatively call for Inveresk to pay one year's salary to such executive officer in lieu of notice. An existing employment agreement with Walter S. Nimmo requires Inveresk to give one year's prior notice to terminate employment or, in lieu of notice, to pay one year's salary and the value of all other contractual benefits. The change of control agreements provide that the terms and amount of any severance or benefits due upon a termination or resignation in connection with a change of control will be governed by the change of control severance agreements, as described above.

        Security Ownership of Officers and Directors.    For information concerning security ownership of directors and certain officers of Inveresk, see Inveresk's proxy statement used in connection with its 2004 annual meeting of shareholders, the relevant portions of which are incorporated by reference in this document from Inveresk's Annual Report on Form 10-K for the year ended December 31, 2003.

Insurance and Indemnification

        The merger agreement provides that, for six years and 180 days following completion of the transaction:

  •
  Charles River will, to the extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Inveresk, in each case in respect of acts and omissions occurring prior to completion of the transaction (including in connection with the approval of the merger agreement and the consummation of the transaction) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to Inveresk's certificate of incorporation and bylaws as of the date of the merger agreement; and

  •
  The company resulting from the second merger, which is sometimes referred to in this document as the surviving company, will include and cause to be maintained in its certificate of incorporation and bylaws, or comparable organizational documents, provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses, in each case in respect of acts or omissions occurring prior to completion of the transaction (including in connection with the approval of the merger agreement and the consummation of the transaction), no less favorable to the present and former officers of Inveresk than those contained in Inveresk's certificate of incorporation and bylaws as of the date of the merger agreement.

        Any right to elimination of liability, indemnification or advancement of expenses described above will be provided by Charles River or the surviving company, as applicable, only to the fullest extent such protections may be provided by a Delaware corporation to its own officers and directors.

        Charles River will also continue to maintain for a period of six years after the consummation of the transaction, Inveresk's current policies of directors' and officers' liability insurance, in respect of acts and omissions occurring prior to completion of the transaction (including in connection with the approval of the merger agreement and the consummation of the transaction) and covering each present or former officer or director of Inveresk currently covered by Inveresk's officers' and directors' liability insurance policy. Alternatively, Charles River may substitute one or more policies containing terms and conditions and providing coverage no less favorable in the aggregate than those provided under Inveresk's policies in effect as of the date of the merger agreement. In fulfilling its responsibility to maintain the insurance policies described in this paragraph, Charles River will not be obligated to pay premiums in excess of 200 percent of the amount per year that Inveresk paid for fiscal year 2003.

ACCOUNTING TREATMENT

        The transaction will be accounted for as a purchase by Charles River under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Inveresk will be recorded, as of the date the transaction is completed, at their respective fair values and added to those of Charles River. Charles River's financial statements issued after the completion of the transaction will reflect Inveresk's assets, liabilities, and operating results after the completion of the transaction but will not be restated retroactively to reflect the historical pre-closing financial position or results of operations of Inveresk. Following the completion of the transaction, the earnings of the combined company will reflect the impact from fair value adjustments in purchase accounting, including amortization and depreciation expense for acquired assets and related tax benefits, and incremental stock-based compensation expense from the conversion of unvested stock options held by Inveresk employees into Charles River stock options. In accordance with the applicable accounting rules, goodwill resulting from the transaction will not be amortized, but will be reviewed for impairment at least annually, and to the extent goodwill is determined to be impaired in value, its carrying value will be written down to its implied fair value and a charge will be made to earnings in the amount of the write-down.

MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES OF THE TRANSACTION

General

        The following discussion sets forth the material U.S. federal income tax consequences of the transaction to the Inveresk shareholders, the Charles River shareholders, Inveresk, Charles River and the surviving entity in the second merger, which we will refer to as the surviving company. The following discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this document as the Code, the regulations promulgated under the Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  individual shareholders who are neither citizens nor residents of the United States and shareholders that are foreign corporations, foreign partnerships or foreign estates or trusts;

  •
  financial institutions;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  mutual funds;

  •
  dealers in securities or foreign currencies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  shareholders who acquired their Inveresk shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

  •
  shareholders who hold their Inveresk shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        If you are an Inveresk shareholder, this discussion assumes you hold your Inveresk shares as capital assets within the meaning of the Code.

Federal Income Tax Consequences of the Transaction

        Based on customary assumptions and representations, including representations contained in certificates provided by Charles River and Inveresk dated as of the date of this document, and based on the further assumption that those representations will continue to be accurate in all material respects at the time of the closing of the transaction, and subject to the qualifications and limitations set forth above under "—General", it is the opinion of Davis Polk & Wardwell, counsel to Charles River, that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code. Opinions of counsel are not binding on the IRS or any court and do not preclude the IRS or a court from adopting a contrary position in litigation or other proceedings. Neither Charles River nor Inveresk intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction.

        Based upon the qualification of the transaction as a "reorganization," the following are the material U.S. federal income tax consequences of the mergers:

        Consequences to Inveresk Shareholders.

        For U.S. federal income tax purposes:

  •
  An Inveresk shareholder will be treated as having exchanged each Inveresk share for cash and Charles River common stock.

  •
  An Inveresk shareholder will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash so received; and (2) the amount of gain realized (i.e., the amount by which the sum of the amount of cash so received and the fair market value on the date of the transaction of the shares of Charles River common stock received (including any fractional share), exceeds the shareholder's adjusted federal income tax basis for the Inveresk shares surrendered in the exchange).

  •
  The federal income tax basis of the shares of Charles River common stock received by exchanging Inveresk shareholders will be the same as the adjusted federal income tax basis of the Inveresk shares surrendered in exchange therefor (other than any basis allocable to cash received in lieu of a fractional share of Charles River stock), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of cash received (other than cash received in lieu of a fractional share).

  •
  The holding period of the shares of Charles River common stock received by exchanging Inveresk shareholders in the transaction will include the holding period of the Inveresk shares exchanged therefor.

  •
  In the case of an Inveresk shareholder who holds Inveresk shares with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Inveresk shares.

        In most cases, any gain recognized by an Inveresk shareholder in the transaction with respect to Inveresk shares held for one year or less will be short-term capital gain, which, for an exchanging Inveresk shareholder who is an individual, will generally be taxable for federal income tax purposes at the rates applicable to ordinary income (up to 35 percent). Any gain recognized with respect to Inveresk shares held for more than one year will be treated as long-term capital gain which will generally be taxable to individual shareholders for federal income tax purposes at the rate of 15 percent.

        It is anticipated that most Inveresk shareholders will be required to treat any recognized gain as capital gain, as described above. However, it is possible that an Inveresk shareholder would instead be required to treat all or part of such gain as dividend income, if (1) the shareholder in question is a significant shareholder of Inveresk or (2) that shareholder's percentage ownership in Charles River after the transaction is not meaningfully reduced from what the shareholder's percentage ownership would have been if the holder had received solely shares of Charles River common stock rather than a combination of cash and Charles River common stock in the transaction. An Inveresk shareholder described in the preceding sentence should consult its own tax advisor as to whether its receipt of cash in the transaction will be treated as capital gain or dividend income under the Code.

        Any Inveresk shareholder who receives cash in lieu of a fractional share of Charles River common stock will be treated as if that shareholder had received the fractional share in the transaction, and such fractional share was then redeemed by Charles River.

        Consequences for Charles River, Inveresk, the Surviving Company and Charles River's Shareholders.

        None of Charles River, Inveresk or the surviving company will recognize gain or loss for U.S. federal income tax purposes solely as a result of the transaction. In addition, Charles River's shareholders will not recognize gain or loss as a result of the transaction.

Information Reporting

        If you are an Inveresk shareholder whose shares are exchanged in the transaction, you must retain records relating to the transaction and also must include with your federal income tax return a statement of facts pertaining to the transaction, including:

  •
  the cost or other basis of your Inveresk shares transferred in the exchange; and

  •
  the fair market value of the Charles River common stock and the amount of cash you receive in the exchange.

Backup Withholding

        Backup withholding tax at a rate of 28 percent may apply to cash paid in the transaction to an Inveresk shareholder, unless the shareholder:

  •
  furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9, or an appropriate substitute form; or

  •
  otherwise proves to Charles River and its exchange agent that the shareholder is exempt from backup withholding.

        The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against the shareholder's federal income tax liability provided that the shareholder furnishes required information to the IRS.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the transaction. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the transaction. The foregoing discussion is not intended to be, and should not be considered as, tax advice.

CERTAIN U.K. TAX
CONSEQUENCES OF THE TRANSACTION

        The following discussion describes certain U.K. tax consequences of the transaction for holders of Inveresk common stock who are resident, or ordinarily resident, in the U.K., referred to below as U.K. shareholders. It is not intended to be a complete analysis or description of all potential U.K. tax consequences, and does not address any tax consequences of the transaction under laws other than those of the U.K.

        The receipt of cash by Inveresk shareholders in the transaction will be treated as a disposal for the purposes of the taxation of chargeable gains for U.K. shareholders. However, if the transaction qualifies as a "scheme of reconstruction" within the meaning of section 136 of the United Kingdom Taxation of Chargeable Gains Act, 1992 then, subject to certain conditions (including a requirement in the case of certain shareholders that the transaction is effected for bona fide commercial reasons and does not form part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of liability to capital gains tax or corporation tax), the receipt of Charles River common stock pursuant to the transaction will not be treated as a disposal and therefore will not result in chargeable gain. If the transaction qualifies as a scheme of reconstruction and the conditions referred to above are satisfied then, to the extent that the U.K. shareholders receive Charles River common stock, any gain or loss which would otherwise have arisen on a disposal of their Inveresk common stock will be "rolled over" into the new Charles River common stock they receive and the new Charles River common stock will be treated as the same asset as the Inveresk common stock, acquired at the same time and for the same consideration as they acquired the Inveresk common stock. If the transaction does not qualify as a scheme of reconstruction or the conditions referred to above are not satisfied then the receipt of Charles River common stock will be treated as giving rise to a disposal for the purposes of the taxation of chargeable gains for U.K. shareholders.

        The U.K. Inland Revenue has advised Inveresk that it is satisfied that the transaction is being effected for bona fide commercial reasons and does not form part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of liability to capital gains tax or corporation tax. In accordance with their usual practice the U.K. Inland Revenue have not commented on whether the transaction qualifies as a scheme of reconstruction. Inveresk has been advised by Clifford Chance that, although the matter is not free from doubt, the transaction should be treated as a scheme of reconstruction for U.K. tax purposes. U.K. shareholders should consult with their own tax advisors as to the tax consequences of the transaction in the U.K. and make their own determination as the U.K. tax treatment of the transaction.

DESCRIPTION OF CHARLES RIVER'S CAPITAL STOCK

        The following is a summary of the material terms of the capital stock of Charles River and is not complete. You should refer to Charles River's certificate of incorporation and bylaws, as well as to the applicable provisions of the General Corporation Law of the State of Delaware, for a complete description of the rights and preferences of Charles River's capital stock. Copies of Charles River's certificate of incorporation and bylaws will be sent to holders of shares of Charles River common stock upon request. See "Where You Can Find More Information", beginning on page 115.

Authorized Capital Stock

        Under Charles River's current certificate of incorporation, the authorized capital stock of Charles River is 140 million shares, consisting of 120 million shares of voting common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share.

Common Stock

        Shares Outstanding.    As of the close of business on the September 13, 2004 record date, Charles River had outstanding 46,281,567 shares of common stock and had reserved approximately 1,729,950 shares of common stock for issuance under employee or director option plans or pursuant to convertible securities of Charles River or to other securities of Charles River. The outstanding shares of Charles River common stock are validly issued, fully paid and nonassessable.

        Voting Rights.    Each holder of Charles River common stock is entitled to one vote for each share of Charles River common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors. See "Comparison of Shareholders' Rights" for additional information regarding the voting rights of Charles River shareholders.

        Dividend Rights; Rights upon Liquidation.    The holders of Charles River common stock may receive dividends as declared by the Charles River board of directors and paid either in cash, in property or in shares of the capital stock of Charles River, subject to the rights of any holders of preferred shares. Each share of Charles River common stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of preferred shares.

        Preemptive Rights.    Holders of Charles River common stock have no preemptive or similar equity-preservation rights.

        Cumulative Voting.    Holders of Charles River common stock do not have the right to cumulate votes for directors.

        Transfer Agent.    The transfer agent and registrar for Charles River common stock is Equiserve Trust Company, N.A.

Preferred Stock

        As of the close of business on the September 13, 2004 record date, no shares of Charles River preferred stock were issued or outstanding.

        Subject to the limitations prescribed by law and the provisions of Charles River's certificate of incorporation, the board of directors of Charles River is authorized to issue preferred stock from time to time in one or more series, each of which will have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as the board of directors determines in a resolution or resolutions providing for the issue of such preferred stock.

Stock Exchange Listing

        It is a condition to the completion of the transaction that the shares of Charles River common stock to be issued in the transaction, and such other shares of Charles River common stock to be reserved for issuance upon exercise of Charles River stock options following the merger, be approved for listing on the New York Stock Exchange at or prior to the effective time of the transaction, subject to official notice of issuance.

COMPARISON OF SHAREHOLDERS' RIGHTS

        The following table describes the rights of Charles River shareholders under Delaware law, the Charles River certificate of incorporation and the Charles River bylaws prior to the transaction and the rights of Inveresk shareholders under Delaware law, the Inveresk certificate of incorporation and the Inveresk bylaws prior to the transaction. The rights of Charles River shareholders prior to the transaction are substantially the same as the rights Inveresk shareholders will have following the transaction. Copies of the Charles River certificate of incorporation and the Charles River bylaws will be sent to holders of shares of Inveresk upon request. See "Where You Can Find More Information", beginning on page 115. You should refer to these documents and to the applicable provisions of Delaware law, for a complete description of the rights of Charles River shareholders and Inveresk shareholders prior to the completion of the transaction and Charles River shareholders following completion of the transaction.

	Charles River Shareholder Rights	Inveresk Shareholder Rights
General:	The rights of Charles River shareholders are currently governed by Delaware law and the Charles River certificate of incorporation and Charles River bylaws.	The rights of Inveresk shareholders are currently governed by Delaware law and the Inveresk certificate of incorporation and Inveresk bylaws.

Authorized Capital Stock:	The authorized capital stock of Charles River is currently 140 million shares, consisting of 120 million shares of common stock and 20 million shares of preferred stock.	The authorized capital stock of Inveresk is currently 160 million shares, consisting of 150 million shares of common stock and 10 million shares of preferred stock.

Number of Directors:	The Charles River bylaws provide that the number of Charles River directors shall be determined by resolution of the board of directors, but in no event shall be less than three. The number of directors may be decreased from time to time either by the shareholders or by a majority of the directors then in office, but only to eliminate vacancies; and increased from time to time by the shareholders or by a majority of the directors then in office.	The Inveresk certificate of incorporation and bylaws provide that the number of Inveresk directors shall be determined from time to time solely by the board of directors, but in any case shall be not less than three nor more than twelve.

There are currently five members of the Inveresk board of directors.

There are currently nine members of the Charles River board of directors.

After the transaction: Under the merger agreement, Charles River has agreed to cause three individuals designated by Inveresk to be appointed to Charles River's board of directors at the closing of the transaction.

Classification of Board of Directors:	The Charles River certificate of incorporation and Charles River bylaws do not provide for the board of directors to be divided into classes.	The Inveresk certificate of incorporation provides that the Inveresk board of directors is divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. The terms of office of one class of directors expires each year, resulting in each class serving a staggered three-year term.

Vacancies on the Board of Directors:	The Charles River bylaws provide that a vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	The Inveresk certificate of incorporation and Inveresk bylaws do not contain a provision regarding vacancies on the board of directors.

Under Delaware law, in the absence of a provision regarding vacancies on the board of directors, vacancies are filled by the board of directors.

A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

Removal of Directors:	The Charles River bylaws provide that a director may be removed for cause only by the affirmative vote of the holders of 80 percent of the shares of the capital stock of Charles River issued and outstanding and entitled to vote in the election of directors.	There is no provision for removal of directors in the Inveresk certificate of incorporation or Inveresk bylaws. Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Board Quorum and Action:	The Charles River bylaws provide that a majority of the total number of the board members shall constitute a quorum at all meetings. In the event that one or more of the directors shall be disqualified to vote at any meeting, then the quorum shall be reduced by one for each such director, provided that in no case shall fewer than one-third of the number of directors constitute a quorum.	The Inveresk bylaws provide that at all meetings of the board of directors, a majority of the directors shall constitute a quorum, and the act of a majority of the directors present at a meeting at which there is a quorum shall be the act of the board of directors of Inveresk.

The vote of a majority of those present at any meeting at which a quorum is present shall be sufficient to take any action, unless a different vote is specified by law or by the Charles River certificate of incorporation or Charles River bylaws.

Shareholders' Quorum:	The Charles River bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum, except as otherwise provided by law or by the Charles River certificate of incorporation or Charles River bylaws.	The Inveresk bylaws provide that the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum, except as otherwise provided by statute or by the Inveresk certificate of incorporation or Inveresk bylaws.

Vote Required for Certain Shareholder Actions:	The Charles River bylaws provide that, when a quorum is present at any meeting of shareholders, a majority of the votes properly cast is required to approve any question other than an election to an office, except where a larger vote is required by law, the Charles River certificate of incorporation or Charles River bylaws.	The Inveresk bylaws provide that, when a quorum is present at any meeting of shareholders, the vote of holders of a majority of stock of Inveresk having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless express provisions of the applicable statute, the Inveresk certificate of incorporation or Inveresk bylaws require a different vote.

Shareholder Action by Written Consent:	The Charles River bylaws provide that shareholder action by written consent in lieu of a meeting is prohibited.	The Inveresk certificate of incorporation Inveresk and bylaws are silent as to shareholder action by written consent.
Under Delaware law, shareholders may act by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Certificate of Incorporation:	The Charles River certificate of incorporation provides that Charles River reserves the right to amend the certificate of incorporation, in the manner prescribed by statute.

Under Delaware law, an amendment to the certificate of incorporation requires that the corporation's board of directors adopt an amending resolution, which resolution must be approved by holders of a majority of the outstanding stock entitled to vote. All shareholder rights are granted subject to this reservation.

The Charles River certificate of incorporation further provides that the affirmative vote of 80 percent of the shares entitled to vote is required to amend any provision with respect to director liability to the corporation or its shareholders, the prohibition on shareholder action by written consent or procedures for calling a special meeting.	The Inveresk certificate of incorporation provides that Inveresk reserves the right to amend or repeal any provision of the certificate of incorporation, in the manner prescribed by statute.

Under Delaware law, an amendment to the certificate of incorporation requires that the corporation's board of directors adopt an amending resolution, which resolution must be approved by holders of a majority of the outstanding stock entitled to vote. All shareholder rights are granted subject to this reservation.

Amendment of Bylaws:	The Charles River bylaws provide that the amendment of sections of the bylaws regarding notice of shareholder meetings, shareholder action without a meeting, nomination of directors, notice of business at annual shareholder meetings, and removal of directors (or adoption of bylaws containing provisions inconsistent with such sections) requires an affirmative vote of the holders of at least 80 percent of the shares of issued and outstanding stock entitled to vote.

Amendment of all other sections requires approval of a majority of the voting power of shares outstanding and entitled to vote or an affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.	The Inveresk certificate of incorporation provides that the board of directors shall have the power to change and repeal the bylaws.

The Inveresk bylaws further provide that the bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the then outstanding stock of Inveresk entitled to vote generally in the election of directors of Inveresk or by the affirmative vote of a majority of the board of directors of Inveresk, at any regular meeting of the shareholders or of the board of directors or at any special meeting of the board of directors or shareholders if notice of such amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

Voting Stock:	The Charles River certificate of incorporation provides that subject to the rights of any preferred stock, and except as otherwise provided by law, the holders of the common stock shall possess all voting rights, and each share of common stock shall be entitled to one vote.	The Inveresk bylaws provide that at every shareholders meeting, each shareholder shall be entitled to one vote in person or by proxy for each share of stock having voting power held by that shareholder.

Dividends:	The Charles River bylaws provide that, subject to limitations contained in the Delaware law, the certificate of incorporation and the bylaws, the board of directors may declare and pay dividends upon the shares of capital stock, which dividends may be paid either in cash, in property or in shares of capital stock.	The Inveresk bylaws provide that, subject to the provisions of the Inveresk certificate of incorporation, the board of directors may declare dividends at any regular or special meeting, pursuant to law. Dividends may be paid in cash, property or shares of capital stock.

Limitation of Liability and Indemnification of Directors and Officers:	The Charles River certificate of incorporation provides that to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, Charles River:

•    may indemnify any persons whom it shall have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby;

•    shall indemnify each such person if he is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he was a director, officer or employee of Charles River or because he was serving Charles River or any other legal entity in any capacity at the request of the Charles River while a director, officer or employee of Charles River; and

•    shall pay the expenses of such a current or former director, officer or employee incurred in connection with any such action in advance of the final disposition of such action.

The Charles River certificate of incorporation further provides that this indemnification shall not be deemed exclusive of any other rights provided by law, agreement, contract or vote of shareholders or disinterested directors or pursuant to the direction of any court of competent jurisdiction or otherwise. Indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Inveresk certificate of incorporation provides that Inveresk shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify each director and officer against any expenses, liabilities or other matters referred to in that section.

This indemnification shall not be deemed exclusive of any other rights, shall continue as to a person who has ceased to be a director or officer, and shall inure to the person's heirs, executors and administrators.

The Inveresk certificate of incorporation further provides that directors shall not be personally liable to Inveresk or its shareholders for breach of fiduciary duty, except for liability:

•    for breach of the duty of loyalty;

•    for acts or omissions not in good faith involving intentional misconduct or a knowing violation of law;

•    under Section 174 of the Delaware General Corporation Law;

•    for any transaction from which the director derived an improper personal benefit.

Inveresk may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.

The Charles River certificate of incorporation further provides that a director shall not be personally liable to Charles River or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•    for any breach of the director's duty of loyalty to Charles River or its shareholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    under Section 174 of the Delaware General Corporation Law; or

•    for any transaction from which the director derived any improper personal benefit.

Appraisal Rights:	Charles River shareholders are not entitled to appraisal rights in connection with the transaction.	Inveresk shareholders will have appraisal rights under Delaware law in connection with the transaction. See "The Transaction—Appraisal Rights".

Annual Meeting Proposals and Notice:	The Charles River bylaws provide that a shareholder may bring business before an annual meeting by giving notice in writing to the Secretary, received not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding annual meeting of shareholders, or if the annual meeting is not held within 30 days of the anniversary, then received not later than the close of business on the 10th day following the date of notice of the meeting. The notice shall include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and address of the shareholder, the class and number of shares beneficially owned by the shareholder and any material interest of the shareholder in such business.	The Inveresk bylaws do not specifically provide that a shareholder may bring business before the annual meeting.

Special Meetings:	The Charles River certificate of incorporation provides that special meetings of shareholders may be called at any time only by the chairman of the board of directors, the chief executive officer, or the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

The Charles River bylaws provide that written notice of a special meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote. The notices shall state the place, date and hour of the meeting, and in addition, the purpose of the meeting.	The Inveresk bylaws provide that special meetings of the shareholders may be called at any time by the chief executive officer. In addition, a special meeting shall be called and held (i) if so directed by the board of directors and (ii) upon the written request of the record holders of shares of common stock representing in the aggregate 25 percent or more of the total number of votes then eligible to be cast in an election of directors.

See above under "—Annual Meeting Notice" regarding notice requirements of a special meeting.

Anti-Takeover Statutes:	Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested shareholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15 percent or more of the corporatio n's voting stock for a three year period following the time the shareholder became an interested shareholder, unless:

• prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

• the interested shareholder owned at least 85 percent of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder; or

• at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3 percent of the outstanding voting shares of the corporation, excluding shares held by that interested shareholder.
A business combination generally includes:
• mergers, consolidations and sales or other dispositions of 10 percent or more of the assets of a corporation to or with an interested shareholder;
• specified transactions resulting in the issuance or transfer to an interested shareholder of any capital stock of the corporation or its subsidiaries; and
• other transactions resulting in a disproportionate financial benefit to an interested shareholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders.

Neither Charles River nor Inveresk has adopted any provision in its certificate of incorporation or bylaws to "opt out" of the Delaware business combination statute and the statute is applicable to business combinations involving Charles River or Inveresk. Each of the Charles River and the Inveresk board of directors has satisfied the requirements of the statute by approving the transaction.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Charles River common stock is currently listed on the New York Stock Exchange under the symbol "CRL". Inveresk common stock is currently listed on the Nasdaq National Market under the symbol "IRGI." The following table sets forth the high and low daily closing sale prices of shares of Charles River common stock and Inveresk common stock as reported on the New York Stock Exchange and the Nasdaq National Market. Neither Charles River nor Inveresk paid quarterly cash dividends during the periods indicated.

	Charles River Common Stock		Inveresk Common Stock(1)
	High	Low	High	Low
2002
First Quarter	$32.49	$27.90	N/A	N/A
Second Quarter	38.89	27.80	$13.01	$13.01
Third Quarter	39.60	29.90	18.90	8.90
Fourth Quarter	40.98	36.55	21.57	16.96
2003
First Quarter	$33.48	$25.45	$20.95	$12.29
Second Quarter	33.99	24.75	19.50	13.29
Third Quarter	37.16	30.90	21.59	15.55
Fourth Quarter	35.01	30.25	25.41	20.11
2004
First Quarter	$44.84	$33.77	$28.90	$23.64
Second Quarter	47.10	43.81	32.28	27.45
Third Quarter (through September 15, 2004)	45.50	41.76	36.65	34.60

(1)
Following Inveresk's initial public offering, Inveresk common stock began trading on June 28, 2002.

        The market prices of Charles River common stock and Inveresk common stock will fluctuate between the date of this document and the time of the special meetings or the completion of the transaction. No assurance can be given concerning the market prices of Charles River common stock or Inveresk common stock before the completion of the transaction or the market price of Charles River common stock after the completion of the transaction. The exchange ratio and cash consideration are fixed in the merger agreement and Inveresk has only a limited right to terminate the merger agreement based on substantial declines in Charles River's stock price, as described under "The Merger Agreement—Termination—Additional Termination Right". Charles River has no right to terminate the merger agreement based on changes in either party's stock price. One result of this is that the market value of the Charles River common stock that Inveresk shareholders will receive in the transaction may vary significantly from the prices shown in the table above. Charles River and Inveresk shareholders are advised to obtain current market prices for Charles River common stock and Inveresk common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect to the combination of Charles River and Inveresk in a transaction to be accounted for as a purchase with Charles River treated as the acquiror. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Charles River as of June 26, 2004 and of Inveresk as of June 30, 2004, giving effect to the transaction as if it occurred on June 26, 2004. The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Charles River for the year ended December 27, 2003 and the six months ended June 26, 2004 and of Inveresk for the year ended December 31, 2003 and the six months ended June 30, 2004, giving effect to the transaction as if it occurred on December 29, 2002, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the transaction been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Charles River allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Inveresk's business, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, including the related notes, of Charles River and Inveresk covering these periods, incorporated by reference into this document. See "Where You Can Find More Information", beginning on page 115.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(dollars in thousands)

	Charles River June 26, 2004	Inveresk June 30, 2004	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$224,153	$21,136	$(576,641)	A	$100,501
			(11,897)	B
			443,750	C
Marketable securities	10,506	—			10,506
Trade receivables, less allowances of $1,614 and $1,494, respectively	124,978	73,522	(402)	T	198,098
Inventories	54,676	1,594			56,270
Other current assets	10,297	18,632			28,929

Total current assets	424,610	114,884	(145,190)		394,304
Property, plant and equipment, net	205,885	151,123	5,200	U	362,208
Goodwill, net	113,691	171,077	(171,077)	D	1,365,889
			1,265,065	E
			(12,867)	F
Other intangibles, net	32,158	1,507	(1,507)	D	237,958
			205,800	E
Deferred tax assets	53,126	12,473			65,599
Other assets	32,914	1,420	(1,603)	B	38,981
			6,250	C

Total assets	$862,384	$452,484	$1,150,071		$2,464,939

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$—	$7,636			$7,636
Accounts payable	16,451	15,284	$(402)	T	31,333
Accrued compensation	29,811	—	4,849	X	34,660
Deferred income	33,603	50,423			84,026
Accrued liabilities	32,382	27,233	600	G	62,035
			6,669	V
			(4,849)	X
Other current liabilities	10,114	1,553	1,005	H	12,672

Total current liabilities	122,361	102,129	7,872		232,362
Long-term debt and capital lease obligations	186,137	47,302	450,000	C	683,439
Defined benefit pension plan obligation	—	23,329	(23,329)	I	—
Deferred tax liabilities	—	26,010	67,574	J	97,491
			3,907	W
Other long-term liabilities	25,340	—	23,329	I	61,678
			13,571	K
			3,345	H
			(3,907)	W

Total liabilities	333,838	198,770	542,362		1,074,970

Commitments and contingencies
Minority interests	$9,484	$—			$9,484
Shareholders' equity
Preferred stock	—	—			—
Common stock	462	381	$(381)	L	645
			183	A
Capital in excess of par value	622,177	212,556	(212,556)	L	1,496,284
			832,555	A
			42,152	A
			(600)	G
Retained earnings (deficit)	(108,991)	24,468	(24,468)	L	(108,991)
Unearned compensation	(2,137)	—	(12,867)	F	(15,004)
Accumulated other comprehensive income	7,551	16,309	(16,309)	L	7,551

Total shareholders' equity	519,062	253,714	607,709		1,380,485

Total liabilities and shareholders' equity	$862,384	$452,484	$1,150,071		$2,464,939

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(dollars in thousands, except per share amounts)

	Charles River Year Ended December 27, 2003	Inveresk Year Ended December 31, 2003	Pro Forma Adjustments		Note 3 Reference	Pro Forma Combined
Net sales related to products	$308,201	$—	$(2,753)		M	$305,448
Net sales related to services	305,522	272,482				578,004

Total net sales	613,723	272,482	(2,753)			883,452
Costs and expenses
Cost of products sold	170,524	—	(2,753)		M	167,771
Cost of services provided	209,534	141,603	5,074		N	357,511
			1,300		U
Selling, general and administrative	89,489	70,106	7,227 (809 (1,005 8,259	) )	N O H P	173,267
Share offering & merger expenses	—	658				658
Other operating expenses, net	747	1,088				1,835
Depreciation	—	12,301	(12,301)		N	—
Amortization of identifiable intangibles	4,876	580	71,979		Q	77,435

Operating income	138,553	46,146	(79,724)			104,975
Other income (expense)
Interest income	1,774	422				2,196
Interest expense	(8,480)	(3,886)	(22,500 (1,250	) )	C C	(36,116)
Other, net	783	—				783

Income before income taxes and minority interests	132,630	42,682	(103,474)			71,838
Provision for income taxes	51,063	4,560	(36,929)		R	18,694

Income before minority interests	81,567	38,122	(66,545)			53,144
Minority interests	(1,416)	—				(1,416)

Net income	$80,151	$38,122	$(66,545)			$51,728

Earnings per common share
Basic	$1.76	$1.04				$0.81
Diluted	$1.64	$1.01				$0.79
Weighted-average shares outstanding
Basic	45,448,368	36,527,491	(36,527,491 18,269,803)		S S	63,718,171
Diluted	51,314,805	37,705,378	(37,705,378 18,835,189)		S S	70,149,994

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(dollars in thousands, except per share amounts)

	Charles River Six Months Ended June 26, 2004	Inveresk Six Months Ended June 30, 2004	Pro Forma Adjustments		Note 3 Reference	Pro Forma Combined
Net sales related to products	$174,712	$—	$(1,786)		M	$172,926
Net sales related to services	178,118	156,135				334,253

Total net sales	352,830	156,135	(1,786)			507,179
Costs and expenses
Cost of products sold	92,423	—	(1,786)		M	90,637
Cost of services provided	116,958	81,171	2,766		N	201,545
			650		U
Selling, general and administrative	57,340	39,801	4,294 (630 (537 1,961	) )	N O H P	102,229
Share offering & merger expenses	—	5,306				5,306
Depreciation	—	7,060	(7,060)		N	—
Amortization of identifiable intangibles	2,389	696	25,258		Q	28,343

Operating income	83,720	22,101	(26,702)			79,119
Other income (expense)
Interest income	1,510	—				1,510
Interest expense	(4,235)	(627)	(11,250 (625	) )	C C	(16,737)
Other, net	127	—				127

Income before income taxes and minority interests	81,122	21,474	(38,577)			64,019
Provision for income taxes	36,210	1,335	(13,885)		R	23,660

Income before minority interests	44,912	20,139	(24,692)			40,359
Minority interests	(1,018)	—				(1,018)

Net income	$43,894	$20,139	$(24,692)			$39,341

Earnings per common share
Basic	$0.96	$0.53				$0.61
Diluted	$0.88	$0.51				$0.58
Weighted-average shares outstanding
Basic	45,950,897	37,977,693	(37,977,693 18,269,803)		S S	64,220,700
Diluted	52,342,036	39,212,167	(39,212,167 18,835,189)		S S	71,177,225

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        1.     On June 30, 2004, Charles River and Inveresk signed an Agreement and Plan of Merger under which Inveresk will merge with and into Charles River in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Inveresk will be recorded at their fair values as of the acquisition date and added to those of Charles River. The reported financial condition and results of operations of Charles River after completion of the transaction will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations at Inveresk. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Inveresk common stock outstanding at the closing of the transaction will be exchanged for 0.48 shares of Charles River common stock, plus cash payment of $15.15, without interest. In addition, each option to purchase Inveresk common stock that is outstanding on the closing date will be assumed by Charles River and will thereafter constitute an option to acquire the number of shares of Charles River common stock determined by multiplying the number of shares of Inveresk common stock subject to the option immediately prior to the transaction by 0.8, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed Inveresk option divided by 0.8, rounded up to the nearest whole cent. Each of these options will be subject to the same terms and conditions that were in effect for the related Inveresk options. The transaction is subject to customary closing conditions, including regulatory approvals, as well as approval by Charles River and Inveresk shareholders.

        A preliminary estimate of the purchase price is as follows (amount in thousands):

Fair value of Charles River shares issued	$832,738
Cash consideration	576,641
Estimated fair value of Charles River stock options exchanged for Inveresk stock options	42,152
Estimated transaction costs incurred by Charles River	13,500

Estimated purchase price	$1,465,031

        The fair value of the Charles River shares used in determining the purchase price was $45.58 per share based on the average of the closing price of Charles River common stock for the period two business days before through two business days after July 1, 2004, the announcement of the merger agreement. The fair value of the Charles River stock options issued was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $45.58, which is the value ascribed to the Charles River shares in determining the purchase price; volatility of 49.3 percent; risk-free interest rate of 2.9 percent; and an expected life of 2 years.

        2.     The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of June 26, 2004 (amount in thousands):

Current assets	$114,884
Property, plant and equipment	156,323
Deferred tax assets	12,473
Other assets	1,420
Current liabilities	(109,803)
Long-term debt and capital lease obligations	(47,302)
Other liabilities	(40,245)
Deferred tax liabilities	(93,584)
Goodwill and other intangible assets acquired	1,470,865

Total	$1,465,031

        The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of property, plant and equipment, customer contracts and relationships, customer backlogs and trademarks, the fair value of outstanding Inveresk employee stock options and the fair values of liabilities assumed as of the date that the transaction is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill which is not amortized in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets". The purchase price allocation will remain preliminary until Charles River completes a third-party valuation of significant identifiable intangible assets and property, plant and equipment acquired and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the transaction. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The amount allocated to acquired goodwill and other identifiable intangible assets has been attributed to the following categories based on preliminary valuation (amount in thousands):

Customer contracts and relationships	$119,000
Customer backlog	73,600
Trademarks	13,200
Goodwill	1,265,065

Total	$1,470,865

        These identifiable intangible assets will be amortized over their estimated useful lives ranging from two to fifteen years in proportion to the anticipated economic benefits attributable to them.

        3.     The following explains the pro forma adjustments made in the accompanying unaudited pro forma condensed balance sheet as of June 26, 2004 and the unaudited combined statements of income for the year ended December 27, 2003 and the six months ended June 26, 2004:

  (A)
  to record the value of the Charles River common stock and stock options issued and cash purchase price paid in connection with the transaction. Cash paid in lieu of fractional shares will be paid from existing cash balances which has not been reflected.

  (B)
  to record the estimated Charles River transaction costs of $13,500. As of June 26, 2004, transaction costs of $1,603 had been recorded as other assets. Transaction costs incurred by Inveresk will be expensed as incurred.

  (C)
  to reflect the additional term loan and line of credit facility to be obtained to finance the transaction and related estimated deferred financing cost of $6,250. Incremental interest expense from the additional credit facilities is reflected in the pro forma statements of income using an estimated annual interest rate of 5.0 percent. The related deferred financing cost is amortized on a straight line basis over five years.

  (D)
  to eliminate existing Inveresk goodwill and other intangible assets as of June 30, 2004.

  (E)
  to record the estimated fair values of acquired identifiable intangible assets and goodwill arising from the transaction.

  (F)
  to record the deferred stock-based compensation related to unvested Inveresk employee stock options that will be converted into Charles River stock options. The amount of the deferred compensation was based on the portion of the intrinsic value of the Inveresk stock options that relates to the future vesting period. The intrinsic value was measured as the difference between the assumed value of the Charles River shares issued in the transaction of $45.58 per share and the exercise price of the assumed Inveresk stock options after giving consideration to the exchange of the Inveresk stock options for Charles River stock options.

  (G)
  to reflect the estimated cost of filing the registration statement on Form S-4 in which this proxy statement/prospectus is included.

  (H)
  to record the estimated fair value adjustment for the Cary, North Carolina facility lease which is at above-market lease rates. The fair value is reflected as either current or long-term liabilities and is amortized over the remaining term of the lease.

  (I)
  to reclassify Inveresk's defined benefit plan obligation to conform with Charles River classification.

  (J)
  to record the deferred tax liabilities resulting from book-tax basis differences attributable to the fair value adjustments.

  (K)
  to reflect the fair value adjustment in purchase accounting associated with Inveresk's defined benefit plans to reflect the projected benefit obligation in accordance with SFAS No. 87 "Employers' Accounting for Pensions".

  (L)
  to eliminate Inveresk's historical shareholders' equity accounts.

  (M)
  to eliminate net sales from Charles River to Inveresk under existing business relationships which, upon completion of the transaction, would be considered intercompany transactions.

  (N)
  to reclassify Inveresk depreciation expense to conform with Charles River presentation.

  (O)
  to reflect Inveresk's reduced periodic pension expense arising from the amortization of prior unrecognized actuarial loss which will not be needed due to the recognition of the projected benefit obligation as part of the fair value adjustments in purchase accounting.

  (P)
  to reflect the amortization of deferred stock-based compensation expense associated with the unvested Inveresk stock options that are converted into Charles River stock options upon the completion of the transaction. The deferred compensation is being amortized over the average remaining vesting period of the assumed stock options.

  (Q)
  to reflect the amortization expense relating to the acquired identifiable intangible assets.

  (R)
  to reflect the tax effect of the pro forma adjustments, including the amortization of acquired identifiable intangible assets and deferred stock-based compensation, additional interest expense for the term loans borrowed to fund the transaction, and the reduction to rent expense resulting from the fair value adjustment for the unfavorable facility lease obligation.

    These adjustments as well as the impact of adding Inveresk's income to calculate Charles River's tax provision would result in a decrease in Charles River's effective tax rate from 44.6 percent to 37.0 percent for the six months ended June 26, 2004 and from 38.5 percent to 26.0 percent for the year ended December 27, 2003.

  (S)
  to eliminate Inveresk's weighted average shares outstanding and to reflect the issuance of Charles River shares in the transaction and the dilutive effect of the issuance of Charles River stock options in exchange for Inveresk stock options.

  (T)
  to eliminate outstanding receivable/payable amounts between Charles River and Inveresk which arose from sale/purchase of products and services and which will become intercompany receivable/payable balances subsequent to the completion of the transaction.

  (U)
  to record the estimated step-up in carrying value of Inveresk property plant and equipment from book value to fair value in purchase accounting. The related depreciation expense is reflected on a straight line basis over an estimated average useful life of four years.

  (V)
  to reflect the estimated liabilities assumed by Charles River related to the change of control severance agreements with certain Inveresk employees.

  (W)
  to reclassify the Charles River deferred tax liability from other long-term liabilities.

  (X)
  to reclassify Inveresk's accrued compensation to conform with Charles River classification.

        4.     The income for purposes of calculating diluted earnings per share is adjusted to include the after-tax equivalent of interest expense on Charles River's 3.5 percent senior convertible debenture. For the fiscal year ended December 27, 2003 and the six-months ended June 26, 2004, the after tax equivalent of interest expense was $3,982 and $1,991, respectively.

        The statements contained in this section may be deemed to be "forward-looking statements". Forward-looking statements are statements that are not historical facts. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River and Inveresk, and involve a number of risks and uncertainties, including the risks described in this document under "Risk Factors" and other risks described in the Securities and Exchange Commission reports filed by Charles River and Inveresk, that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Neither Charles River nor Inveresk undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, see "Cautionary Statement Concerning Forward-Looking Statements".

EXPERTS

        The financial statements of Charles River incorporated in this joint proxy statement/prospectus by reference to Charles River's Annual Report on Form 10-K for the year ended December 27, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Inveresk as of December 31, 2003 and December 31, 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this document have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their reports, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of shares of Charles River common stock to be issued in the transaction will be passed upon for Charles River by Dennis R. Shaughnessy, Esq. Davis Polk & Wardwell and Clifford Chance US LLP will deliver their opinions to Charles River and Inveresk, respectively, as to certain federal income tax consequences of the transaction. See "The Merger Agreement—Principal Conditions to Completion of the Transaction—Mutual Closing Conditions".

OTHER MATTERS

        As of the date of this document, the Charles River board of directors and the Inveresk board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

Charles River 2005 Annual Meeting Proposals

        Charles River shareholders who wish to present proposals for inclusion in the proxy statement relating to Charles River's annual meeting of shareholders to be held in 2005 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Charles River's bylaws. To be eligible, shareholder proposals must be received by the Secretary of Charles River no later than December 24, 2004.

        Under Charles River's bylaws, if a shareholder wishes to present a proposal before the 2005 Charles River annual meeting but does not wish to have the proposal considered for inclusion in Charles River's proxy statement and proxy card, such shareholder must also give written notice to the Secretary of Charles River, Charles River Laboratories International, Inc., 251 Ballardvale St., Wilmington, MA, 01887. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to May 12, 2005, provided that, if the 2005 Charles River annual meeting is not held within 30 days before or after May 12, 2005, then such nomination must be delivered to or mailed and received by the Secretary no later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Inveresk 2005 Annual Meeting Proposals

        If the transaction is completed, Inveresk will cease to be a public company before its 2005 annual meeting of shareholders. If the transaction is not completed, Inveresk shareholders who wish to present proposals at the 2005 annual meeting of shareholders and wish to have those proposals included in the proxy materials to be sent by Inveresk to the shareholders must deliver the proposals to Inveresk at its principal executive offices in Cary, North Carolina, addressed to the Secretary of Inveresk, not later than November 26, 2004. All such proposals must comply with the Inveresk bylaws and the requirements of the Securities and Exchange Commission's proxy rules, which are contained in Regulation 14A under the Securities Exchange Act of 1934, as amended.

WHERE YOU CAN FIND MORE INFORMATION

        Charles River has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the distribution to Inveresk shareholders of the shares of Charles River common stock to be issued in the transaction. This document is part of that registration statement and constitutes a prospectus of Charles River in addition to being a proxy statement of Charles River and Inveresk for their respective special meetings. The rules and regulations of the Securities and Exchange Commission allow us to omit from this document certain information included in the registration statement or in the exhibits to the registration statement.

        In addition, Charles River and Inveresk file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Charles River and Inveresk, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        The Securities and Exchange Commission allows Charles River and Inveresk to incorporate by reference information into this document. This means that Charles River and Inveresk can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        This document incorporates by reference the documents listed below that Inveresk and Charles River previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition.

Charles River Securities and Exchange Commission Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 27, 2003
Amended Annual Report on Form 10-K/A	Filed on April 12, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 27, 2004 and June 26, 2004
Current Reports on Form 8-K	Filed on July 1, 2004 (excluding Item 12)
Proxy Statement of Schedule 14A	Filed on April 9, 2004
Description of Charles River common stock
(incorporated by reference into Registration Statement on Form 8-A by reference to Charles River's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-35524))	Filed on June 12, 2000
Inveresk Securities and Exchange Commission Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K	Filed on March 9, 2004, April 2, 2004, May 6, 2004 and July 1, 2004
Proxy Statement of Schedule 14A	Filed on March 31, 2004
Description of Inveresk common stock
(incorporated by reference into Amendment No. 1 to the Registration Statement on Form 8-A by reference to Inveresk's Registration Statement on Form S-1 (File No. 333-85356, as amended))	Filed on May 17, 2002

        In addition, Charles River and Inveresk also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this document and the date of the Charles River special meeting or the Inveresk special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Charles River has supplied all information contained or incorporated by reference in this document relating to Charles River, and Inveresk has supplied all such information relating to Inveresk.

        Documents incorporated by reference are available from Charles River and Inveresk without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Charles River Laboratories International, Inc. 251 Ballardvale Street Wilmington, Massachusetts 01887 Attention: General Counsel Telephone: (978) 658-6000	Inveresk Research Group, Inc. 11000 Weston Parkway Cary, North Carolina 27513 Attention: Secretary Telephone: (919) 460-9005

        If you wish to request documents, the applicable company must receive your request by October 13, 2004 (which is five business days before the scheduled date of the special meetings) in order to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Charles River or Inveresk, Charles River or Inveresk will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

        Neither Charles River nor Inveresk has authorized anyone to give any information or make any representation about the transaction or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDICES

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2004

among

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.,

INVERESK RESEARCH GROUP, INC.,

INDIGO MERGER I CORP.,

and

INDIGO MERGER II CORP.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of June 30, 2004 (this "Agreement"), by and among Charles River Laboratories International, Inc., a Delaware corporation ("Parent"), Inveresk Research Group, Inc., a Delaware corporation (the "Company"), Indigo Merger I Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub I"), and Indigo Merger II Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub II" and, together with Merger Sub I, the "Merger Subs").

        WHEREAS, the Boards of Directors of each of Parent, the Company, Merger Sub I and Merger Sub II have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

        WHEREAS, it is intended that, for United States federal income tax purposes, the First Merger and the Second Merger (each as defined below) shall be treated as a single integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
Definitions

        Section 1.01    Definitions.    (a) The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the Applicable Party and its Subsidiaries or over 30% of any class of equity or voting securities of the Applicable Party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 30% or more of any class of equity or voting securities of the Applicable Party or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "Change in Recommendation" means, with respect to an Applicable Party, such Applicable Party's failure to make, or the withdrawal of, or modification in a manner adverse to the other party of, such Applicable Party's recommendation to its stockholders referred to in Section 6.02 or Section 7.02, as applicable; provided that neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Board of Directors of the Applicable Party nor (y) disclosure of any facts or circumstances that is not accompanied by a statement that the Board of Directors of the Applicable

Party has withdrawn or modified its recommendation to its stockholders, shall be deemed a Change in Recommendation.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2003, and the notes thereto, set forth in the Company 10-K.

        "Company Balance Sheet Date" means December 31, 2003.

        "Company Stock" means the common stock, $0.01 par value, of the Company.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Environmental Law" means any Law (including common law) or permit primarily relating to the protection of the environment.

        "Environmental Permits" means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "International Plan" means, with respect to any Person, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that in the case of any of the foregoing (i) is not an Employee Plan or a governmental or statutorily required plan or arrangement, (ii) is entered into, maintained, administered or contributed to by such Person or any of its Affiliates and (iii) covers any employee or former employee of such Person or any of its Subsidiaries.

        "knowledge" means (i) with respect to Parent, the knowledge of the individuals named on Schedule 1.01(i) after reasonable inquiry and (ii) with respect to the Company, the knowledge of the individuals named on Schedule 1.01(ii) after reasonable inquiry.

        "Law" means any foreign, federal, state or local law, statute, ordinance, directive, rule, regulation, order, judicial decision, judgment or decree.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means, with respect to any Person, (i) a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except any such effect primarily resulting or arising from changes in circumstances or conditions generally affecting the industry in which such Person operates and not having a materially disproportionate effect on such Person or (ii) a material impairment of the ability of such Person to consummate the transactions contemplated by this Agreement.

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 27, 2003, and the notes thereto, set forth in the Parent 10-K.

        "Parent Balance Sheet Date" means December 27, 2003.

        "Parent Convertible Debentures" means the 3 1/2 Senior Convertible Debentures due February 1, 2022 of Parent, issued pursuant to the Indenture, dated as of January 24, 2002, between Parent and State Street Bank and Trust Company as trustee.

        "Parent Stock" means the common stock, $0.01 par value, of Parent.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 27, 2003.

        "Parent Warrants" means warrants to purchase Parent Stock, issued pursuant to the Warrant Agreement, dated as of September 29, 1999, by and between Charles River Laboratories Holdings, Inc. and State Street Bank and Trust Company, as warrant agent.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or the Company or any of their respective Affiliates.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Amount	10.01
Agreement	Preamble
Applicable Party	8.03
Average Adjustment Amount	10.01
Cash Consideration	3.01
Certificates	3.06
Closing	2.02
closing sale price	10.01
Code	Recitals
Company	Preamble
Company Disclosure Schedule	Article 4
Company Employee Plan	4.17
Company Material Contracts	4.23
Company Permits	4.12
Company SEC Documents	4.07

Company Securities	4.05
Company Specified Contracts	4.23
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	3.05
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Confidentiality Agreement	8.03
Disclosure Schedules	Article 5
Effective Time	2.01
Employee Plan	4.17
End Date	10.01
Exchange Agent	3.06
GAAP	4.08
Governmental Entity	4.03
Indemnified Person	7.04
Initial Index Period	10.01
Index Average Price	10.01
Index Security	10.01
Index Value	10.01
Intellectual Property	4.24
Joint Proxy Statement	4.09
Litigation	4.13
Measurement Period	10.01
Merger Consideration	3.01
Merger Subs	Preamble
Nasdaq	4.03
NYSE	4.03
Option Exchange Ratio	3.05
Parent	Preamble
Parent Average Price	10.01
Parent Disclosure Schedule	Article 5
Parent Employee Plan	5.17
Parent Intellectual Property	5.24
Parent Material Contracts	5.23
Parent Permits	5.12
Parent SEC Documents	5.07
Parent Securities	5.05
Parent Specified Contract	5.23
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	7.02
Parent Stock Option	3.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Potential Superior Proposal	8.03
Registration Statement	4.09
Sarbanes-Oxley Act	4.07
Stock Consideration	3.01
Stockholder Meetings	7.02
Superior Proposal	8.03

Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Taxing Authority	4.16
trading day	10.01
Uncertificated Shares	3.06
United States Bank	3.06
WARN Act	4.18

        Section 1.02.    Other Definitional And Interpretative Provisions.    Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

The Merger

        Section 2.01.    The Merger.    (a) Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Effective Time, Merger Sub I shall be merged (the "First Merger") with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall be the surviving corporation (the "Initial Surviving Corporation") and (ii) at the Second Effective Time, pursuant to and as part of a single integrated transaction with the First Merger, the Initial Surviving Corporation shall be merged (the "Second Merger" and, together with the First Merger, the "Mergers") with and into Merger Sub II, whereupon the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall be the surviving corporation (the "Surviving Corporation").

        (b)   As soon as reasonably practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers, the Company and Merger Sub I shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the First Merger. The First Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

        (c)   From and after the Effective Time, the Initial Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub I, all as provided under the DGCL.

        (d)   Immediately following the Effective Time, the Initial Surviving Corporation and Merger Sub II shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Second Merger. The Second Merger shall become effective at such time (the "Second Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

        (e)   From and after the Second Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company, Merger Sub I and Merger Sub II, all as provided under the DGCL.

        Section 2.02.    Closing.    Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the "Closing") will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

        Section 2.03.    Certificate of Incorporation and Bylaws.    (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Initial Surviving Corporation immediately following the Effective Time. The certificate of incorporation of the Surviving Corporation shall be amended immediately following the Second Effective Time to be identical to the certificate of incorporation of the Initial Surviving Corporation in effect at the Second Effective Time, until amended in accordance with applicable law.

        (b)   The bylaws of the Company in effect at the Effective Time shall be (i) the bylaws of the Initial Surviving Corporation immediately following the Effective Time and (ii) the bylaws of the Surviving Corporation following the Second Effective Time and until amended in accordance with applicable law.

        Section 2.04.    Parent Board of Directors.    Parent shall take all requisite action to cause three individuals designated in writing by the Company prior to the filing of the Registration Statement to be appointed to the Board of Directors of Parent effective at the Effective Time. The Company shall provide for inclusion in the Registration Statement such information concerning such individuals as may be required to be disclosed in the Registration Statement and shall cause each such individual to provide for inclusion in the Registration Statement such individual's written consent to be named in the Registration Statement as a person who will become a director of Parent at the Effective Time.

        Section 2.05.    Directors and Officers of the Surviving Corporation.    (a) The directors of Merger Sub I immediately prior to the Effective Time shall be (i) the directors of the Initial Surviving Corporation immediately following the Effective Time and (ii) the directors of the Surviving Corporation from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

        (b)   The officers of the Company at the Effective Time shall be (i) the officers of the Initial Surviving Corporation immediately following the Effective Time and (ii) the officers of the Surviving Corporation from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

        Section 2.06.    Mutually Agreed Changes in Transaction Structure.    The parties may, with the approval of their respective boards of directors, at any time prior to the mailing of the Joint Proxy Statement, change the method of effecting the combination of Parent and the Company contemplated hereby (including, without limitation, the provisions of Article 2 or Article 3). This Agreement and any related documents will be appropriately amended in order to reflect any such revised transaction. With the consent of the Company (not to be unreasonably withheld or delayed), Parent may, at its election prior to the Effective Time, cause Merger Sub II to be converted into a Delaware limited liability company or other business entity that is treated as a pass-through entity for United States federal income tax purposes.

ARTICLE 3

Conversion of Securities

        Section 3.01.    Conversion of Shares in the First Merger.    At the Effective Time, (a) except as otherwise provided in Section 3.01(b) and Section 3.03, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $15.15 in cash, without interest (the "Cash Consideration") and (ii) 0.48 shares of Parent Stock (the "Stock Consideration"; and together with the Cash Consideration and the cash in lieu of fractional shares of Parent Stock as specified in Section 3.07 below, the "Merger Consideration");

        (b)   each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

        (c)   each share of common stock of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.

        Section 3.02.    Conversion of Shares in the Second Merger.    At the Second Effective Time, (i) each share of common stock of the Initial Surviving Corporation outstanding immediately prior to the Second Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and (ii) each share of common stock of Merger Sub II outstanding immediately prior to the Second Effective Time shall be cancelled.

        Section 3.03.    Dissenting Shares.    Notwithstanding Section 3.01, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the First Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        Section 3.04.    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Parent Stock or Company Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 3.05.    Company Stock Options.    (a) At the Effective Time, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan, employment, severance, change in control agreement or other arrangement of the Company (a "Company Stock Option") outstanding immediately prior to the Effective Time, whether or not exercisable or vested, shall be converted into an option to purchase Parent Stock (a "Parent Stock Option") in accordance with this Section 3.05. Each Parent Stock Option resulting from such conversion shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Stock Option immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Parent Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of (A) the number of shares of Company Stock that were issuable upon exercise of the related Company Option immediately prior to the Effective Time multiplied by (B) 0.8 (the "Option Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Stock and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Parent Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Company Stock at which the related Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Option Exchange Ratio, rounded to the nearest whole cent. Notwithstanding the foregoing, (i) the methodology for conversion of Company Stock Options shall be adjusted if possible (and only to the extent possible) to avoid the occurrence of a new measurement date, under US GAAP, for the options, and otherwise to avoid any charge to earnings in connection with such conversion (it being understood that the total aggregate intrinsic value of the Company Stock Options may not be diminished in other than a de minimis amount), (ii) the conversion of any Company Stock Options which are "incentive stock options," within the meaning of Section 422 of the Code, into Parent Stock Options shall be made so as not to constitute a "modification" of such Company Stock Options within the meaning of Section 424 of the Code and (iii) with regard to the conversion of a Company Stock Option by or on behalf of a holder thereof who is Canadian, Parent will use commercially reasonable efforts to cause the conversion of such Company Stock Option to be made in such manner as to not result in Canadian tax. Each Parent Stock Option issued pursuant to this Section 3.05 also shall give effect to any other applicable contractual rights (including, without limitation, rights under change-in-control or other similar agreements) that the grantee of the Parent Stock Option has in respect of the Company Stock Option.

        (b)   The Company's board of directors shall take such actions in respect of the Company Stock Options as may be required to give effect to the provisions of Section 3.05(a).

        (c)   Parent shall take such actions as may be required to ensure that the offers and sales of the shares of Parent Common Stock underlying the Parent Stock Options are registered under the Securities Act of 1933 under a Registration Statement on Form S-8. Parent shall use reasonable commercial efforts to ensure that any holder of a Parent Stock Option resulting from the conversion described in Section 3.05(a) whose employment is involuntarily terminated by Parent following the Effective Time shall have a reasonable opportunity, during the period following the Effective Time and prior to the expiration of such Parent Stock Option, to exercise such Parent Stock Option and immediately thereafter sell the shares of Parent Stock acquired thereby.

        Section 3.06.    Surrender and Payment.    (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the "Certificates") and (ii) uncertificated shares of Company Stock (the "Uncertificated Shares"). Parent and the Exchange Agent shall enter into an exchange agent agreement in form and substance reasonably satisfactory to Parent and the Company. Parent shall make available to the Exchange Agent, as needed, the Stock Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent shall deposit or cause to be deposited with the Exchange Agent cash in an amount equal to the Cash Consideration to be paid in respect of the Certificates and the Uncertificated Shares, which amount shall represent the maximum Cash Consideration payable in connection with the First Merger assuming no holder of Company Stock shall perfect its appraisal rights. Any cash deposited with the Exchange Agent to pay the Cash Consideration shall be deposited in a separate fund established for the benefit of the holders of Company Stock and shall not be used for any purpose other than as set forth in this Article 3. Such cash shall be invested by the Exchange Agent as directed by Parent in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United

States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a "United States Bank"), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor's Corporation and P1 by Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions in form reasonably satisfactory to Parent and the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange; provided, that any such letter of transmittal and instructions shall be sent to holders of Uncertificated Shares only to the extent determined necessary by Parent, the Company and the Exchange Agent to effect the transactions contemplated hereby.

        (b)   Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by such Certificate or such Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

        (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

        (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.06(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent upon demand by Parent (together with any interest or other income thereon), and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 3.06 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 3.06. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to the surrender or transfer and with a payment date subsequent to the surrender or transfer payable with respect to such securities.

        (g)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.06(a) or Section 3.07 to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand by Parent.

        Section 3.07.    No Fractional Shares of Parent Stock.    No fractional shares of Parent Stock shall be issued in the First Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the First Merger shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the closing sale price of a share of Parent Stock on the NYSE on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Stock.

        Section 3.08.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 3.

        Section 3.09.    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

        Section 3.10.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Mergers.

ARTICLE 4

Representations and Warranties of the Company

        Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent that:

        Section 4.01.    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

        Section 4.02.    Corporate Authorization.    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the First Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Stock voting to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

        (b)   At a meeting duly called and held, the Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.02 and Section 8.03(b)) to recommend that the Company's stockholders grant the Company Stockholder Approval.

        Section 4.03.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (each a "Governmental Entity"), other than (i) the filing of the certificates of merger with the Delaware Secretary of State in accordance with Article 2 and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether federal, state or foreign, (iv) compliance with any applicable requirements of the New York Stock Exchange ("NYSE") or the Nasdaq Stock Market ("Nasdaq"), and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.04.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (ii) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.05.    Capitalization.    (a) The authorized capital stock of the Company consists of 150,000,000 shares of the Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company. As of May 31, 2004, (i) 38,054,559 shares of Company Stock were issued and outstanding, out of which no shares were restricted shares of Company Stock; (ii) no shares of preferred stock were issued and outstanding; and (iii) Company Stock Options to purchase an aggregate of 2,181,869 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 593,615 shares of Company Stock were exercisable) were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan of the Company will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

        (b)   Except as set forth in this Section 4.05 and for changes since May 31, 2004 resulting from the exercise of employee stock options outstanding on such date or from activities permitted under Section 6.01, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Company Securities"), (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

        Section 4.06.    Subsidiaries.    (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

        (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        Section 4.07.    SEC Filings.    (a) The Company has delivered, or otherwise made available, to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 2003 and 2002, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the "Company SEC Documents"). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC's EDGAR system.

        (b)   As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c)   As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

        Section 4.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes that comply with GAAP in the case of any unaudited interim financial statements).

        Section 4.09.    Information Supplied.    The information supplied by the Company for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable in the First Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders and Parent stockholders in connection with the Mergers and the other transactions contemplated by this Agreement (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of the Company and Parent, at the time of the Company Stockholder Approval, at the time of the Parent Stockholder Approval, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.10.    Absence of Certain Changes.    Except as disclosed in the Company SEC Documents filed prior to the date hereof, since the Company Balance Sheet Date: (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (b) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) there has not been any action or event that if it occurred after the date hereof would be prohibited by Section 6.01.

        Section 4.11.    No Undisclosed Material Liabilities.    Except as disclosed in the Company SEC Documents filed prior to the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued or contingent, other than:

        (a)   liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

        (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices;

        (c)   liabilities or obligations incurred after the date of this Agreement in accordance with Section 6.01; and

        (d)   other liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.12.    Compliance with Laws and Court Orders; Permits.

        (a)   the Company and each of its Subsidiaries is and since January 1, 2002 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the foregoing, the Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company or such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business as described in the Company SEC Documents filed prior to the date hereof and as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolution at the request of, any Governmental Entity, that restricts, or could reasonably be expected to restrict, the conduct by the Company or any of its Subsidiaries of their respective businesses, or that requires, or could reasonably be expected to require, adverse actions by the Company or any of its Subsidiaries, except for such restrictions or requirements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.13.    Litigation.    Except as disclosed in the Company SEC Documents filed prior to the date hereof, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except Litigation in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business consistent with past practices or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, if adversely determined; and (iii) there is no material judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against the Company or any of its Subsidiaries.

        Section 4.14.    Finders' Fees.    Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 4.15.    Opinion of Financial Advisor.    The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

        Section 4.16.    Taxes.    (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

        (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

        (c)   The material income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

        (d)   There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

        (e)   The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

        (f)    No federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit, examination or other proceeding with regard to any such Taxes and Tax Returns.

        (g)   There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to the Company or any of its Subsidiaries.

        (h)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

        (i)    Neither the Company nor any of its Subsidiaries is liable to any Third Party for any material amount under any Tax sharing, Tax allocation or Tax indemnity agreement. Neither the Company nor any of its Subsidiaries has been a member of a consolidated, combined, unitary or similar group, other than one of which the Company was the common parent.

        (j)    "Tax" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        Section 4.17.    Employee Benefit Plans.    (a) Schedule 4.17 contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an "Employee Plan") which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (a "Company Employee Plan"). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Company Employee Plan.

        (b)   Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

        (c)   Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

        (d)   The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

        (e)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (f)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recently ended fiscal year.

        (g)   There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any Governmental Entity.

        (h)   In relation to each International Plan in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation, according to the actuarial method and assumptions used for the purposes of the most recent valuation information (or, in respect of an unfunded plan, accounting information) disclosed to the Parent in respect of such International Plan (or, if no such information has been disclosed, according to actuarial assumptions consistent with local practice in the jurisdiction in which such International Plan is located), as of December 31, 2003, the total amount or value of the funds available under such International Plan to pay benefits thereunder or segregated in respect of such benefits, and/or any reserve or accrual in the accounts of the Company or any of its Subsidiaries with respect to such an International Plan, exceeded the present value of all accrued liabilities (actual or contingent) of such Plan as of the most recent practicable date.

        Section 4.18.    Labor and Employment Matters.    (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

        (b)   There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company.

        (c)   Each of the Company and its Subsidiaries is in compliance with all Laws regarding employment practices, terms and conditions of employment and wages, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   During the last five years there has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") in respect of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

        Section 4.19.    Insurance Policies.    Schedule 4.19 lists all material insurance policies maintained by the Company and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect as of the date of this Agreement. The Company and its Subsidiaries have paid all premiums due under such policies and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations thereunder.

        Section 4.20.    Environmental Matters.    (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

    (i)
    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

    (ii)
    the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

        (b)   Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

        (c)   For purposes of this Section 4.20, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

        Section 4.21.    Tax Treatment.    Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the First Merger and the Second Merger, treated as a single integrated transaction, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.22.    Antitakeover Statutes and Rights Agreement.    (a) the Company has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such provision nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

        (b)   the Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

        Section 4.23.    Material Contracts.    (a) Schedule 4.23(a) sets forth a list of (i) all contracts for borrowed money or guarantees thereof, for which the Company or any of its Subsidiaries is liable, involving a current outstanding principal amount in excess of $2,000,000, (ii) all contracts containing any non-compete covenant, or other covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to make use of any material Intellectual Property (via license agreement or otherwise) and (iii) certain contracts disclosed by the Company by agreement of the parties hereto (such contracts included, or required to be included, in Schedule 4.23(a), the "Company Specified Contracts"). The Company has provided or otherwise made available to Parent true and complete copies of each Company Specified Contract.

        (b)   All (i) contracts which involve the payment to or receipt by the Company and its Subsidiaries of $2,500,000 or more per year, which by their terms do not terminate within one year after the date of such contract and which are not cancelable during such period without penalty or payment, (ii) contracts required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act and (iii) contracts between the Company or any of its Subsidiaries and any Governmental Entity (such contracts referenced in clauses (i), (ii) and (iii), together with the Company Specified Contracts, the "Company Material Contracts") are valid and binding, in full force and effect, against the Company or its Subsidiary, as the case may be, and to the Company's knowledge to the other parties thereto, in accordance with their respective terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract.

        Section 4.24.    Intellectual Property.    (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries solely and exclusively own or have the right to use pursuant to a valid license, sub-license, agreement or permission, all of the Company Intellectual Property free and clear of all Liens, (ii) the Company Intellectual Property is valid and enforceable and is all of the Intellectual Property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and (iii) the Company and its Subsidiaries have taken all measures reasonably necessary to preserve and protect the Company Intellectual Property.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any the Company Intellectual Property owned by the Company or any of its Subsidiaries.

        (c)   For purposes of this Agreement, "Intellectual Property" means all: (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing, (iv) computer software and management information systems, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, including, without limitation, data and collections of data, and all documentation, including, without limitation, user manuals and training materials related to the foregoing, and

(v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information. "Company Intellectual Property" means all Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries as currently conducted.

        Section 4.25.    Properties.    With only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property) to conduct their respective businesses as currently conducted or as contemplated to be conducted; and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which presently used.

        Section 4.26.    Interested Party Transactions.    Except as described in the Company SEC Documents filed prior to the date hereof, (i) neither the Company nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of the Company, and (ii) no event has occurred since the date of the Company's last proxy statement to its stockholders, that would, in the case of either clause (i) or clause (ii), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.27.    Certain Business Practices.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

ARTICLE 5

Representations and Warranties of Parent and the Merger Subs

        Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule" and, together with the Company Disclosure Schedule, the "Disclosure Schedules"), Parent and the Merger Subs represent and warrant to the Company that:

        Section 5.01.    Corporate Existence and Power.    Each of Parent and each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Each of Parent and each Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and each Merger Sub as currently in effect. Since their respective dates of incorporation, neither merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement.

        Section 5.02.    Corporate Authorization.    (a) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and each Merger Sub and, except for the required approval of Parent's stockholders in connection with the consummation of the First Merger, and the approval of Parent as sole stockholder of each Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and each Merger Sub. The affirmative vote of the holders of shares of Parent Stock having votes representing a majority of the votes cast by all such shares, voting to approve the issuance of Parent Stock in connection with the First Merger (the "Parent Stockholder Approval"), is the only vote of the holders of any of Parent's capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of Parent and of each Merger Sub.

        (b)   At a meeting duly called and held, Parent's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 7.02 and Section 8.03(b)) to recommend that Parent's stockholders grant the Parent Stockholder Approval.

        Section 5.03.    Governmental Authorization.    The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the certificates of merger with the Delaware Secretary of State in accordance with Article 2 and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign, (iv) compliance with any applicable requirements of the NYSE or Nasdaq, and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.04.    Non-contravention.    The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (ii) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.05.    Capitalization.    (a) The authorized capital stock of Parent consists of 140,000,000 shares of Parent Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of Parent. As of June 21, 2004, (i) 46,189,589 shares of Parent Stock were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; (iii) Parent Stock Options to purchase an aggregate of 5,380,568 shares of Parent Stock (of which Parent Stock Options to purchase an aggregate of 1,749,509 shares of Parent Stock were exercisable) were issued and outstanding; (iv) 4,759,455 shares of Parent Stock were reserved for issuance upon conversion of the Parent Convertible Debentures; and (v) 383,990 Shares of Parent Stock were reserved for issuance upon exercise of Parent Warrants. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.

        (b)   Except as set forth in this Section 5.05 and except for the Parent Convertible Debentures, the Parent Warrants and changes since June 21, 2004, resulting from the exercise of employee stock options outstanding on such date or from activities permitted under Section 7.01 there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"), (iv) voting trusts, proxies or other similar agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

        (c)   The shares of Parent Stock to be issued as Stock Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 5.06.    Subsidiaries.    (a) Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and, has all corporate powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All material Subsidiaries of Parent are identified in the Parent 10-K.

        (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

        Section 5.07.    SEC Filings.    (a) Parent has delivered, or otherwise made available, to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 27, 2003 and December 28, 2002, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 27, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, stockholders of Parent since December 27, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 5.07(a), collectively, the "Parent SEC Documents").

        (b)   As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c)   As of its filing date (or if amended or superceded by a filing prior to the date hereof, on the date of such filing) each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

        Section 5.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes that comply with GAAP in the case of any unaudited interim financial statements).

        Section 5.09.    Information Supplied.    The information supplied by Parent for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of the Company and Parent, at the time of the Company Stockholder Approval, at the time of the Parent Stockholder Approval, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 5.10.    Absence of Certain Changes.    Except as set forth in the Parent SEC Documents filed prior to the date hereof, since the Parent Balance Sheet Date: (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (b) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (c) there has not been any action or event that if it occurred after the date hereof would be prohibited by Section 7.01.

        Section 5.11.    No Undisclosed Material Liabilities.    Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued or contingent, other than:

        (a)   liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof;

        (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices;

        (c)   liabilities or obligations incurred after the date of this Agreement in accordance with Section 7.01; and

        (d)   other liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.12.    Compliance with Laws and Court Orders; Permits.

        (a)   Parent and each of its Subsidiaries is and since January 1, 2002 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Without limiting the foregoing, Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for Parent or such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business as described in the Parent SEC Documents filed prior to the date hereof and as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   Neither Parent nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolution at the request of, any Governmental Entity, that restricts, or could reasonably be expected to restrict, the conduct by Parent or any of its Subsidiaries of their respective businesses, or that requires, or could reasonably be expected to require, adverse actions by Parent or any of its Subsidiaries, except for such restrictions or requirements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.13.    Litigation.    Except as disclosed in the Parent SEC Documents filed prior to the date hereof (i) there is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except Litigation in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (ii) no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to Parent or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business consistent with past practices or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, if adversely determined; and (iii) there is no material judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against Parent or any of its Subsidiaries.

        Section 5.14.    Finders' Fees.    Except for Credit Suisse First Boston LLC, a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 5.15.    Opinion of Financial Advisor.    Parent has received the opinion of Credit Suisse First Boston LLC, financial advisor to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

        Section 5.16.    Taxes.    (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

        (b)   Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

        (c)   None of the material income and franchise Tax Returns of Parent and its Subsidiaries have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Parent nor any of its Subsidiaries was required to file any material income or franchise Tax Return for any year ending prior to December 31, 1999.

        (d)   There are no material Liens or encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries.

        (e)   Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

        (f)    No federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any material Taxes or material Tax Returns of Parent or its Subsidiaries and none of them has received a written notice of any proposed audit, examination or other proceeding with regard to any such Taxes and Tax Returns.

        (g)   There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to Parent or any of its Subsidiaries.

        (h)   Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

        (i)    Neither Parent nor any of its Subsidiaries is liable to any Third Party for any material amount under any Tax sharing, Tax allocation or Tax indemnity agreement. Neither Parent nor any of its Subsidiaries has been a member of a consolidated, combined, unitary or similar group, other than one of which Parent was the common parent.

        Section 5.17.    Employee Benefit Plans.    (a) Schedule 5.17 contains a correct and complete list identifying each material Employee Plan which is maintained, administered or contributed to by Parent or any ERISA Affiliate of Parent and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability (a "Parent Employee Plan"). Copies of such Parent Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Parent Employee Plan.

        (b)   Neither Parent nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

        (c)   Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan. Each Parent Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

        (d)   The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Parent Employee Plan.

        (e)   Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (f)    There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, a Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plan above the level of the expense incurred in respect thereof for the most recently ended fiscal year.

        (g)   There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any court or arbitrator or any Governmental Entity.

        (h)   In relation to each International Plan in respect of which the Parent or any of its Subsidiaries has or would have after the Effective Time any obligation, according to the actuarial method and assumptions used for the purposes of the most recent valuation information (or, in respect of an unfunded plan, accounting information) disclosed to the Company in respect of such International Plan (or, if no such information has been disclosed, according to actuarial assumptions consistent with local practice in the jurisdiction in which such International Plan is located), as of December 31, 2003, the total amount or value of the funds available under such International Plan to pay benefits thereunder or segregated in respect of such benefits, and/or any reserve or accrual in the accounts of the Parent or any of its Subsidiaries with respect to such an International Plan, exceeded the present value of all accrued liabilities (actual or contingent) of such Plan as of the most recent practicable date.

        Section 5.18.    Labor and Employment Matters.    (a) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of Parent to organize any employees of Parent or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

        (b)   There are no complaints, charges or claims against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent or its Subsidiaries that, if individually or collectively resolved against Parent or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Parent.

        (c)   Each of Parent and its Subsidiaries is in compliance with Laws regarding employment practices, terms and conditions of employment and wages, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (d)   During the last five years there has been no "mass layoff" or "plant closing" as defined by the WARN Act in respect of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

        Section 5.19.    Insurance Policies.    Schedule 5.19 lists all material insurance policies maintained by Parent and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect as of the date of this Agreement. Parent and its Subsidiaries have paid all premiums due under such policies and neither Parent nor any of its Subsidiaries is in default in any material respect with respect to its obligations thereunder.

        Section 5.20.    Environmental Matters.    (a) Except as disclosed in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

    (i)
    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

    (ii)
    Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

        (b)   Neither Parent nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

        (c)   For purposes of this Section 5.20, the terms "Parent" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

        Section 5.21.    Tax Treatment.    Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the First Merger and the Second Merger treated as a single integrated transaction, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 5.22.    Antitakeover Statutes and Rights Agreement.    (a) Parent has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such provision nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

        (b)   Parent has not entered into, and its Board of Directors has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

        Section 5.23    Material Contracts.    (a) Schedule 5.23(a) sets forth a list of (i) all contracts for borrowed money or guarantees thereof, for which Parent or any of its Subsidiaries is liable, involving a current outstanding principal amount in excess of $5,000,000, (ii) all contracts containing any non-compete covenant, or other covenant limiting the right of Parent or any of its Subsidiaries to engage in any line of business or to make use of any material Intellectual Property (via license agreement or otherwise) and (iii) certain contracts disclosed by Parent by agreement of the parties hereto (such contracts included, or required to be included, in Schedule 5.23(a), the "Parent Specified Contracts"). Parent has provided or otherwise made available to the Company true and complete copies of each Parent Specified Contract.

        (b)   All (i) contracts which involve the payment to or receipt by Parent and its Subsidiaries of $2,500,000 or more per year, which by their terms do not terminate within one year after the date of such contract and which are not cancelable during such period without penalty or payment, (ii) contracts required to be filed by Parent with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act and (iii) contracts between Parent or any of its Subsidiaries and any Governmental

Entity (such contracts referenced in clauses (i), (ii) and (iii), together with Parent Specified Contracts, the "Parent Material Contracts") are valid and binding, in full force and effect, against Parent or its Subsidiary, as the case may be, and to Parent's knowledge to the other parties thereto, in accordance with their respective terms. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Parent Material Contract.

        Section 5.24    Intellectual Property.    (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries solely and exclusively own or have the right to use pursuant to a valid license, sub-license, agreement or permission, all of Parent Intellectual Property free and clear of all Liens, (ii) the Parent Intellectual Property is valid and enforceable and is all of the Intellectual Property necessary for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted and (iii) Parent and its Subsidiaries have taken all measures reasonably necessary to preserve and protect the Parent Intellectual Property.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any of its Subsidiaries.

        (c)   For purposes of this Agreement, "Parent Intellectual Property" means all Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries as currently conducted.

        Section 5.25.    Properties.    With only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) Parent and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property) to conduct their respective businesses as currently conducted or as contemplated to be conducted; and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which presently used.

        Section 5.26.    Interested Party Transactions.    Except as described in the Parent SEC Documents filed prior to the date hereof, (i) neither Parent nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of Parent, and (ii) no event has occurred since the date of Parent's last proxy statement to its stockholders, that would, in the case of either clause (i) or clause (ii), be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.27.    Certain Business Practices.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries nor (to the knowledge of Parent) any director, officer, agent or employee of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of Parent or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

ARTICLE 6

Covenants of the Company

        The Company agrees that:

        Section 6.01.    Conduct of the Company.    From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. From the date hereof until the Effective Time, the Company will use reasonable best efforts to not, and to not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time. Without limiting the generality of the foregoing, and except as set forth on Schedule 6.01, from the date hereof until the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

        (a)   adopt or propose any change to its certificate of incorporation or bylaws;

        (b)   acquire any material amount of stock or assets of any other Person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

        (c)   sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (d)   (x) issue, sell, transfer, pledge or dispose of any shares of capital stock of any class or series of the Company or its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any such shares, (other than (i) issuances pursuant to stock options or stock-based awards granted pursuant to a Company Employee Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Company Employee Plan as in effect on the date hereof, or (iii) issuances by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of the Company or of any Subsidiary of the Company;

        (e)   (i) declare, pay or set aside for payment any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of the Company to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) amend any material term of any outstanding security of the Company or any of its Subsidiaries;

        (f)    (i) incur, assume or guarantee any indebtedness for borrowed money other than for working capital borrowings incurred in the ordinary course of business consistent with past practices, (ii) create any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

        (g)   enter into any transaction, commitment, contract or agreement relating to the assets or business of the Company or any of its Subsidiaries (including the acquisition or disposition of any assets), or to relinquish any contract or other right, in each case material to the Company and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts and agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

        (h)   make any change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

        (i)    (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, officer or key employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or key employee of the Company or any of its Subsidiaries, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or key employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or key employee of the Company or any of its Subsidiaries;

        (j)    make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting if the adoption or change of such method would have an adverse effect on the Tax liability of the Company (or, following the Effective Time, on Parent), make any material amendment to Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any income Tax audit or assessment or any material other audit or assessment, or surrender any right to claim any material Tax refund, offset or other reduction in Tax liability;

        (k)   establish, adopt or amend (except as required by applicable law) any stock option or restricted stock award or other benefit plan or arrangement providing for the grant of equity-based awards to permit or provide for the acceleration of the vesting, exercise, payment or settlement of such awards, or to provide for the adjustment (except as provided herein) of the terms of such awards, in any such case upon the occurrence of the transaction contemplated by this agreement or upon any other event;

        (l)    take any action that would result in any of the conditions to the Mergers not being satisfied;

        (m)  enter into, or amend any material term of, any commitment, contract or agreement with any financial and legal advisor with respect to the transactions contemplated hereby; or

        (n)   agree or commit to do any of the foregoing.

        Section 6.02.    The Company Stockholder Meeting.    The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Company Stockholder Approval (provided that such meeting need not be held prior to satisfaction of the conditions set forth in Section 9.01(c) and Section 9.01(f)) and, subject to Section 8.03(b), the Board of Directors of the Company shall recommend approval of the matters constituting the Company Stockholder Approval (and all related proposals) by the stockholders of the Company; provided that the Board of Directors of the Company may make a Change in Recommendation (including, subject to Section 8.03(b), by approving, recommending or endorsing a Potential Superior Proposal) if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In connection with the Company Stockholder Meeting, and subject to the fiduciary duties of the Board of Directors of the Company and the provisions of the preceding sentence, the Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and shall otherwise comply with all legal requirements applicable to such meeting.

ARTICLE 7

Covenants of Parent

        Parent agrees that:

        Section 7.01.    Conduct of Parent.    From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. From the date hereof until the Effective Time, Parent will use reasonable best efforts to not, and to not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time. Without limiting the generality of the foregoing, and except as set forth on Schedule 7.01, from the date hereof until the Effective Time, Parent shall not and shall not permit its Subsidiaries to:

        (a)   adopt or propose any change to its certificate of incorporation or bylaws; provided that, subject to Section 2.06, Parent may, at its election, prior to the Effective Time, cause Merger Sub II to be converted into a Delaware limited liability company or other business entity that is treated as a pass-through entity for United States federal income tax purposes;

        (b)   subject to the limitation in Section 7.01(d), acquire stock or assets of any other Person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, having a value in any individual transaction in excess of $100 million, individually, or $150 million in the aggregate;

        (c)   sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (d)   (x) issue, sell, transfer, pledge or dispose of any shares of capital stock of any class or series of Parent or its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any such shares (other than (i) issuances pursuant to stock options or stock-based awards granted pursuant to a Parent Employee Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Parent Employee Plan as in effect on the date hereof, (iii) issuances by any Subsidiary of Parent to Parent or to any wholly owned Subsidiary of Parent or (iv) issuances upon conversion of, and in accordance with the terms in effect as of the date hereof of, the Parent Convertible Debentures or Parent Warrants) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Parent or of any Subsidiary of Parent;

        (e)   (i) declare, pay or set aside for payment any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of Parent to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) amend any material term of any outstanding security of Parent or any of its Subsidiaries;

        (f)    (i) incur, assume or guarantee any indebtedness for borrowed money other than (A) for working capital borrowings incurred in the ordinary course of business consistent with past practices or (B) to provide the funds necessary to consummate the transactions contemplated by this Agreement, including any required refinancing of existing indebtedness of Parent or the Company, (ii) create any Lien on any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to Parent or any wholly owned Subsidiary of Parent;

        (g)   enter into any transaction, commitment, contract or agreement relating to the assets or business of Parent or any of its Subsidiaries (including the acquisition or disposition of any assets), or to relinquish any contract or other right, in each case material to Parent and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts and agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

        (h)   make any change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

        (i)    make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting if the adoption or change of such method would have an adverse effect on the Tax liability of Parent, make any material amendment to Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any income Tax audit or assessment or any material other audit or assessment, or surrender any right to claim any material Tax refund, offset or other reduction in Tax liability;

        (j)    enter into, or amend any material term of, any commitment, contract or agreement with any financial and legal advisor with respect to the transactions contemplated hereby;

        (k)   take any action that would result in any of the conditions to the Mergers not being satisfied; or

  (l)
  agree or commit to do any of the foregoing.

        Section 7.02.    Parent Stockholder Meeting.    Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting" and, together with the Company Stockholder Meeting, the "Stockholder Meetings") to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Parent Stockholder Approval (provided that such meeting need not be held prior to satisfaction of the conditions set forth in Section 9.01(c) and Section 9.01(f)) and, subject to Section 8.03(b), the Board of Directors of Parent shall recommend approval of the matters constituting the Parent Stockholder Approval (and all related proposals) by the stockholders of Parent; provided that the Board of Directors of Parent may make a Change in Recommendation (including, subject to Section 8.03(b), by approving, recommending or endorsing a Potential Superior Proposal) if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In connection with the Parent Stockholder Meeting, and subject to the fiduciary duties of the Board of Directors of Parent and the provisions of the preceding sentence, Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval and shall otherwise comply with all legal requirements applicable to such meeting.

        Section 7.03.    Obligations of Merger Subs.    Parent shall take all action reasonably necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

        Section 7.04.    Director and Officer Liability.    (a) For six years and 180 days after the Effective Time, (i) Parent shall indemnify and hold harmless, and shall provide advancement of expenses to, all present and former officers and directors of the Company (each an "Indemnified Person"), in each case in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such Indemnified Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation and bylaws in effect on the date hereof, and (ii) the Surviving Corporation shall include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws or comparable organizational documents, provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses, in each case in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), no less favorable to the Indemnified Persons than those contained in the certificate of incorporation and bylaws of the Company in effect as of the date hereof. Expenses (including attorneys' fees) incurred by an Indemnified Person in any action, suit or proceeding in respect of which indemnification is available pursuant to the preceding sentence shall be paid by Parent in advance of the final disposition of such action, suit or proceeding promptly after statements therefor are received by Parent, subject to receipt by Parent of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person did not act in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company. Any right to elimination of liability, indemnification or advancement of expenses pursuant to this Section 7.04(a) shall be provided by Parent or the Surviving Corporation, as applicable, only to the fullest extent such elimination of liability, indemnification or advancement may be provided by a corporation organized under the laws of the State of Delaware to its own officers and directors.

        (b)   For six years after the Effective Time, Parent shall maintain in effect the Company's current officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy; provided that Parent may substitute for such policy one or more policies containing terms and conditions and providing coverage no less favorable in the aggregate than the terms and conditions of and coverage provided under the Company's policy in effect on the date hereof. In satisfying its obligation under this Section 7.04(b), the Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

        (c)   If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

        (d)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The obligations of Parent under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the express written consent of such Indemnified Person. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person who shall be third party beneficiaries of this Section 7.04.

ARTICLE 8

Additional Covenants

        The parties hereto agree that:

        Section 8.01.    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, each party hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent shall not be required to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, or of Parent and its Subsidiaries, if such action would reasonably be expected to result in a Material Adverse Effect on Parent or the Company.

        (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Parent and the Company shall (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any Governmental Entity; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Entity does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, allow outside counsel for the other party to attend and participate; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Mergers.

        Section 8.02.    Preparation of Proxy Statement and Registration Statement.    As promptly as practicable following the date hereof, the parties hereto shall prepare and file with the SEC the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included). Each of Parent and the Company shall use its best efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Parent and the Company shall make all other necessary filings with respect to the Mergers and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state "blue sky" laws and the rules and regulations thereunder. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement or Registration Statement received from the SEC.

Neither the original filing of, nor any amendment or supplement to the Joint Proxy Statement or the Registration Statement (including incorporation by reference) shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party's business, financial condition or results of operations. Parent will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each of Parent and the Company will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement in order to comply with applicable Law or so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

        Section 8.03.    No Solicitation; Other Offers.

        (a)   Neither the Company nor Parent (each an "Applicable Party") nor any of its Subsidiaries shall, nor shall such Applicable Party or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to such Applicable Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of such Applicable Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of such Applicable Party or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

        (b)   Notwithstanding the foregoing, the Board of Directors of an Applicable Party, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to such Applicable Party's compliance with Section 8.03(a), submits a bona fide Acquisition Proposal that the Board of Directors of the Applicable Party determines in good faith after consultation with its legal counsel and financial advisor reasonably could be expected to lead to a Superior Proposal (a "Potential Superior Proposal"), (ii) furnish to such Third Party nonpublic information relating to such Applicable Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to such Applicable Party than those contained in the Confidentiality Agreement dated as of June 3, 2004 between the Company and Parent (the "Confidentiality Agreement") (a copy of which shall be provided for informational purposes only to the other party) (provided that such confidentiality agreement with such Third Party shall not be required to include any standstill or similar provision), (iii) following receipt of such Potential Superior Proposal,

(A) make a Change in Recommendation or (B) terminate this Agreement pursuant to and subject to the terms and conditions of Section 10.01(c) or Section 10.01(d), as applicable, and/or (iv) take any action that any court of competent jurisdiction orders such Applicable Party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of such Applicable Party determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of the Company or Parent from complying with Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that neither such Board of Directors shall recommend that their stockholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in accordance with the terms of this Agreement that such tender or exchange offer is a Superior Proposal.

        (c)   The Board of Directors of an Applicable Party shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless such Applicable Party shall have delivered to the other party a prior written notice advising such other party that it intends to take such action, and such Applicable Party shall continue to advise the other party after taking such action. In addition, such Applicable Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by the Applicable Party (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Applicable Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Applicable Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such Applicable Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Applicable Party shall promptly provide the other party with any non-public information concerning the Applicable Party's business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to the other party. Such Applicable Party shall keep the other party fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. Such Applicable Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such Applicable Party and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Applicable Party that was furnished by or on behalf of the Applicable Party to return or destroy all such information.

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of the Applicable Party's capital stock on terms that the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable to all such Applicable Party's stockholders (in their capacity as such) than as provided hereunder and which is reasonably likely to be consummated.

        Section 8.04.    Certain Filings.    The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 8.05.    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association (in which case the party proposing to issue such public statement or to schedule such press conference shall use its reasonable best efforts to consult in good faith with the other party before doing so), shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

        Section 8.06.    Access to Information.    From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall, upon reasonable prior notice and subject to such procedures as the party providing the information may reasonably require in order to avoid undue disruption of its business operations, (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such party is advised by counsel that such disclosure would result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) such information is subject to confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The parties hereto shall hold any information obtained pursuant to this Section 8.06 in confidence in accordance with, and such information shall otherwise be subject to, the provisions of the Confidentiality Agreement, which shall continue in full force and effect. Any investigation pursuant to this Section 8.06 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 8.06 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

        Section 8.07.    Notices of Certain Events.    Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b)   any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.16, 4.17, 4.20, 4.21, 5.12, 5.13, 5.16, 5.20 or 5.21 as the case may be, or that reasonably could be expected to adversely affect the ability of any party to consummate the Mergers.

        Section 8.08.    Tax Treatment.    (a) Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the First Merger and the Second Merger to be treated as a single integrated transaction and to qualify as a "reorganization" within the meaning of Section 368(a) of the

Code, and shall not take any action reasonably likely to cause the Mergers, taken together, not to so qualify.

        (b)   Each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in 9.02(d) and 9.03(b), respectively, including by executing letters of representation in customary form.

        Section 8.09.    Affiliates.    Promptly following the mailing of the Joint Proxy Statement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 10 days prior to the Effective Time, substantially in the form of Exhibit A hereto.

        Section 8.10.    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of the Company Stock or Parent Stock (including derivative securities with respect to the Company Stock or Parent Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 or Article 3 by each individual who is or would be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to such transactions shall have the benefit of the exemptions available pursuant to Rule 16b-3 under the 1934 Act with respect to such transactions.

        Section 8.11.    Employee Benefits.    For a period of one year after the Effective Time, the benefits provided to employees of the Surviving Corporation and its Subsidiaries shall be substantially similar in the aggregate to the benefits provided to such employees immediately prior to the Effective Time.

        Section 8.12.    Stock Exchange Listing.    Parent and the Company shall use their respective reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the First Merger and the shares of Parent Stock to be reserved for issuance upon exercise of Parent Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

ARTICLE 9

Conditions to the Mergers

        Section 9.01.    Conditions to Obligations of Each Party.    The obligations of each party hereto to consummate the Mergers are subject to the satisfaction of the following conditions:

        (a)   (i) Parent shall have obtained the Parent Stockholder Approval and (ii) the Company shall have obtained the Company Stockholder Approval;

        (b)   no provision of any material applicable law or regulation and no material judgment, injunction, order or decree shall prohibit the consummation of the Mergers;

        (c)   the waiting period under the HSR Act relating to the Mergers shall have expired or been terminated and the merger control clearances described in Schedule 9.01(f) shall have been obtained;

        (d)   the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e)   the shares of Parent Stock to be issued in the Mergers and such other shares of Parent Stock to be reserved for issuance upon exercise of Parent Stock Options shall have been approved for listing on the NYSE, subject to official notice of issuance; and

        (f)    all of the actions by or in respect of, or filings with, Governmental Entities set forth in Schedule 9.01(f) shall have been taken, made or obtained.

        Section 9.02.    Conditions to the Obligations of Parent and the Merger Subs.    The obligations of Parent and each Merger Sub to consummate the Mergers are subject to the satisfaction of the following further conditions:

        (a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.10(b), for which such qualifiers shall not be disregarded), shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by a senior executive officer of the Company to the foregoing effect;

        (b)   there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such action or proceeding) by any Governmental Entity, domestic, foreign or supranational, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or otherwise to restrain or prohibit the consummation of the Mergers or (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, or of Parent and its Subsidiaries, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, in each case if such action would reasonably be expected to have a Material Adverse Effect on Parent or the Company;

        (c)   there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Mergers, by any court or other Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Mergers or under laws, rules and regulations analogous to the HSR Act existing in the foreign jurisdictions set forth in Schedule 9.01(f), that will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (ii) of Section 9.02(b);

        (d)   Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the Mergers, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company in customary form; and

        (e)   the Company shall have delivered a certification in the form attached as Exhibit B hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code.

        Section 9.03.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the First Merger are subject to the satisfaction of the following further conditions:

        (a)   (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 5.10(b), for which such qualifiers shall not be disregarded), shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect;

        (b)   the Company shall have received an opinion from Clifford Chance LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the Mergers, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company in customary form.

ARTICLE 10

Termination

        Section 10.01.    Termination.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Parent and the Company):

        (a)   by mutual written agreement of the Company and Parent;

        (b)   by either the Company or Parent, if:

    (i)
    the Mergers have not been consummated on or before December 31, 2004 (the "End Date"); provided, that the End Date shall be extended to March 31, 2005 to the extent necessary to permit the expiration of the waiting period applicable to the Mergers under the HSR Act or to obtain any merger control clearance described in Schedule 9.01(f); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time;

    (ii)
    any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Mergers is entered and such judgment, injunction, or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement results in the imposition of such judgment, injunction, order or decree;

    (iii)
    if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting (or any adjournment or postponement thereof); or

    (iv)
    if the Parent Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting (or any adjournment or postponement thereof);

        (c)   by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, at least three Business Days prior to such termination and (ii) the Company prior to such termination pays the Company Termination Fee to Parent in accordance with Section 11.04; provided, that the Company shall notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

        (d)   by Parent, if (i) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Potential Superior Proposal and Parent shall have notified the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, at least three Business Days prior to such termination and (ii) Parent prior to such termination pays the Parent Termination Fee to the Company in accordance with Section 11.04; provided, that Parent shall notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

        (e)   by the Company, if Parent has made a Change in Recommendation, willfully and materially breached its obligation to call the Parent Stockholder Meeting in accordance with Section 7.02, or willfully and materially breached its obligations under Section 8.02 or Section 8.03;

        (f)    by Parent, if the Company has made a Change in Recommendation, willfully and materially breached its obligation to call the Company Stockholder Meeting in accordance with Section 6.02, or willfully and materially breached its obligations under Section 8.02 or Section 8.03;

        (g)   by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

        (h)   by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

        (i)    by the Company, no later than four Business Days after the conclusion of a given Measurement Period, if the Parent Average Price in respect of such Measurement Period shall be less than the product of (x) $33.00 multiplied by (y) the lesser of (A) 1.00 and (B) the Average Adjustment Amount in respect of such Measurement Period. "Adjustment Amount" means an amount (expressed as a decimal), calculated separately for each of the securities listed on Schedule 10.01(i) (each, an "Index Security"), equal to the quotient of (x) the Index Value for such Measurement Period divided by (y) the Index Value for the five trading days ended on the date of this Agreement (the "Initial Index Period"). "Average Adjustment Amount" means for any Measurement Period the average of all Adjustment Amounts for such Measurement Period. "Index Value" means, for the Initial Index Period or the Measurement Period, as the case may be, the sum of the closing sale prices per share of the applicable Index Security for each trading day within the Initial Index Period or the Measurement Period, as the case may be, divided by the number of days in such period; provided, that if an Index Security is no longer traded during any part of any Measurement Period, it shall excluded from the calculations set forth in this Section 10.01(i) entirely. "Measurement Period" means the respective periods of 20 consecutive trading days ending on and including the fifth Business Day (provided that if such Business Day is not a trading day, the applicable Measurement Period shall end on the immediately preceding Business Day that is a trading day) preceding either of (x) the expected date of the commencement of mailing of the Joint Proxy Statement by the Company or (y) the expected date of the Closing. "Parent Average Price" in respect of a given Measurement Period means the quotient of (x) the sum of the closing sale prices per share of Parent Stock as reported on the NYSE for each day within the Measurement Period divided by (y) 20. For the purposes hereof, "closing sale price" means, with respect of any security, the closing sale price of such security (x) as quoted on the Nasdaq or (y) as reported on the NYSE, as the case may be. In addition, "trading day" means each day that both (x) the NYSE is open for business and (y) trades may be made on Nasdaq. Computations pursuant to this Section 10.01(i) shall be appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations, extraordinary dividends or other similar events relating to Parent Stock or to a security listed on Schedule 10.01(i), as applicable.

        The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        Section 10.02.    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06, 11.07 and 11.08, and of the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

        Section 11.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent, to:

Charles River Laboratories International, Inc. 251 Ballardvale Street Wilmington, Massachusetts 01887 Attention: General Counsel Facsimile No.: (978) 658-7132

        with a copy to:

Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Attention: Paul R. Kingsley Facsimile No.: (212) 450-3800

        if to the Company, to:

Inveresk Research Group, Inc. 11000 Weston Parkway Gary, North Carolina 27513 Attention: General Counsel Facsimile No.: (919) 462-2336

        with a copy to:

Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Attention: John A. Healy Facsimile No.: (212) 878-8375

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 11.02.    Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

        Section 11.03.    Amendments and Waivers.    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and/or the stockholders of Parent, and without the further approval of such stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Stock.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 11.04.    Expenses.    (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b)   If (I) this Agreement is terminated pursuant to Section 10.01(b)(iii), (II) after the date hereof and prior to the Company Stockholder Meeting a bona fide Acquisition Proposal (including an indication of an intention to offer more favorable terms than provided herein) with respect to the Company was made or renewed, publicly announced or disclosed and not publicly withdrawn at least 5 days prior to the Company Stockholder Meeting and (III) within 12 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into and the transaction provided for in the definitive agreement subsequently is consummated, the Company shall pay to Parent a termination fee of $38.15 million in cash (the "Company Termination Fee").

        (c)   If (I) this Agreement is terminated pursuant to Section 10.01(b)(iv), (II) after the date hereof and prior to the Parent Stockholder Meeting a bona fide Acquisition Proposal (including an indication of an intention to offer more favorable terms than provided herein) with respect to Parent was made or renewed, publicly announced or disclosed and not publicly withdrawn at least 5 days prior to the Parent Stockholder Meeting and (III) within 12 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into and the transaction provided for in the definitive agreement subsequently is consummated, Parent shall pay to the Company a termination fee of $38.15 million in cash (the "Parent Termination Fee").

        (d)   If this Agreement is terminated pursuant to Section 10.01(c), the Company shall pay to Parent the Company Termination Fee.

        (e)   If this Agreement is terminated pursuant to Section 10.01(d), Parent shall pay to the Company the Parent Termination Fee.

        (f)    If this Agreement is terminated pursuant to Section 10.01(e), Parent shall pay to the Company the Parent Termination Fee.

        (g)   If this Agreement is terminated pursuant to Section 10.01(f), the Company shall pay to Parent the Company Termination Fee.

        (h)   Any payment of the Company Termination Fee or the Parent Termination Fee, as applicable, (i) pursuant to Section 11.04(b) or 11.04(c), shall be made within one Business Day after such amount becomes payable and, (ii) pursuant to Section 11.04(d), 11.04(e), 11.04(f) or 11.04(g) shall be made no later than the time of termination of this Agreement pursuant to Section 10.01(c), 10.01(d), 10.01(e) or 10.01(f), as applicable. Any such payments shall be made by wire transfer of immediately available funds. The parties hereby acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement. If Parent or the Company fails to pay to the other any fee or expense due hereunder when due, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

        (i)    For purposes of this Section 11.04 only, the term "Acquisition Proposal" shall have the meaning set forth in Section 1.01, except that references to "30%" in such definition shall be deemed to be references to "50%".

        Section 11.05.    Binding Effect; Benefit; Assignment.    (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that any Merger Sub may transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve such Merger Sub of its obligations hereunder.

        Section 11.06.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 11.07.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

        Section 11.08.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.09.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 11.10.    Entire Agreement.    This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 11.11.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.12.    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

        Section 11.13.    Schedules.    Each of Parent and the Company has set forth certain information in the Parent Disclosure Schedule and the Company Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a Disclosure Schedule shall not (i) be used as a basis for interpreting the terms "material," "Material Adverse Effect" or other similar terms in this Agreement, except as otherwise expressly set forth in such Disclosure Schedule, (ii) represent a determination that such item did not arise in the ordinary course of business or (iii) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By:	/s/ JAMES C. FOSTER Name: James C. Foster Title: Chairman, Chief Executive Officer and President
INVERESK RESEARCH GROUP, INC.
By:	/s/ WALTER S. NIMMO Name: Walter S. Nimmo Title: Chairman, Chief Executive Officer and President
INDIGO MERGER I CORP.
By:	/s/ JAMES C. FOSTER Name: James C. Foster Title: President
INDIGO MERGER II CORP.
By:	/s/ JAMES C. FOSTER Name: James C. Foster Title: President

APPENDIX B

[Letterhead of Credit Suisse First Boston]

June 30, 2004

Board of Directors
Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887

Members of the Board:

        You have asked us to advise you with respect to the fairness to Charles River Laboratories International, Inc. ("Charles River"), from a financial point of view, of the Merger Consideration (as defined below) to be paid by Charles River as provided for in the Agreement and Plan of Merger, dated as of June 30, 2004 (the "Agreement"), among Charles River, two wholly owned subsidiaries of Charles River, Indigo Merger I Corp. ("Merger Sub I") and Indigo Merger II Corp. ("Merger Sub II"), and Inveresk Research Group, Inc. ("Inveresk"). The Agreement provides for, among other things, (i) the merger of Merger Sub I with and into Inveresk (the "First Merger") pursuant to which Inveresk will become a wholly owned subsidiary of Charles River and each outstanding share of the common stock, par value $0.01 per share, of Inveresk will be converted into the right to receive (x) $15.15 in cash (the "Cash Consideration") and (y) 0.48 of a share (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration") of the common stock, par value $0.01 per share, of Charles River ("Charles River Common Stock") and (ii) the subsequent merger of Inveresk with and into Merger Sub II (the "Second Merger" and, together with the First Merger, the "Transaction").

        In arriving at our opinion, we have reviewed the Agreement as well as certain publicly available business and financial information, including publicly available financial forecasts, relating to Charles River and Inveresk. We also have reviewed certain other information relating to Charles River and Inveresk, including financial forecasts, provided to or discussed with us by the managements of Charles River and Inveresk, and have met with the managements of Charles River and Inveresk to discuss the businesses and prospects of Charles River and Inveresk, respectively. We also have considered certain financial and stock market data of Charles River and Inveresk and have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Charles River and Inveresk, and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts provided to or discussed with us by the managements of Charles River and Inveresk, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Charles River and Inveresk as to the future financial performance of Charles River and Inveresk. In addition, we have relied, with your consent and without independent verification, upon the assessments of the managements of Charles River and Inveresk as to (i) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Charles River and Inveresk to result from the Transaction, (ii) the ability of the managements of Charles River and Inveresk to integrate the businesses of Charles River and Inveresk and (iii) their ability to retain key employees and customers of Charles River and Inveresk. We also have assumed, with your consent, that the Transaction will be

B-1

Board of Directors
Charles River Laboratories International, Inc.
June 30, 2004

treated as a tax-free transaction for Charles River for federal income tax purposes. We further have assumed, with your consent, that, in the course of obtaining any necessary regulatory and third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Charles River, Inveresk or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Charles River or Inveresk, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Charles River Common Stock when issued in the First Merger or the prices at which Charles River Common Stock will trade at any time. Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Charles River, nor does it address the underlying business decision of Charles River to proceed with the Transaction.

        We have acted as financial advisor to Charles River in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the First Merger. We also will receive a fee for rendering this opinion. As you are aware, we and our affiliates have agreed to provide bank financing to Charles River, a significant portion of which is expected to be used in connection with the Transaction. We and our affiliates in the past have provided financial and investment banking services to Charles River unrelated to the proposed Transaction for which services we and our affiliates have received compensation, and we and our affiliates currently are providing and in the future may provide such services for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade securities of Charles River and Inveresk for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of Charles River in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Transaction.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Charles River is fair to Charles River, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

APPENDIX C

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

June 30, 2004

Board of Directors
Inveresk Research Group, Inc.
11000 Weston Parkway
Cary, NC 27513

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Inveresk Research Group, Inc. (the "Company") of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of June 30, 2004 (the "Agreement"), among Charles River Laboratories International, Inc. ("Charles River"), Indigo Merger I Corp., a wholly owned subsidiary of Charles River ("Merger Sub I"), Indigo Merger II Corp., a wholly owned subsidiary of Charles River ("Merger Sub II"), and the Company. The Agreement provides that Merger Sub I will be merged with and into the Company (the "First Merger") and the Company will be the surviving corporation (the "Initial Surviving Corporation"), immediately following the time the First Merger becomes effective the Initial Surviving Corporation will be merged with and into Merger Sub II and Merger Sub II will be the surviving corporation, and each outstanding Share will be converted into $15.15 in cash (the "Cash Consideration") and 0.48 shares of common stock, par value $0.01 per share (the "Charles River Common Stock"), of Charles River (the "Stock Consideration"; together with the Cash Consideration, the "Consideration").

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-lead manager of a public offering of 11.5 million Shares in November 2003 and as sole manager of a block trade of 5 million Shares in March 2004. We also may provide investment banking services to the Company and Charles River in the future. In connection with the above-described investment banking services we have received, and may receive in the future, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Charles River and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Charles River for their own account

C-1

and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 2003 and for Charles River for the four years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Charles River; certain other communications from the Company and Charles River to their respective stockholders; certain internal financial analyses and forecasts for Charles River prepared by its management; certain financial analyses and forecasts for Charles River prepared by the management of the Company (the "Charles River Forecasts"); certain internal financial analyses and forecasts for the Company prepared by its management (the "Company Forecasts"; together with the Charles River Forecasts, the "Forecasts"); and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the "Synergies"). We also have held discussions with members of the senior managements of the Company and Charles River regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Charles River Common Stock, compared certain financial and stock market information for the Company and Charles River with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Charles River or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Charles River or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Charles River Common Stock will trade at any time. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares, in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

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APPENDIX D

        AMENDMENT NO. 1 (this "Amendment"), dated as of September 15, 2004, by and among Charles River Laboratories International, Inc., a Delaware corporation ("Parent"), Inveresk Research Group, Inc., a Delaware corporation (the "Company"), Indigo Merger I Corp., a Delaware corporation, and Indigo Merger II LLC, a Delaware limited liability company ("Merger II LLC") (as successor to Indigo Merger II Corp., a Delaware corporation (the "Predecessor Corporation")).

        WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of June 30, 2004 (the "Merger Agreement"); and

        WHEREAS, the parties wish to amend the Merger Agreement to reflect the conversion of the Predecessor Corporation into a Delaware limited liability company.

        NOW, THEREFORE, the parties hereto agree as follows:

        Section 1. Amendments. The Merger Agreement is hereby amended as follows:

        (a)   The term "Merger Sub II" as used in the Merger Agreement shall refer to Merger II LLC.

        (b)   Section 2.01(a) of the Merger Agreement is amended by replacing the phrase "and Merger Sub II shall be the surviving corporation (the "Surviving Corporation")" with the phrase "and Merger Sub II shall be the surviving company (the "Surviving Company")".

        (c)   All references to the "Surviving Corporation" in the Merger Agreement are replaced with references to the "Surviving Company".

        (d)   Section 2.01(d) of the Merger Agreement is amended by inserting after the phrase "and make all other filings or recordings required under the DGCL" the phrase "or by the Limited Liability Company Act of the State of Delaware (the "LLC Act")".

        (e)   Section 2.01(e) of the Merger Agreement is amended by inserting after the phrase "all as provided under the DGCL" the phrase "and the LLC Act".

        (f)    Section 2.03 of the Merger Agreement is replaced in its entirety by the following:

          "Section 2.03. Certificate of Incorporation; Certificate of Formation; Bylaws. (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Initial Surviving Corporation immediately following the Effective Time. The certificate of formation of Merger Sub II in effect at the Second Effective Time shall be the certificate of formation of the Surviving Company immediately following the Second Effective Time; provided, that the certificate of formation of the Surviving Company shall be amended immediately following the Second Effective Time to change the name of the Surviving Company to "Inveresk Research Group, LLC".

          (b) The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Initial Surviving Corporation immediately following the Effective Time. At the Second Effective Time, the bylaws of the Initial Surviving Corporation shall terminate, and the Surviving Company shall not have bylaws."

        (g)   Section 2.05 of the Merger Agreement is replaced in its entirety by the following:

          "Section 2.05. Directors and Officers of the Initial Surviving Corporation and the Surviving Company. (a) The directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Initial Surviving Corporation immediately following the Effective Time. At the Second Effective Time, the board of directors of the Initial Surviving Corporation shall dissolve, and the Surviving Company shall not have a board of directors.

          (b) The officers of the Company at the Effective Time shall be (i) the officers of the Initial Surviving Corporation immediately following the Effective Time and (ii) the officers of the Surviving Company from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law."

        (h)   Section 3.02 of the Merger Agreement is replaced in its entirety by the following:

          "Section 3.02. Conversion of Shares in the Second Merger. At the Second Effective Time, (i) each share of common stock of the Initial Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled and (ii) each limited liability company interest in Merger Sub II outstanding immediately prior to the Second Effective Time shall remain unchanged and shall continue to remain outstanding as a limited liability company interest in the Surviving Company and such limited liability interests shall constitute the only outstanding limited liability company interests in the Surviving Company".

        (i)    Section 5.01 of the Merger Agreement is replaced in its entirety by the following:

          "Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted. Each of Parent and each Merger Sub is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws or certificate of formation, as applicable, of Parent and each Merger Sub as currently in effect. Since their respective dates of incorporation or formation, as applicable, neither Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement."

        (j)    The first sentence of Section 5.02(a) of the Merger Agreement is replaced in its entirety by the following:

          "The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby are within the corporate or limited liability company powers, as applicable, of Parent and each Merger Sub and, except for the required approval of Parent's stockholders in connection with the consummation of the First Merger, and the approval of Parent as sole stockholder of Merger Sub I and sole member of Merger Sub II, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and each Merger Sub."

        (k)   Sections 6.01(a) and 7.01(a) of the Merger Agreement are each amended by inserting after the phrase "its certificate of incorporation or bylaws" the phrase "or other comparable organizational or governing documents".

        (l)    All references to "capital stock" in Sections 6.01(d), 6.01(e), 7.01(d) and 7.01(e) of the Merger Agreement are replaced by references to "capital stock or other equity securities".

        Section 2. Entire Agreement. The Merger Agreement, as amended hereby, together with the Confidentiality Agreement (as defined in the Merger Agreement), and any written consent granted by any party pursuant to the Merger Agreement prior to the date hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

        Section 3. Miscellaneous. Article 11 of the Merger Agreement (other than Sections 11.02, 11.04, 11.10 and 11.13), is hereby incorporated by reference into this Amendment and made a part hereof, except that references in such Article to the Merger Agreement shall be deemed to refer this Amendment (other than references to specific provisions of the Merger Agreement, which shall be deemed to refer to such provisions of the Merger Agreement).

        Section 4. Binding Effect. Except to the extent expressly provided herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By:	/s/ DENNIS R. SHAUGHNESSY Name: Dennis R. Shaughnessy Title: Senior Vice President, General Counsel and Secretary
INVERESK RESEARCH GROUP, INC.
By:	/s/ D.J. PAUL E. COWAN Name: D.J. Paul E. Cowan Title: Chief Financial Officer
INDIGO MERGER I CORP.
By:	/s/ DENNIS R. SHAUGHNESSY Name: Dennis R. Shaughnessy Title: Vice President and Secretary
INDIGO MERGER II LLC
By:	Charles River Laboratories International, Inc., as sole member
By:	/s/ DENNIS R. SHAUGHNESSY Name: Dennis R. Shaughnessy Title: Senior Vice President, General Counsel and Secretary

APPENDIX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        § 262. Appraisal Rights.    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

        As permitted by the Delaware General Corporation Law, Charles River's certificate of incorporation includes a provision that eliminates the personal liability of Charles River's directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Charles River or its shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

        As a result of this provision, Charles River's ability or that of Charles River's shareholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

        In addition, Charles River's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is Charles River's director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by Charles River's director or officer in advance of the final disposition of a proceeding according to applicable law.

        The indemnification provisions in Charles River's certificate of incorporation, bylaws and the indemnification agreements entered into between Charles River and each of its directors and executive officers may be sufficiently broad to permit indemnification of Charles River's directors and executive officers for liabilities arising under the Securities Act.

        We also provide insurance from commercial carriers against some liabilities incurred by Charles River's directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

        (a)   List of Exhibits

        The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of June 30, 2004, by and among Charles River Laboratories International, Inc., Inveresk Research Group, Inc., Indigo Merger I Corp. and Indigo Merger II Corp. (included as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement)
2.2	Amendment No. 1, dated as of September 15, 2004, to the Agreement and Plan of Merger (included as Appendix D to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement)
3.1
Second Amended and Restated Certificate of Incorporation of Charles River Laboratories International, Inc. is incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
3.2
Amended and Restated Bylaws of Charles River Laboratories International, Inc. are incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
4.1
Form of certificate representing shares of common stock, $0.01 per value per share, of Charles River, is incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
5.1	Opinion of Dennis R. Shaughnessy, Esq. regarding the validity of the shares of Charles River common stock being registered hereunder*
8.1	Tax opinion of Davis Polk & Wardwell
21.1	Subsidiaries of Charles River, filed as Exhibit 21.1 to Charles River's Annual Report on Form 10-K for the year ended December 27, 2003 and incorporated herein by reference
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Dennis R. Shaughnessy, Esq. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.4	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney*
99.1	Form of Proxy Card of Charles River
99.2	Form of Proxy Card of Inveresk
99.3	Consent of Credit Suisse First Boston LLC*
99.4	Consent of Goldman, Sachs & Co.

99.5	Consent of Dr. Walter S. Nimmo*
99.6	Consent of S. Louise McCrary*
99.7	Consent of Dr. John Urquhart*

        *      Previously filed.

        (b)   Not applicable.

        (c)   The opinions of Credit Suisse First Boston LLC and Goldman, Sachs & Co. are included as Appendix B and Appendix C, respectively, to the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

Item 22. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on September 16, 2004.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By:	/s/ JAMES C. FOSTER
	Name:	James C. Foster
	Title:	Chairman, President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES C. FOSTER (James C. Foster)	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2004
/s/ THOMAS F. ACKERMAN (Thomas F. Ackerman)	Senior Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2004
* (Robert Cawthorn)	Director	September 16, 2004
* (Stephen D. Chubb)	Director	September 16, 2004
* (George E. Massaro)	Director	September 16, 2004
* (Linda McGoldrick)	Director	September 16, 2004
* (George M. Milne)	Director	September 16, 2004
* (Douglas E. Rogers)	Director	September 16, 2004

* (Samuel O. Thier)	Director	September 16, 2004
* (William H. Waltrip)	Director	September 16, 2004

*
Dennis R. Shaughnessy hereby signs this registration statement on behalf of the indicated persons for whom he is attorney-in-fact on September 16, 2004 pursuant to a power of attorney filed herewith.

By:
/s/ DENNIS R. SHAUGHNESSY Dennis R. Shaughnessy Attorney-in-fact

Dated: September 16, 2004

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of June 30, 2004, by and among Charles River Laboratories International, Inc., Inveresk Research Group, Inc., Indigo Merger I Corp. and Indigo Merger II Corp. (included as Appendix A to the Joint Proxy Statement/Prospectus contained forming a part of this Registration Statement)
2.2	Amendment No. 1, dated as of September 15, 2004, to the Agreement and Plan of Merger (included as Appendix D to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement)
3.1
Second Amended and Restated Certificate of Incorporation of Charles River Laboratories International, Inc. is incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
3.2
Amended and Restated Bylaws of Charles River Laboratories International, Inc. are incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
4.1
Form of certificate representing shares of common stock, $0.01 per value per share, of Charles River, is incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Charles River's Registration Statement on Form S-1 (File No. 333-35524), as amended, filed June 23, 2000
5.1	Opinion of Dennis R. Shaughnessy, Esq. regarding the validity of the shares of Charles River common stock being registered hereunder*
8.1	Tax opinion of Davis Polk & Wardwell
21.1	Subsidiaries of Charles River, filed as Exhibit 21.1 to Charles River's Annual Report on Form 10-K for the year ended December 27, 2003 and incorporated herein by reference
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Dennis R. Shaughnessy, Esq. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.4	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney*
99.1	Form of Proxy Card of Charles River
99.2	Form of Proxy Card of Inveresk
99.3	Consent of Credit Suisse First Boston LLC*
99.4	Consent of Goldman, Sachs & Co.
99.5	Consent of Dr. Walter S. Nimmo*
99.6	Consent of S. Louise McCrary*
99.7	Consent of Dr. John Urquhart*

        *      Previously filed.